Exhibit 2.1

______________________________________________________________________________

SHARE EXCHANGE AGREEMENT

BY AND AMONG

SPRING BANK PHARMACEUTICALS, INC.,
F-STAR THERAPEUTICS LIMITED AND

THE SELLERS LISTED ON SCHEDULE I HERETO

Dated as of July 29, 2020

______________________________________________________________________________

TABLE OF CONTENTS

ARTICLE 1 THE ACQUISITION		2
1.1	The Acquisition	2
1.2	Closing	3
1.3	Company Name Change	3
1.4	F-Star Securities	3
1.5	Calculation of Net Cash	4
1.6	F-Star Loan Notes	5
1.7	Contingent Value Rights	6
1.8	Preliminary Consents and Associated Acknowledgments of Sellers	7
1.9	Delivery of Acquisition Consideration	8
1.10	Power of Attorney	9
1.11	No Further Rights	10
1.12	Additional Actions	10
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF F-STAR		11
2.1	Organization and Qualification; Charter Documents	11
2.2	Capital Structure	11
2.3	Authority; Non-Contravention; Approvals	14
2.4	F-Star Financial Statements; No Undisclosed Liabilities	14
2.5	Absence of Certain Changes or Events	16
2.6	Taxes	16
2.7	Intellectual Property	18
2.8	Compliance with Legal Requirements	20
2.9	Legal Proceedings; Orders	23
2.10	Brokers’ and Finders’ Fees	24
2.11	Employee Benefit Plans	24
2.12	Title to Assets; Real Property	26
2.13	Environmental Matters	26
2.14	Labor Matters	26
2.15	F-Star Contracts	27
2.16	Books and Records	29
2.17	Insurance	29
2.18	Government Contracts	29
2.19	Interested Party Transactions	29
2.20	Disclosure; Company Information	30
2.21	Anti-Takeover Statutes Not Applicable	30
2.22	Ownership of Company Capital Stock	30
2.23	F-Star Pre-Closing Financing	30
2.24	Exclusivity of Representations; Reliance	31
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF COMPANY		31
3.1	Organization and Qualification; Charter Documents	32
3.2	Capital Structure	32

i

3.3	Authority; Non-Contravention; Approvals	34
3.4	Anti-Takeover Statutes Not Applicable	35
3.5	SEC Filings; Company Financial Statements; No Undisclosed Liabilities	35
3.6	Absence of Certain Changes or Events	37
3.7	Taxes	37
3.8	Intellectual Property	38
3.9	Compliance with Legal Requirements	41
3.10	Legal Proceedings; Orders	43
3.11	Brokers’ and Finders’ Fees	44
3.12	Employee Benefit Plans	44
3.13	Title to Assets; Real Property	46
3.14	Environmental Matters	46
3.15	Labor Matters	47
3.16	Company Contracts	47
3.17	Books and Records	49
3.18	Insurance	49
3.19	Code of Ethics	50
3.20	Opinion of Financial Advisor	50
3.21	Shell Company Status	50
3.22	Government Contracts	50
3.23	Interested Party Transactions	50
3.24	Bank Accounts; Deposits	51
3.25	Disclosure; Company Information	51
3.26	Exclusivity of Representations; Reliance	51
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLERS		52
4.1	Ownership of F-Star Share Capital and Loan Notes	52
4.2	Authority; Non-Contravention	52
4.3	Tax Matters	53
4.4	Disclosure; Seller Information	53
4.5	Ownership of Company Capital Stock; Affiliates	53
4.6	Exclusivity of Representations; Reliance	54
ARTICLE 5 CONDUCT OF BUSINESS PENDING THE CLOSING		54
5.1	Conduct of Company Business	54
5.2	Conduct of F-Star Business	58
ARTICLE 6 ADDITIONAL AGREEMENTS		61
6.1	Registration Statement; Proxy Statement	61
6.2	Company Stockholders’ Meeting	62
6.3	Access to Information; Confidentiality	64
6.4	Regulatory Approvals and Related Matters	64
6.5	Director Indemnification and Insurance	65
6.6	Notification of Certain Matters	67
6.7	Public Announcements	68
6.8	Conveyance Taxes	68
6.9	Board of Directors and Officers	69

6.10	Non-Solicitation by Company and F-Star	69
6.11	Restrictions on Transfer	71
6.12	Joinder Agreements; Seller Lock-Up Agreements	72
6.13	Listing; Symbol	72
6.14	Section 16 Compliance	72
6.15	F-Star Share Incentives	72
6.16	F-Star Replacement ESOP	78
6.17	Allocation Certificate	78
6.18	Employee Matters	79
6.19	Disclosure Schedules	79
6.20	Tax Matters	79
6.21	Legends	80
6.22	Permitted Dispositions; Approved Development Transaction	80
6.23	Company Reverse Stock Split	81
6.24	Company Options and Company RSUs	81
6.25	Stockholder Litigation	81
6.26	Termination of Contracts	81
6.27	Company Lease Obligations	81
6.28	F-Star Financials	81
6.29	Articles of Association	82
6.30	Equity Commitment Exchange	82
6.31	F-Star Pre-Closing Financing	82
ARTICLE 7 CONDITIONS TO THE CLOSING		82
7.1	Conditions to Obligation of Each Party to Effect the Acquisition	82
7.2	Additional Conditions to Obligations of F-Star and Sellers	83
7.3	Additional Conditions to Obligations of Company	84
ARTICLE 8 TERMINATION		86
8.1	Termination	86
8.2	Effect of Termination	88
8.3	Expenses; Termination Fees	88
ARTICLE 9 GENERAL PROVISIONS		90
9.1	Notices	90
9.2	Amendment	91
9.3	Headings	91
9.4	Severability	91
9.5	Entire Agreement	91
9.6	Successors and Assigns	91
9.7	Parties in Interest	92
9.8	Waiver	92
9.9	Remedies Cumulative; Specific Performance	92
9.10	Governing Law; Venue; Waiver of Jury Trial	92
9.11	Counterparts and Exchanges by Electronic Transmission or Facsimile	93
9.12	Attorney Fees	93
9.13	Cooperation	93

9.14	Limited Survival of Representations and Warranties	93
9.15	Construction	93

Exhibits

Exhibit A	Certain Definitions
Exhibit B	Form of Company Lock-up Agreement
Exhibit C	Form of Seller Lock-up Agreement
Exhibit D	Form of Company Voting Agreement
Exhibit E-1	Form of STING Agonist CVR Agreement
Exhibit E-2	Form of STING Antagonist CVR Agreement
Exhibit F	Form of Deed of Termination – Shareholders’ Agreement
Exhibit G	Form of Joinder Agreement
Exhibit H	Sample Net Cash Calculation
Exhibit I	Closing Articles of Association
Exhibit J	Sample Exchange Ratio Calculation

Schedules

Schedule I	Sellers
Schedule II	Company Lock-up Agreement Parties
Schedule III-A	Seller Lock-up Agreement Parties
Schedule III-B	Additional Seller Lock-up Agreement Parties
Schedule IV	Company Voting Agreement Parties
Schedule V	F-Star Pre-Closing Financing Subscription Amounts
Schedule VI	Company Director and Officer Resignations
Schedule 5.1	Conduct of Company Business
Schedule 5.1(t)	Vendors
Schedule 5.2	Conduct of F-Star Business
Schedule 6.9	Director and Officer Appointees
Schedule 6.26	Termination of Contracts

Company Disclosure Schedule
F-Star Disclosure Schedule

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made and entered into as of July 29, 2020 (this “Agreement”) by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (“Company”), F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458 (“F-Star”), and the Persons listed on Schedule I hereto (including each Person, if any, who executes a Joinder Agreement as contemplated by Sections 6.11 and 6.12) (“Sellers”).  F-Star, Company and each Seller are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

WHEREAS, Sellers own, as of the date hereof, all of the F-Star Issued Share Capital and the 2019 Loan Notes outstanding as of the date hereof that are convertible into shares in the capital of F-Star;

WHEREAS, Sellers desire to sell to Company, and Company desires to purchase from Sellers, all of the F-Star Shares in exchange for shares of Company Common Stock, with the result of F-Star becoming a wholly-owned Subsidiary of Company, in each case on the terms and conditions set forth herein;

WHEREAS, the board of directors of Company (i) has determined that this Agreement and the Contemplated Transactions to which the Company is or will be a party are fair to, and in the best interests of, Company and its stockholders, (ii) has approved, adopted and declared advisable this Agreement and the Contemplated Transactions to which the Company is or will be a party and (iii) has determined to recommend that the Company Stockholders vote to approve the Company Stockholder Approval Matters;

WHEREAS, after the Company Stockholder Approval, but prior to the Closing, (i) all of the issued F-Star Seed Preference Shares and F-Star Series A Preference Shares shall be converted (the “Share Conversion”) into F-Star Ordinary Shares and (ii) the 2019 Loan Notes shall be converted into F-Star Ordinary Shares pursuant to the 2019 Loan Note Conversion (collectively, the “F-Star Conversion Shares”);

WHEREAS, as a condition to the willingness of F-Star and Sellers to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Persons listed on Schedule II, and each Company Stockholder affiliated with any such Person, is entering into a lock-up agreement in substantially the form of Exhibit B attached hereto (the “Company Lock-up Agreements”) concurrently with the execution and delivery of this Agreement;

WHEREAS, as a condition to the willingness of Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Sellers listed on Schedule III-A is entering into a lock-up agreement in substantially the form of Exhibit C attached hereto (the “Seller Lock-up Agreements”) concurrently with the execution and delivery of this Agreement;

WHEREAS, as a condition to the willingness of F-Star and Sellers to enter into this Agreement, concurrently with the execution and delivery of this Agreement, each of the officers and directors of Company listed on Schedule IV is entering into a voting agreement in substantially the form of Exhibit D attached hereto (the “Company Voting Agreement”), in favor of F-Star and Sellers, pursuant to which such officers and directors have agreed, among other things, to vote their shares of Company Common Stock in favor of the Company Stockholder Approval Matters;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Company to enter into this Agreement, each Investor has executed an Equity Commitment Letter in the form of the document set out in the Forms Folder in the F-Star Data Room pursuant to which such Investor has agreed to enter into a Subscription Agreement in the form of the document set out in the Forms Folder in the F-Star Data Room to purchase F-Star Ordinary Shares prior to the Closing upon the terms and subject to the conditions set forth in the Subscription Agreement in connection with the F-Star Pre-Closing Financing; and

WHEREAS, one or more additional investors (each, an “Additional Investor” and collectively the “Additional Investors”) may after the date of this Agreement enter into one or more additional equity commitments letters in the form of the Equity Commitment Letter (the “Additional Equity Commitment Letters”) pursuant to which such Additional Investors will also agree to enter into a Subscription Agreement in the form of the document set out in the Forms Folder in the F-Star Data Room to purchase F-Star Ordinary Shares prior to the Closing upon the terms and subject to the conditions set forth in the Subscription Agreement in connection with the F-Star Pre-Closing Financing.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

THE ACQUISITION

1.1The Acquisition.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall (on a several and not joint basis) sell, transfer and convey to Company, and Company shall purchase from Sellers, all of the F-Star Shares free from all Encumbrances.  The F-Star Shares shall be sold with all rights attaching to them at Closing or subsequently, including the rights to receive all dividends and other distributions declared, made or paid on F-Star Shares after Closing.  Company shall not be obliged to complete the purchase and sale of the F-Star Shares unless the purchase and sale of all the F-Star Shares is completed simultaneously.  Each Seller hereby waives any rights of preemption or other restrictions on transfer in respect of the F-Star Shares, whether conferred by the Articles of Association, the Shareholders’ Agreement or otherwise, in respect of the transfers of the F-Star Shares contemplated by this Agreement and approves such transfer for the purposes of the Shareholders’ Agreement, Articles of Association or otherwise.  The purchase and sale of the F-Star Shares pursuant to this Agreement is referred to herein as the “Acquisition.”

1.2Closing.  Unless this Agreement has been terminated and the Contemplated Transactions have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in Article 7, the consummation of the Acquisition (the “Closing”) will take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, as soon as possible (but in any event no later than two (2) Business Days) after satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such condition), or at such other time, date and place as F-Star and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.”

1.3Company Name Change.  Unless otherwise determined by F-Star, Company and F-Star will take any and all action necessary to change Company’s name to “F-Star Therapeutics, Inc.” effective immediately following the Closing.

1.4F-Star Securities.

(a)F-Star Shares.  Each F-Star Share in issue immediately prior to the Closing will be sold to Company by the Seller that owns such F-Star Share in consideration for such number of duly authorized, validly issued, fully paid and non-assessable shares of Company Common Stock as is equal to the Exchange Ratio, rounded to the nearest whole share of Company Common Stock (after aggregating all fractional shares of Company Common Stock issuable to such Seller) (the “Acquisition Consideration”).

(b)F-Star Options and F-Star RSUs.  Each F-Star Option that is outstanding and unexercised immediately prior to the Closing and each F-Star RSU will be treated in accordance with Section 6.15.

(c)Adjustments to Exchange Ratio.  The Exchange Ratio will be calculated in the manner described in the definition of “Exchange Ratio” on Exhibit A hereto and will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the Company Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), stock dividend (including any dividend or distribution of securities convertible into shares in the F-Star Share Capital or Company Common Stock), reorganization, recapitalization or other like change with respect to shares in the F-Star Share Capital or Company Common Stock occurring after the date hereof and prior to the Closing.

(d)No Fractional Shares.  No fractional shares of Company Common Stock will be issued in connection with the Acquisition, and no certificates or scrip for any such fractional shares of Company Common Stock will be issued.  Sellers will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Company with respect to any such fractional shares of Company Common Stock that would have otherwise been issued to such Seller.

(e)Share Conversion.  Conditional upon the Company Stockholder Approval, each Seller hereby irrevocably agrees to the Share Conversion upon the terms described herein, which shall be deemed to occur immediately prior to the Closing.

1.5Calculation of Net Cash.

(a)Not less than five (5) calendar days prior to the anticipated date for Closing (the “Anticipated Closing Date”), Company will deliver to F-Star a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Company’s good faith, estimated calculation of Net Cash (the “Net Cash Calculation” and the date of delivery of such schedule, the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified by Company’s Chief Financial Officer (or if there is no Chief Financial Officer, Company’s principal accounting officer).  Company shall make available to F-Star, as requested by F-Star, the work papers and back-up materials used in or reasonably relevant to the preparation of the Net Cash Schedule and, if reasonably requested by F-Star, Company’s accountants and counsel at reasonable times and upon reasonable advance notice.

(b)Within three (3) calendar days after the Delivery Date (the last day of such period, the “Response Date”), F-Star shall have the right to dispute any part of the Net Cash Calculation by delivering a written notice to that effect to Company (a “Dispute Notice”).  Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Net Cash Calculation F-Star reasonably believes to be necessary and appropriate.

(c)If, on or prior to the Response Date, F-Star notifies Company in writing that it has no objections to the Net Cash Calculation or, if F-Star fails to deliver a Dispute Notice as provided in Section 1.5(b) by 11:59 p.m. Eastern Time on the Response Date, then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement.

(d)If F-Star timely delivers a Dispute Notice to Company, then Representatives of Company and F-Star shall promptly meet and attempt in good faith to resolve any disputes between them regarding the Net Cash Calculation and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement.

(e)If Representatives of Company and F-Star are unable to negotiate an agreed-upon determination of Net Cash as of the Cash Determination Time pursuant to Section 1.5(d) within three (3) calendar days after delivery of the Dispute Notice (or such other period as Company and F-Star may mutually agree upon), then any remaining matters in dispute regarding the calculation of Net Cash shall be referred to Grant Thornton LLP (the “Accounting Firm”).  At the Accounting Firm’s request, (i) Company shall promptly make available or deliver to the Accounting Firm such work papers and back-up materials used by Company in preparing the Net Cash Schedule as the Accounting Firm reasonably requests, and (ii) F-Star shall promptly make available or deliver to the Accounting Firm such work papers and back-up materials used by F‑Star in disputing Company’s Net Cash Calculation as the Accounting Firm reasonably requests, and Company and F-Star shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining matters in dispute within five (5) Business Days of accepting its selection.  Company and F-Star shall be afforded the opportunity to present to the Accounting Firm any material related to all matters in dispute and to discuss the basis for such dispute with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Company and F-Star.  The determination of the Accounting Firm shall be limited to the matters in dispute submitted to the Accounting Firm for final determination.  The Accounting Firm shall act as an expert and not as an arbitrator and shall be instructed to resolve only such matters relating to the calculation of Net Cash as are then in dispute.  The resolution of the matters in dispute made by the Accounting Firm and the resulting calculation of the amount of Net Cash giving effect to such resolution shall be made in writing and delivered to each of Company and F-Star, shall be final and binding on Company and F-Star and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Cash Determination Time for all purposes under this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.5(e).  The fees and expenses of the Accounting Firm shall be allocated between Company and F-Star in the same proportion that the amount of the matters in dispute that were unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total amount of all disputed matters resolved by the Accounting Firm.  If this Section 1.5(e) applies as to the determination of the Net Cash at the Cash Determination Time described in Section 1.5(a), upon resolution of the matters in dispute in accordance with this Section 1.5(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Company or F-Star may request a redetermination of Net Cash (using the principles established by the Accounting Firm in resolving the matters in dispute pursuant to this Section 1.5(e)) if the Closing Date is more than seven (7) calendar days after the Anticipated Closing Date.

(f)In the event that Net Cash, as finally determined pursuant to this Section 1.5, exceeds the Net Cash Limit, Company shall declare and pay the Permitted Dividend to holders of Company Common Stock of record as of immediately prior to the Closing.

1.6F-Star Loan Notes.  Capitalized terms used in this Section 1.6 and not otherwise defined have the respective meanings ascribed in the 2019 Loan Note Instrument.

(a)F-Star and each of the 2019 Loan Note Holders (representing a Noteholder Majority) by their execution and delivery of this Agreement hereby irrevocably agree and acknowledge that this Agreement constitutes notice in writing that the F-Star Pre-Closing Financing will constitute a Relevant Fundraising for the purposes of the 2019 Loan Note Instrument notwithstanding that the aggregate proceeds of the F-Star Pre Closing Financing together with the nominal value of the 2019 Loan Notes which are converting are less than $50,000,000 in the aggregate.

(b)On the Closing Date immediately subsequent to the Share Conversion and simultaneously with the issuance of the F-Star Ordinary Shares in the F-Star Pre-Closing Financing, the 2019 Loan Notes shall automatically convert into fully paid F-Star Ordinary

Shares (being, the class of Senior Shares as such term is defined in the 2019 Loan Note Instrument) in accordance with the terms of Part 2 of Schedule 2 to the 2019 Loan Note Instrument and the terms described below (the “2019 Loan Note Conversion”).  The 2019 Loan Note Holders, each by their execution and delivery of this Agreement as a Seller, hereby irrevocably agree and acknowledge as follows with respect to the 2019 Loan Note Conversion:

(i)the applicable Conversion Price (as such term is used in Part 2 of Schedule 2 to the 2019 Loan Note Instrument) shall be an amount equal to eighty percent (80%) of the price paid per F-Star Ordinary Share by participants in the F-Star Pre‑Closing Financing and neither such price nor the number or nominal value of the F-Star Ordinary Shares issued pursuant to the 2019 Loan Note Conversion shall be subject to any adjustment under clause 2.6 of Part 2 of Schedule 2 to the 2019 Loan Note Instrument;

(ii)this Agreement shall constitute due prior written notice by F-Star of a Conversion Event (as such term is used in Part 2 of the Schedule 2 to the 2019 Loan Instrument) in accordance with the terms of paragraph 1.3, of Part 2 of Schedule 2 to the 2019 Loan Note Instrument;

(iii)each 2019 Loan Note Holder undertakes to F-Star that it will, prior to the 2019 Loan Note Conversion, deliver to F-Star its original certificate in respect of the 2019 Loan Notes it holds (or an indemnity in a form acceptable to F-Star and Company in respect thereof);

(iv)that effective upon the 2019 Loan Note Conversion, neither F-Star nor Company shall have any further obligations to such 2019 Loan Note Holder (other than the issuance by F-Star of F-Star Ordinary Shares on the terms contemplated herein); and

(v)for the purposes of the 2019 Loan Note Instrument, each 2019 Loan Note Holder (representing, for such purposes, a Noteholder Majority) hereby approves the form and adoption by F-Star of the Closing Articles of Association.

(c)Each 2019 Loan Note Holder hereby irrevocably (i) undertakes, subject to Section 6.11(b), to not transfer any of the 2019 Loan Notes in advance of the 2019 Loan Note Conversion and (ii) consents to the 2019 Loan Note Conversion upon the terms stated herein; and (iii) hereby agrees that with effect from closing of the 2019 Loan Note Conversion, each 2019 Loan Note shall have been duly satisfied and as a result, the terms of the 2019 Loan Note Instrument as applicable to the 2019 Loan Notes constituted thereby, shall be terminated and of no further force or effect as between F-Star and the 2019 Loan Note Holders.

1.7Contingent Value Rights.

(a)Each holder of Company Common Stock of record as of immediately prior to the Closing shall be entitled to (i) one (1) contractual contingent value right (a “STING Agonist CVR”) issued by Company, subject to and in accordance with the terms and conditions of the CVR Agreement in the form of Exhibit E-1 attached hereto (the “STING Agonist CVR Agreement”), and (ii) one (1) contractual contingent value right (a “STING Antagonist CVR”

and, together with the STING Agonist CVR, the “CVRs” and individually a “CVR”) issued by Company, subject to and in accordance with the terms and conditions of the CVR Agreement in the form of Exhibit E-2 attached hereto (the “STING Antagonist CVR Agreement” and, together with the STING Agonist CVR Agreement, the “CVR Agreements”) for each share of Company Common Stock held by such holder.

(b)At or prior to the Closing, Company and F-Star each shall authorize and duly adopt, execute and deliver, and Company will ensure that the Exchange Agent (in its capacity as Rights Agent (as defined in the CVR Agreements)) executes and delivers, the CVR Agreements, subject to any reasonable revisions to the CVR Agreements that are requested by the Exchange Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a CVR).  Company and F-Star shall cooperate, including by making changes to the forms of CVR Agreements, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any applicable state securities or “blue sky” laws.

1.8Preliminary Consents and Associated Acknowledgments of Sellers.

(a)Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the date hereof) hereby, on a several and not joint basis:

(i)consent and agree for the purpose of each applicable provision of the Shareholders’ Agreement, the Articles of Association and otherwise, to the adoption by F-Star of the Closing Articles of Association and to F-Star entering into this Agreement and taking all such actions as may be required for the purpose of effecting the Contemplated Transactions; and

(ii)acknowledge and agree that, for the purpose of the Articles of Association, the Conversion Ratio (as defined in the Articles of Association and as it applies to any share of any class in the capital of F-Star) that is to be applied in connection with the Share Conversion and the Acquisition shall not be subject to any adjustment in accordance with Article 9.7 of the Articles of Association.

(b)Such of the Sellers who are holders of F-Star Series A Preference Shares and F-Star Seed Preference Shares, on a several and not joint basis, hereby consent and agree to the conversion of all of their F-Star Series A Preference Shares and F-Star Seed Preference Shares into F-Star Ordinary Shares in accordance with the terms of this Agreement and such agreement shall hereby be deemed to constitute;

(i)notice of a Qualified Preference Majority under Article 9.1 of the Articles of Association (as that term is therein defined); and

(ii)acknowledgement and agreement that notwithstanding  Article 9.2(a) of the Articles of Association, the Share Conversion will take effect immediately prior to Closing in accordance with this Agreement and not on the date of the notice given pursuant to this Agreement.

(c)F-Star and Sellers (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the date hereof), on a several and not joint basis, hereby agree that:

(i)Articles 5 and 6 of the Articles of Association will not apply for the purpose of the Acquisition, with the allocation and distribution of the Proceeds of Sale (as defined in the Articles of Association) as among Sellers to be governed by the terms of this Agreement; and

(ii)subject to and with effect from Closing, the Shareholders’ Agreement will terminate, and each party to the Shareholders’ Agreement shall, prior to the Closing, deliver to the Company a deed of termination to the Shareholders’ Agreement substantially in such form attached as Exhibit F (the “Deed of Termination-Shareholders’ Agreement”) subject to and with effect from Closing, releasing and discharging each other party thereto from all claims or demands under or in connection with the Shareholders’ Agreement.

(d)Each Seller (including, for the avoidance of doubt, any Person who becomes a Seller by execution of a Joinder Agreement after the date hereof) undertakes to F-Star that such Seller will, prior to the Share Conversion, deliver to F-Star for cancellation all original certificates (or an indemnity in a form acceptable to F-Star in respect thereof) for all F-Star Seed Preference Shares and F-Star Series A Preference Shares held by such Seller that are to be converted into F-Star Ordinary Shares pursuant to the Share Conversion.

1.9Delivery of Acquisition Consideration.

(a)Exchange Agent.  On or prior to the Closing Date, Company will select Computershare Trust Company N.A. or another reputable bank or trust company reasonably acceptable to F-Star to act as exchange agent in connection with the Acquisition and the other Contemplated Transactions (the “Exchange Agent”).  At or prior to the Closing, Company will issue and cause to be deposited with the Exchange Agent, for the benefit of Sellers, for exchange in accordance with this Article 1, through the Exchange Agent, uncertificated book-entries representing such aggregate number of shares of Company Common Stock to be issued pursuant to Section 1.4, and, after the Closing, the Exchange Agent shall be authorized to issue the shares of Company Common Stock in accordance with this Agreement.

(b)Exchange Procedures.  On or prior to the Closing, each Seller, as a condition to receiving the applicable Acquisition Consideration, will deliver to the Exchange Agent (i) a duly executed stock transfer form in favor of Company in customary form approved by Company in respect of the F-Star Shares held by such Seller, and (ii) in respect of all F-Star Shares held by such Seller, certificate(s) evidencing title to such shares or an indemnity for any lost certificates made in favor of F-Star and Company in a form reasonably acceptable to Company.  As promptly as practicable after receipt by the Exchange Agent from a Seller of the aforementioned stock transfer form and F-Star share certificate(s), together with such other customary documents as may reasonably be required by the Exchange Agent or Company, such Seller shall receive, from the Exchange Agent, in exchange therefor, a number of whole shares of Company Common Stock represented, at such Seller’s election, by book entry or certificated shares equal to the number of whole shares of Company Common Stock that such Seller has the right to receive pursuant to the provisions of Section 1.4.

(c)Transfers of Ownership.  If any shares of Company Common Stock are to be issued in a name other than that in which the F-Star share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the F-Star share certificate so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Company or any Person designated by it any transfer or other Taxes required by reason of the issuance of the shares of Company Common Stock in any name other than that of the registered holder of the F-Star share certificate surrendered, or established to the satisfaction of Company or any agent designated by it that such Tax has been paid or is not payable.

(d)Withholding Rights.  Each of the Exchange Agent, Company and F-Star will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts that are required to be deducted or withheld from that consideration under the Code, Treasury Regulations promulgated under the Code or any provisions of applicable state, local or foreign Tax law.  To the extent any amounts are withheld in accordance with the provisions of this Agreement and are paid over to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.10Power of Attorney.

(a)Appointment and Powers.  Each Seller hereby nominates and appoints Company, with effect from the Closing, to be its lawful agent, proxy and attorney, and grants to Company a power-of-attorney, with full power to exercise all rights pertaining to any F-Star Shares registered in the name of such Seller as Company in its absolute discretion sees fit, including (but not limited to):

(i)receiving notice of, attending and voting at any general meeting of the members of F-Star, including meetings of the members or any particular class of members, and all or any adjournments of such meetings, or signing any resolution as registered holder of such F-Star Shares;

(ii)completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of such F-Star Shares;

(iii)except in respect of the Acquisition Consideration, dealing with and giving directions as to any moneys, securities, benefits, documents, notices or other communications (in whatever form) arising by right of such F-Star Shares or received in connection with such F-Star Shares from F-Star or any other Person; and

(iv)otherwise executing, delivering and doing all deeds, instruments and acts in such Seller’s name insofar as may be properly done in that Seller’s capacity as registered holder of such F-Star Shares.

(b)Sellers’ Undertakings.  Each Seller undertakes, with effect from Closing, in respect of each F-Star Share then registered in such Seller’s name, and for so long as such F-Star Share remains registered in such Seller’s name:

(i)not to exercise any rights attaching to such F-Star Share or exercisable in such Seller’s capacity as registered holder of such F-Star Share without Company’s prior written consent;

(ii)with respect to the Acquisition Consideration, to hold on trust for Company all dividends and other distributions received by such Seller in respect of such F-Star Share and promptly notify Company of anything received by such Seller in such Seller’s capacity as registered holder of such F-Star Share;

(iii)to act promptly in accordance with Company’s instructions in relation to any rights exercisable or anything received by such Seller in such Seller’s capacity as registered holder of such F-Star Share; and

(iv)to ratify and confirm whatever Company does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

(c)Duration.  The power of attorney granted by each Seller pursuant to this Section 1.10 shall expire on the date on which Company is entered into F-Star’s register of members as the holder of the F-Star Shares that were registered in the name of such Seller at the Closing.  For such purposes and following its receipt of all original stock transfer forms required to be delivered to it pursuant to this Agreement, F-Star, on Company’s behalf, shall promptly submit the same to HM Revenue & Customs for stamping.

1.11No Further Rights.  The Acquisition Consideration delivered upon the surrender for exchange of F-Star Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares.

1.12Additional Actions.  If, at any time after the Closing, Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in it its right, title and interest in, to or under any of the rights, privileges, powers or franchises of the F-Star Shares, or (b) otherwise to carry out the purposes of this Agreement, Company and its proper officers and directors or their designees shall be authorized (i) to execute and deliver, in the name and on behalf of each Seller and F-Star, all such deeds, bills of sale, assignments and assurances and (ii) to do, in the name and on behalf of each Seller and F-Star, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Company’s right, title and interest in, to and under any of the rights, privileges, powers or franchises of F-Star Shares and otherwise to carry out the purposes of this Agreement; provided that, prior to executing and delivering any deed, bill of sale, assignment or assurance or doing any other act or thing in the name of and on behalf of any Seller pursuant to this Section 1.12, Company shall use reasonable efforts to contact such Seller and request that such Seller execute and deliver such deed, bill of sale, assignment or assurance or do such other act or thing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF F-STAR

F-Star represents and warrants to Company as follows (it being understood that each representation and warranty contained in this Article 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the F-Star Disclosure Schedule corresponding to the particular Section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the F-Star Disclosure Schedule by reference to another part or subpart of the F-Star Disclosure Schedule; and (c) any exception or disclosure set forth in any other part or subpart of the F-Star Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

2.1Organization and Qualification; Charter Documents.

(a)Part 2.1(a) of the F-Star Disclosure Schedule identifies each Subsidiary of F-Star and indicates its jurisdiction of organization.  None of the F-Star Companies own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the F-Star Disclosure Schedule.  None of the F-Star Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any other Entity.

(b)Each of the F-Star Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its businesses in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all F-Star Contracts by which it is bound, except where the failure to have such corporate power and authority would not, individually or in the aggregate, have an F-Star Material Adverse Effect.  The Organizational Documents of each F-Star Company, copies of which have previously been made available to Company, are true, correct and complete copies of such documents as currently in effect and no F-Star Company is in violation of any provision thereof in any material respect.

(c)Each of the F-Star Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have an F-Star Material Adverse Effect.

2.2Capital Structure.

(a)As of the date hereof, the issued share capital of F-Star consists of (i) 16,265,864 ordinary shares of F-Star, par value ₤0.01 per share (“F-Star Ordinary Shares”), (ii) 103,611 seed voting preference shares of F-Star, par value ₤0.01 per share (“F-Star Seed Preference Shares”), and (iii) 1,441,418 series A voting preference shares of F-Star, par value ₤0.01 per share (“F-Star Series A Preference Shares” and such issued F-Star Series A

Preference Shares, together with such issued F-Star Ordinary Shares and such issued F-Star Seed Preference Shares, collectively, “F-Star Issued Share Capital”).  In the 2019 Loan Note Conversion, each 2019 Loan Note will convert into a number of F-Star Ordinary Shares equal to the quotient of (x) the aggregate principal amount plus interest accruing under such 2019 Loan Note divided by (y) an amount equal to eighty percent (80%) of the price paid per F-Star Ordinary Share by participants in the F-Star Pre-Closing Financing, rounded down to the nearest whole F-Star Ordinary Share.  In the Share Conversion, the F-Star Seed Preference Shares and F-Star Series A Preference Shares will convert into an aggregate of 1,545,029 F-Star Ordinary Shares.  All F-Star Issued Share Capital is, and immediately prior to Closing, all F-Star Shares will be, duly authorized, validly issued and fully paid and was, or will be, issued in compliance with all applicable Legal Requirements.  Part 2.2(a) of the F-Star Disclosure Schedule sets forth the complete and accurate capitalization (excluding F-Star Options and F-Star RSUs) of the F‑Star Companies as of the date hereof (including the name of each holder of F-Star Issued Share Capital and 2019 Loan Notes and the number of shares in the F-Star Issued Share Capital and 2019 Loan Notes held by such holder).  As of the date of this Agreement, assuming that the F-Star Pre-Closing Financing (for purposes of this sentence, assuming the F-Star Pre-Closing Financing consists solely of the issuance of F-Star Share Capital) were consummated for the Target Proceeds on the date hereof and F-Star Ordinary Shares were subscribed for in the F-Star Pre-Closing Financing at a price of $1.49 per F-Star Ordinary Share resulting in aggregate gross proceeds to F-Star equal to the Target Proceeds and that the Conversions occurred on the date of this Agreement, there would be 47,144,686 F-Star Ordinary Shares issued, 5,063,660 F-Star Ordinary Shares issuable upon the exercise of the F-Star Options, and 620,000 F-Star Ordinary Shares issuable upon the vesting of the F-Star RSUs and no other shares in the F-Star Share Capital would be issued or issuable upon the exercise or conversion of any securities of F-Star or upon the exchange of any such securities and no Person would have the right to cause F-Star to issue any shares in the F-Star Share Capital except for the issuance of F-Star Ordinary Shares upon the exercise of certain F‑Star Options or vesting of certain F-Star RSUs that Company or F-Star, on behalf of Company, have the right and obligation to procure the compulsory purchase of pursuant to Section 6.15. As of the Closing, Part 2.2(a) of the F-Star Disclosure Schedule, as updated pursuant to Section 6.19 and delivered to Company prior to the Closing, will set forth the complete and accurate capitalization (excluding F-Star Options and F-Star RSUs) of the F-Star Companies after giving effect to the issuance of F‑Star Ordinary Shares in the F‑Star Pre‑Closing Financing, the Conversions, and the issuance of F-Star Ordinary Shares pursuant to the exercise of F‑Star Options or the vesting of F‑Star RSUs, in each case, outstanding on the Closing Date in accordance with the terms under the F-Star Equity Plans and any other securities issued after the date hereof in accordance with Section 5.2(b).  As of the Closing, all of the F-Star Share Capital listed on such updated Part 2.2(a) of the F-Star Disclosure Schedule will constitute F-Star Shares hereunder and no other shares in the F-Star Share Capital would be issued or issuable upon the exercise or conversion of any securities of F‑Star or upon the exchange of any such securities and no Person would have the right to cause F-Star to issue any shares in the F-Star Share Capital except for the issuance of F-Star Ordinary Shares upon the exercise of certain F-Star Options or the vesting of certain F-Star RSUs that Company or F-Star, on behalf of Company, have the right and obligation to procure the compulsory purchase of pursuant to Section 6.15.

(b)As of the date hereof, F-Star had reserved an aggregate of 5,633,347 F‑Star Ordinary Shares for issuance under the F-Star EIP, under which options were outstanding for an aggregate of 4,713,542 F-Star Ordinary Shares and F-Star RSUs were outstanding for an aggregate of 620,000 F-Star Ordinary Shares.  Options under the F-Star Legacy Plans are outstanding representing a total of 350,118 F-Star Ordinary Shares and no further F-Star Options may be granted under the F-Star Legacy Plans. All F-Star Ordinary Shares subject to issuance pursuant to an F-Star Option or an F-Star RSU, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable and would be issued in compliance with all applicable Legal Requirements. The document in the Part 2.2(b) Folder in the F-Star Data Room lists each outstanding F-Star Option and F-Star RSU outstanding as of the date hereof, the name of the holder of such option or unit, the number of shares subject to such option or unit, the exercise price of such option, the vesting schedule and termination date of such option or unit, and whether the exercisability of such option or vesting or settlement of such unit will be accelerated in any way by the Contemplated Transactions.  Each F-Star Option was granted with an exercise price not less than the fair market value of an F-Star Ordinary Share on the date such option was approved by the board of directors of F-Star or an authorized committee or representative thereof.  All F-Star Options and all F-Star RSUs were granted under the F-Star Equity Plans.

(c)Except as set forth on Part 2.2(c) of the F-Star Disclosure Schedule: (i) none of the shares of F-Star Share Capital or shares in the capital of any of F-Star’s Subsidiaries are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the shares of F-Star Share Capital or shares in the capital of any of F-Star’s Subsidiaries are subject to any right of first refusal; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the F-Star Companies having a right to vote on any matters on which the holders of shares of F-Star Share Capital or holders of shares in the capital of any of F-Star’s Subsidiaries have a right to vote; (iv) except for the Shareholders’ Agreement and the F-Star Pre-Closing Financing Agreements, there is no Contract to which an F-Star Company is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of F-Star Share Capital or shares in the capital of any of F-Star’s Subsidiaries; and (v) no F-Star Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any shares of F-Star Share Capital or shares in the capital of any of F-Star’s Subsidiaries or other securities.  As of the date hereof, there are no shares of F-Star Share Capital that are subject to a repurchase option, risk of forfeiture or other condition under any Contract with F-Star or under which F-Star or, to the knowledge of F-Star, any Seller has any rights.

(d)Upon Closing and assuming the satisfaction or waiver of the conditions to Closing set forth in Article 7, Company will acquire all F-Star Shares free and clear of any Encumbrance, and pursuant to the provisions of Section 6.15, the Company or F-Star on the Company’s behalf, will have the right to acquire all shares in the F-Star Share Capital issuable after Closing upon the exercise of any F-Star Option or the vesting of any F-Star RSU which is not exchanged pursuant to the provisions of Section 6.15 free and clear of any Encumbrance.

2.3Authority; Non-Contravention; Approvals.

(a)F-Star has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery by F-Star of this Agreement, the performance by F-Star of its obligations hereunder and the consummation by F-Star of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of F-Star.  This Agreement has been duly executed and delivered by F-Star and, assuming the due authorization, execution and delivery of this Agreement by Company and Sellers, this Agreement constitutes the valid and binding obligation of F-Star, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)Except as set forth in Part 2.3(b) of the F-Star Disclosure Schedule, the execution and delivery of this Agreement by F-Star does not, and the performance of this Agreement by F-Star will not, (i) conflict with or violate any Organizational Documents of any F-Star Company, (ii) subject to compliance with the requirements set forth in Section 2.3(c) below, conflict with or violate any Legal Requirement or Order applicable to the F-Star Companies or by which any of their respective properties are bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have an F-Star Material Adverse Effect, or (iii) require an F-Star Company to make any filing with or give any notice to a Person, or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair F-Star’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the F-Star Companies, except, for purposes of this clause (iii), as would not, individually or in the aggregate, have an F-Star Material Adverse Effect.

(c)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to F-Star in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Registration Statement with the SEC, (ii) any filings contemplated by Section 6.4(a), or (iii) those consents obtained from Sellers by their execution and delivery of this Agreement by Sellers.

2.4F-Star Financial Statements; No Undisclosed Liabilities.

(a)The audited consolidated financial statements (including any related notes thereto) consisting of results of operations and statements of changes in cash flow of F-Star and its Subsidiaries as of and for the years ended December 31, 2017, December 31, 2018 and December 31, 2019 (collectively, the “F-Star Audited Financials”), which include the comparative financial statements of F-star Delta Ltd only for the years ended December 31, 2017 and December 31, 2018, and the audited consolidated financial statements (including any related notes thereto) consisting of results of operations and statements of changes in cash flow F-star Beta Ltd (“Beta”) and F-star Biotechnologische Forschungs-und Entwicklungsges, M.B.H. (“GmbH” and, together with Beta, the “F-Star Predecessor Group”) as of the year ended

December 31, 2018 and the period ended May 6, 2019 and the results of operations and statements of changes in cash flow for the years ended December 31, 2017 and December 31, 2018 and the period ended May 6, 2019 (collectively, the “F-Star Predecessor Audited Financials”) will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (iii) fairly present, in all material respects, the consolidated financial position of the F-Star Companies or the F-Star Predecessor Group, as applicable, as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated and (iv) be consistent with, and have been prepared from, the books and records of the F-Star Companies or the F-Star Predecessor Group, as applicable.

(b)The unaudited consolidated financial statements (including any related notes thereto) representing the financial condition of F-Star Companies as of and for the six (6)-month period ended June 30, 2020 and the six (6)-month period ended June 30, 2019, and F-Star financial statements as of and for the period ending on any fiscal quarter end or annual period after the date hereof and prior to the Closing that are required to be included in the Registration Statement, if any, in each case together with the notes thereto (the “F-Star Unaudited Financials,” and together with the F-Star Audited Financials and the F-Star Predecessor Audited Financials, the “F-Star Financials”), will, when delivered to Company, (i) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and be suitable for inclusion in the Proxy Statement and the Registration Statement, (ii) have been prepared in good faith, (iii) fairly present, in all material respects, the consolidated financial position of the F-Star Companies as at the respective dates thereof and the consolidated results of the F-Star Companies operations and cash flows for the periods indicated and (iv) be consistent with (subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount), and have been prepared from, the books and records of the F-Star Companies.

(c)F-Star maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. F-Star maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(d)As of the date of this Agreement, no F-Star Company has any liabilities (other than valuation adjustments in relation to financial instruments), indebtedness, obligations or expense of any kind, whether absolute, accrued, contingent, matured or unmatured or otherwise (each, a “Liability”), of a type required to be reflected in financial statements prepared in accordance with IFRS, which are, individually or in the aggregate, material to the business, results of operations or financial condition of the F-Star Companies taken as a whole, except for (i) Liabilities reflected on the F-Star Audited Financials or the F-Star Predecessor Audited Financials, (ii) Liabilities incurred by any F-Star Company since the date of the F-Star Audited Financials in the ordinary course of business and which are not in excess of $250,000, in the aggregate, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) Liabilities for performance of obligations of F-Star or any Subsidiary under any F-Star Contract (other than for breach thereof), and (v) Liabilities disclosed on Part 2.4(d) of the F-Star Disclosure Schedule. No F-Star Company has effected any “off-balance sheet arrangements” (as defined in Item 303(a) of SEC Regulation S-K) since January 1, 2017.

(e)Since January 1, 2017, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of F-Star, the board of directors of F-Star or any committee thereof.

(f)Since January 1, 2017, neither F-Star nor, to the knowledge of F-Star, its Representatives, have identified any fraud, whether or not material, that involves F-Star’s management or other employees who have a role in the preparation of financial statements or any claim or allegation regarding any of the foregoing.  No F-Star Companies have identified or been made aware of any fraud, whether or not material, that involved F-Star’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by F-Star, any material illegal act or fraud related to the business of the F-Star Companies, or any claim or allegation regarding the foregoing.

2.5Absence of Certain Changes or Events.  From December 31, 2019 through the date hereof, each of the F-Star Companies has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had an F-Star Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of Company pursuant to Section 5.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6Taxes.  Each of the representations and warranties set forth in this Section 2.6 is qualified by “except as would not, individually or in the aggregate, have an F-Star Material Adverse Effect.”

(a)Each income Tax Return and each other material Tax Return that were required to be filed by or with respect to any F-Star Company has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects.  All Taxes due and payable by the F-Star Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of the F-Star Companies to the extent any such reserve is required under IFRS.

(b)No waiver or agreement by or with respect to an F-Star Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an F-Star Company in writing for any such extension or waiver.

(c)There are no liens for Taxes on any asset of an F-Star Company other than liens for Taxes not yet due and payable or Taxes contested in good faith and reserved against in accordance with IFRS.

(d)No F-Star Company is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 2.6(d) of the F-Star Disclosure Schedule and will be reflected in the F-Star Financials.

(e)All material Taxes that an F-Star Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any F-Star Company with any taxing authority or issued by any taxing authority to an F-Star Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an F-Star Company that are, or if issued would be, binding on any F-Star Company.

(g)No F-Star Company is a party to any Contract with any Person (other than one or more F-Star Companies) relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business).  No F-Star Company has any Liability for the Taxes of any Person (other than one or more F-Star Companies) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)Within the past two (2) years, no F-Star Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was F-Star).

(i)No F-Star Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)Within the past two (2) years, no F-Star Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k)No F-Star Company is, or ever has been, a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.

(l)Except as set forth on Part 2.6(l) of the F-Star Disclosure Schedule, there is no obligation on any F-Star Company to deduct or withhold United Kingdom Tax in respect of any borrowing or other debt in respect of any premium, interest or other amount comprising such borrowing or other debt and no obligation on any F-Star Company to pay an increased sum where United Kingdom Tax is withheld or payable.

(m)No person has acquired any employment related securities (as defined in section 421B(8) of ITEPA) or any interest in any employment related securities and no person has acquired any securities options (as defined for the purposes of Part 7 of ITEPA), in each case, in relation to which an F-Star Company is, has been or will be the employer (as defined in section 421B(8) of ITEPA) and which would reasonably be expected to give rise to a United Kingdom Tax charge under Part 7 of ITEPA.

(n)No F-Star Company has at any time entered into or been party to any transactions, schemes or arrangements which either were notifiable arrangements for the purposes of Part 7 Finance Act 2004 (Disclosure of tax avoidance schemes) or was a notifiable scheme for the purposes of Schedule 11A VATA 1994 (Disclosure of avoidance schemes).

2.7Intellectual Property.

(a)Part 2.7(a)(i) of the F-Star Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any F-Star Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number thereof.  Part 2.7(a)(ii) of the F-Star Disclosure Schedule lists, as of the date hereof, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any F-Star Company has any co-ownership interest, other than those owned solely by an F-Star Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number thereof.  Part 2.7(a)(iii) of the F-Star Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which an F-Star Company has any exclusive right, title or interest, other than those owned solely or co-owned by an F-Star Company and identified in Part 2.7(a)(i) or 2.7(a)(ii) of the F-Star Disclosure Schedule.

(b)Part 2.7(b) of the F-Star Disclosure Schedule lists all Contracts in effect as of the date hereof under which any third party has licensed, granted or conveyed to any F-Star Company any right, title or interest in or to any F-Star IP Rights, other than (i) “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an F-Star Company and where such software is not material to its business and (ii) when entered into in the ordinary course of business, material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements or other ordinary course Contracts with non-exclusive inbound licenses (including with research institutes).  No F-Star Company and, to F-Star’s knowledge, no other party to any such Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract.

(c)Part 2.7(c) of the F-Star Disclosure Schedule lists all Contracts in effect as of the date hereof under which an F-Star Company has licensed, granted or conveyed to any third party any right, title or interest in or to any F-Star IP Rights (collectively, “Out Licenses”); provided, that Out Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements or other ordinary course Contracts with non-exclusive outbound licenses (including with research institutes).  No F-Star Company and, to F-Star’s knowledge, no other party to any such contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract.

(d)The F-Star Companies own, co-own or otherwise possess legally enforceable rights in and to all F-Star Owned IP Rights, free and clear of all Encumbrances.  The F-Star IP Rights that are owned by an F-Star Company and listed in Part 2.7(a)(i) of the F-Star Disclosure Schedule or co-owned by an F-Star Company and listed in Part 2.7(a)(ii) of the F-Star Disclosure Schedule (collectively, “F-Star Registered IP Rights”) are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.  No third party is overtly challenging the right, title or interest of an F-Star Company in, to or under the F-Star Registered IP Rights, or the validity, enforceability or claim construction of any F-Star Registered IP Rights, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any F-Star Registered IP Rights.  The F-Star Registered IP Rights are not subject to any outstanding order, judgment, decree or agreement affecting the F-Star Companies’ use thereof or their rights thereto.  To the knowledge of F-Star, no valid basis exists for any of the foregoing challenges or claims.  To the knowledge of F-Star, all necessary registration, maintenance and renewal fees in respect of the F-Star Registered IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such F-Star Registered IP Rights.

(e)Each F-Star Company has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the F-Star Owned IP Rights.  The F-Star Companies have not divulged, furnished to or made accessible any of their Trade Secrets to any Person except (x) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (y) to the United States Patent and Trademark Office (or any of its foreign equivalents) or (z) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the F-Star Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.  All current and former officers and employees of, and consultants and independent contractors, each F-Star Company who has contributed to the creation or development of any material F-Star Owned IP Rights (i) have assigned all of their respective ownership rights in such IP Rights to such F-Star Company pursuant to written agreements that have executed and delivered to such F-Star Company (containing no exceptions or exclusions from the scope of the coverage contained in such F-Star Company’s applicable form agreement) regarding the assignment to such F-Star Company (“IP Assignment Agreements”) and (ii) do not have any claim, right (whether or not currently exercisable) or interest to or in any F-Star Owned IP Rights.  To the knowledge of F-Star, no current or former director, officer or employee of, or consultant or independent contractor to, any F-Star Company has breached any material term of any IP Assignment Agreements.  All IP Assignment Agreements have been made available to Company.

(f)To the knowledge of F-Star and except for any statutory exception to infringement, no current activity of any F-Star Company violates or infringes (directly, contributorily, by inducement, or otherwise), misappropriates or violates any IP Rights of any third party or makes unlawful use of any IP Right of any other Person.  No infringement, misappropriation, or similar claim is pending or, to the knowledge of F-Star, threatened against any F-Star Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any F-Star Company with respect to such claim.  Since January 1, 2015, no F-Star Company has received any written notice nor are any of them subject to any actual or, to the knowledge of F-Star, threatened proceedings, claiming or alleging any of the foregoing.

(g)To the knowledge of F-Star, no F-Star Owned IP Rights are being infringed, misappropriated or unlawfully used by any Person nor has any Person previously infringed, misappropriated or unlawfully used any such F-Star Owned IP Rights.

(h)Neither the execution, delivery or performance of this Agreement by F-Star nor the consummation by Sellers of the Contemplated Transactions will contravene, conflict with or result in the imposition of any additional limitation on the F-Star Companies’ right, title or interest in or to any material F-Star Owned IP Rights.

(i)No funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any F-Star Company to develop or create, in whole or in part, any F-Star Owned IP Rights that would grant any mandatory or compulsory ownership rights.  No F-Star Company is now nor has any F-Star Company ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the F-Star Company to grant or offer to any other Person any license or right to any F-Star Owned IP Rights.

(j)To the knowledge of F-Star, no breach or violation of any electronic or other database containing (in whole or in part) Sensitive F-Star Company Data or any security policy of F-Star has occurred or is threatened, and there has been no unauthorized or illegal use of or access to information systems and/or the Sensitive F-Star Company Data.  No Person (including any Governmental Body) has asserted a claim, or otherwise threatened in writing to commence any action, against any F-Star Company alleging a violation of any privacy policy of the F-Star Companies or the applicable Legal Requirements pertaining to privacy and data protection.  No F-Star Company has received any written inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive F-Star Company Data by or for the F-Star Companies.

2.8Compliance with Legal Requirements.

(a)Since January 1, 2017, no F-Star Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement or Order applicable to an F-Star Company or by which its properties is bound or affected, or (ii) any Contract to which an F-Star

Company is a party or by which an F-Star Company or any of its properties is bound or affected, except for conflicts, defaults or violations which would not, individually or in the aggregate, have an F-Star Material Adverse Effect.  No investigation or review by any Governmental Body is pending or, to the knowledge of F-Star, threatened against any F-Star Company, nor has any Governmental Body indicated to an F-Star Company in writing an intention to conduct the same.

(b)Except as would not, individually or in the aggregate, have an F-Star Material Adverse Effect, the F-Star Companies hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of the F-Star Companies taken as a whole (collectively, the “F-Star Permits”).  The F-Star Companies are in compliance in all material respects with the terms of the F-Star Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of F-Star, threatened, which seeks to revoke or limit any F-Star Permit.  F-Star has made available to Company all material F-Star Permits.

(c)To the knowledge of F-Star, the F-Star Companies and Persons acting in concert with and on behalf of F-Star:

(i)have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70, or any similar Legal Requirements in any jurisdiction; and

(ii)have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70 or any similar Legal Requirements in any jurisdiction.

(d)None of the F-Star Companies and, to the knowledge of F-Star, no Representative of any F-Star Company or Person acting in concert with or on behalf of the F-Star Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the F-Star Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Body to invoke any similar policy.

(e)None of the F-Star Companies and, to the knowledge of F-Star, no Representative of any F-Star Company or Person acting in concert with or on behalf of the F-Star Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the F-Star Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

(f)At no time since January 1, 2018 has any of the F-Star Companies received written notice that any Governmental Body or institutional review board has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of preclinical or clinical research with respect to any product candidate being researched or developed by or on behalf of any of the F-Star Companies, including any action regarding any investigator participating in any such clinical research.  F-Star has, prior to the execution of this Agreement, provided or made available to Company all information about material adverse drug experiences since January 1, 2018 obtained or otherwise received by any of the F-Star Companies from any source, in the United States or outside the United States, related to its respective current products or product candidates, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the F-Star Companies or any of their licensees in the possession of any of the F-Star Companies (or to which any of them has access).  F-Star has disclosed to Company all material information known by F-Star with respect to the safety and efficacy of the F-Star products and product candidates from nonclinical and/or clinical studies.  Each of the F-Star Companies has filed all annual and periodic reports, amendments and safety reports required to be made by an F-Star Company for any F-Star product or service required to be made to the FDA or any other Governmental Body.

(g)All preclinical and clinical studies relating to product or product candidates, conducted by or on behalf of the F-Star Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations codified at 21 C.F.R. Parts 50, 54, 56, 58, and 312, as amended from time to time, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made (i) only to F-Star’s knowledge with respect to clinical and preclinical studies conducted by any third party on behalf of the F-Star Companies and (ii) specifically excludes preclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice.  No F-Star Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any preclinical study or clinical trial after initiation thereof by or on behalf of an F-Star Company.

(h)Each of the F-Star Companies has filed with the FDA, any other Governmental Body, and any institutional review board, all material required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)None of the F-Star Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body.  None of the F-Star Companies is subject to any investigation that is pending or, to the knowledge of F-Star, that has been threatened, in each case by (i) the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal Civil False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the knowledge of F-Star, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements.  Each of the F-Star Companies has complied in all material respects with all applicable security and privacy standards related to protected health information under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, as amended from time to time.  No F-Star Company has experienced any material security breach or other incident resulting in the unauthorized access to, use of, or disclosure of protected health information.  Each F-Star Company is, and has at all times since January 1, 2017 been, in compliance with all Legal Requirements and contractual obligations regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such F-Star Company, except as would not, individually or in the aggregate, have an F-Star Material Adverse Effect.

(j)None of the F-Star Companies has received any FDA Form 483s, warning letters, untitled letters, cyber letters, notices of violation, consent decrees, notices of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews) or other notice of enforcement action from a Governmental Body.

2.9Legal Proceedings; Orders.

(a)Except as set forth in Part 2.9(a) of the F-Star Disclosure Schedule, during the three (3)-year period prior to the date hereof there has not been, and there is no pending, or threatened in writing, Legal Proceeding and, to the knowledge of F-Star, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the F-Star Companies, any business of any of the F-Star Companies or any of the assets owned, leased or used by any of the F-Star Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions, in each case as a claimant, defendant or in any other capacity.  None of the Legal Proceedings identified in Part 2.9(a) of the F-Star Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, an F-Star Material Adverse Effect.  To the knowledge of F-Star, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 2.9(a).

(b)There is no Order to which any of the F-Star Companies, or any of the assets owned or used by any of the F-Star Companies, is subject.  To the knowledge of F-Star, no officer or other key employee of any of the F-Star Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the F-Star Companies.

(c)No F-Star Company is unable to pay its debts, within the meaning of section 123 IA 1986 (without any requirement to prove any matter referred to in that section to the satisfaction of the court) or any other legislation analogous to IA 1986 that is applicable to an F-Star Company in its jurisdiction of incorporation, and no F-Star Company has stopped or suspended payment of its debts as they fall due.

2.10Brokers’ and Finders’ Fees.  Except as set forth on Part 2.10 of the F-Star Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the F-Star Companies.  F-Star has furnished to Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 2.10 of the F-Star Disclosure Schedule.

2.11Employee Benefit Plans.

(a)Part 2.11(a) of the F-Star Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each material plan, program, policy, Contract or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), in each case, for current, retired or former employees, directors or consultants of any F-Star Company, which is sponsored, maintained, contributed to, or required to be contributed to by any F-Star Company or with respect to which an F-Star Company has any material Liability (collectively, the “F-Star Employee Plans”).

(b)F-Star has made available to Company true and complete copies of each F-Star Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years.  With respect to each F-Star Employee Plan that is subject to ERISA reporting requirements, F-Star has made available to Company copies of the Form 5500 reports filed by or on behalf of an F-Star Company with respect to any F-Star Employee Plan for the most recent plan year.  Each F-Star Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such F-Star Employee Plan, and to F-Star’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any F-Star Employee Plan subject to Section 401(a) of the Code.  F-Star has made available to Company the most recent Internal Revenue Service determination or opinion letter issued with respect to each such F-Star Employee Plan, as applicable.

(c)Each F-Star Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including, where applicable, ERISA and the Code).  No F-Star Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement.  With respect to each F-Star Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material Liability to an F-Star Company.  No suit or material administrative proceeding or action is pending, or to the knowledge of F-Star is threatened, against or with respect to any F-Star Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)Neither F-Star nor any ERISA Affiliate of F-Star has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any Liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)Other than as specifically contemplated by this Agreement or as set forth in Part 2.11(e) of the F-Star Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any F-Star Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any F-Star Employee Plan.  No benefit payable or that may become payable by F-Star in connection with the Contemplated Transactions or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(f)On or prior to the date hereof, the F-Star Companies have taken all actions necessary or advisable to assure that upon the consummation of the transactions contemplated by Section 6.15, the Company shall acquire, or F-Star shall have the right to acquire on the Company’s behalf, all F-Star Ordinary Shares issuable upon the exercise of the F-Star Options  or issuable upon the vesting of the F-Star RSUs that are not exchanged for Replacement EIP Options or Replacement EIP RSUs, as applicable, in each case free and clear of any Encumbrance.

2.12Title to Assets; Real Property.  Except as set forth on Part 2.12 of the F-Star Disclosure Schedule, the F-Star Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material tangible assets reflected in the books and records of the F-Star Companies as being owned by the F-Star Companies.  All of said assets are owned by the F-Star Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the F-Star Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any F-Star Company, and (iii) Encumbrances described in Part 2.12 of the F-Star Disclosure Schedule.  The F-Star Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the F-Star Companies as being leased to the F-Star Companies, and the F-Star Companies enjoy undisturbed possession of such leased assets.  The F-Star Companies do not own and have never owned any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.12 of the F-Star Disclosure Schedule.  Part 2.12 of the F-Star Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any F-Star Company is a party, which are each in full force and effect, and with no existing material default thereunder.

2.13Environmental Matters.  Each F-Star Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by F-Star of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have an F-Star Material Adverse Effect. Since January 1, 2017, no F-Star Company has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any F-Star Company is not in material compliance with any Environmental Law, and, to the knowledge of F-Star, there are no circumstances existing as of the date hereof that would prevent or interfere with any F-Star Company’s material compliance with any Environmental Law in the future. To the knowledge of F-Star: (i) no current or prior owner of any property leased or controlled by any F-Star Company has received any written notice or other communication relating to property owned or leased at any time by any F-Star Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any F-Star Company is not in compliance with or has violated any Environmental Law relating to such property and (ii) no F-Star Company has any material liability under any Environmental Law.

2.14Labor Matters.

(a)The document in the Part 2.14(a) Folder in the F-Star Data Room sets forth a true, complete and correct list showing anonymized, non-identifiable details of all employees of the F-Star Companies, including whether classified as exempt or non-exempt for wage and hour purposes, business location, and 2019 actual compensation.

(b)There are no agreements or other arrangements between the F-Star Companies and any trade union or other body representing employees and no notices have been served under the Information and Consultation of Employee Regulations 2004.

(c)The F-Star Companies have in all material respects in relation to all present and former F-Star Personnel (i) complied with Employment Legislation, (ii) maintained adequate up-to-date records, and retained records regarding their service and engagement, their hours of work and rest breaks, their right to work and, where F-Star Personnel are sponsored by any F-Star Company in accordance with immigration legislation, their contact details and absence records, and (iii) complied with all contractual obligations towards F-Star Personnel.

2.15F-Star Contracts.

(a)Part 2.15 of the F-Star Disclosure Schedule lists each of the following Contracts in effect as of the date of this Agreement to which any F-Star Company is a party or by which any F-Star Company is bound:

(i)any Contract incorporating or relating to any guaranty, any warranty, any sharing of Liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an F-Star Company and any of its officers or directors;

(ii)any Contract imposing any material restriction on the right or ability of any F-Star Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(iii)any Contract relating to the disposition or acquisition of any material interest in, or any material amount of, property or assets of any F-Star Company, other than in the ordinary course of business, or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(iv)any Contract relating to the borrowing of money or extension of credit, except for Contracts relating to indebtedness in an amount not exceeding $250,000 in the aggregate;

(v)any joint marketing or collaboration Contract;

(vi)any Contract that gives rise to any material payment or benefit as a result of the performance of this Agreement;

(vii)any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any F-Star Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any F-Star Company;

(viii)any Contract providing any severance or change-in-control payment or benefit to any officer, director or employee of any F-Star Company;

(ix)any Contract with any Governmental Body that is material to the business or operations of the F-Star Companies;

(x)any interested party Contracts;

(xi)any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;

(xii)any Contract for leased real property;

(xiii)any Contract with any financial advisor, broker, finder, investment bank or other Person, providing advisory services;

(xiv)any Contract that is not terminable at will with no more than ninety (90) days prior notice to the other party (with no penalty or payment) by F-Star and (A) which involves payment or receipt by any F-Star Company after the date of this Agreement under any such Contract of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the F-Star Companies; or

(xv)any Contract not entered into in the ordinary course of business that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for under this Agreement.

(b)F-Star has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 2.15 of the F-Star Disclosure Schedule (any such Contract, an “F-Star Contract”).  There are no F-Star Contracts that are not in written form. No F-Star Company and, to F-Star’s knowledge, no other party to an F-Star Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the F-Star Contracts.  To the knowledge of F-Star, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to:  (i) result in a violation or breach in any material respect of any of the provisions of any F-Star Contract; (ii) give any Person the right to declare a default in any material respect under any F-Star Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any F-Star Contract; (iv) give any Person the right to accelerate the maturity or performance of any F-Star Contract; or (v) give any Person the right to cancel, terminate or modify any F-Star Contract.  The consummation of the Acquisition will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from any F-Star Company to any Person under any F-Star Contract or give any Person the right to terminate or alter the provisions of any F-Star Contract. No Person is renegotiating any material amount paid or payable to any F-Star Company under any

F-Star Contract or any other material term or provision of any F-Star Contract.  Each F-Star Contract is valid, binding, enforceable and in full force and effect, and will continue to be valid, binding, enforceable and in full force and effect following the Closing and the consummation of the Acquisition, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

2.16Books and Records.  The minute books of the F-Star Companies have been made available to Company and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and shareholders or actions by written consent since January 1, 2018.  Each of the share certificate books, registers of shareholders and other corporate registers of the F-Star Companies comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

2.17Insurance.

(a)Each of the F-Star Companies’ insurance policies (including, as applicable, fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability, clinical trial and automobile insurance policies and bond and surety arrangements, collectively “Insurance Policies”) are in full force and effect on the date hereof and are maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the F-Star Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and each F-Star Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to Company.

(b)Except as set forth on Part 2.17(b) of the F-Star Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any F-Star Company is a party, as to which coverage has been questioned, denied or disputed.  All material claims thereunder have been filed in a due and timely fashion and since January 1, 2017 no F-Star Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any F-Star Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.18Government Contracts.  F-Star has not been suspended or debarred from bidding on contracts with any Governmental Body, and, to the knowledge of F-Star, no such suspension or debarment has been initiated or threatened.  The consummation of the Contemplated Transactions will not result in any such suspension or debarment of F-Star (assuming that no such suspension or debarment will result solely from the identity of Company).

2.19Interested Party Transactions.  Except as set forth on Part 2.19 of the F-Star Disclosure Schedule, no event has occurred since January 1, 2018 that would be required to be reported by F-Star as a Certain Relationship or Related Transaction pursuant to Item 404 of

Regulation S-K, if F-Star were required to report such information in periodic reports pursuant to the Exchange Act.

2.20Disclosure; Company Information.  None of the information supplied or to be supplied by or on behalf of F-Star for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  None of the information supplied or to be supplied by or on behalf of F-Star for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by F-Star with respect to the information that has been or will be supplied by any of the Acquiring Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

2.21Anti-Takeover Statutes Not Applicable.  The board of directors of F-Star has taken all actions so that no takeover statute or similar Legal Requirement related to business combinations applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

2.22Ownership of Company Capital Stock.  None of the F-Star Companies own, directly or indirectly, beneficially or of record, any shares of Company Capital Stock or any other economic interest (through derivative securities or otherwise) in, Company.  Other than as contemplated by this Agreement, none of the F-Star Companies is, nor at any time during the last three (3) years has it been, an “interested stockholder” of Company within the meaning of Section 203 of the General Corporation Law of the State of Delaware (“Delaware Law”).

2.23F-Star Pre-Closing Financing.  True and complete executed counterparts of the Equity Commitment Letters have been delivered to Company prior to the execution and delivery of this Agreement and F-Star will deliver to Company Additional Equity Commitment Letters promptly after the execution and delivery thereof.  The Equity Commitment Letters are in full force and effect as of the date hereof and any Additional Equity Commitment Letters will be in full force and effect as of their date.  The Equity Commitment Letters and all Additional Equity Commitment Letters will be in full force and effect at Closing.  No amendment, modification or waiver of the Equity Commitment Letters has occurred prior to the date hereof.  Pursuant to the terms of the Equity Commitment Letters and any Additional Equity Commitment Letters, each Investor or Additional Investor, as applicable, will be legally required to enter into the Subscription Agreement and to consummate the F-Star Pre-Closing Financing on the terms and conditions set forth in the Subscription Agreement.  Neither F-Star nor, to the knowledge of F-Star, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the F-Star Pre-Closing Financing other than as set forth in the F-Star Pre-Closing Financing Agreements or the Equity Commitment Exchange described in Section 6.30.  Each Equity Commitment Letter has been, and each Additional Equity Commitment Letter and the Subscription Agreement will be, duly authorized, executed and delivered by F-Star and, to F-Star’s knowledge, the other parties thereto, and each Equity Commitment Letter constitutes, and each Additional Equity Commitment Letter and the Subscription Agreement will constitute, a valid and binding obligation of F-Star and, to the knowledge of F-Star, of each other party thereto, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Legal Requirements relating to creditors’ rights and general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of F-Star or, to the knowledge of F-Star, any other party thereto, under the F-Star Pre-Closing Financing Agreements.  To the knowledge of F-Star, no party thereto will be unable to satisfy on a timely basis any term of the F-Star Pre-Closing Financing Agreements.  There are no conditions precedent related to the consummation of the F-Star Pre-Closing Financing, other than the satisfaction or waiver of the conditions expressly set forth in the Equity Commitment Letters, the Additional Equity Commitment Letters, if any, and the Subscription Agreement.  To the knowledge of F-Star, the proceeds of the F-Star Pre-Closing Financing will be made available to F-Star prior to the Closing.

2.24Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 2, neither F-Star nor any Person on behalf of F-Star has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of F-Star or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)F-Star acknowledges and agrees that, except for the representations and warranties of Company set forth in Article 3, neither F-Star nor its Representatives is relying on any other representation or warranty of Company, or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company represents and warrants to F-Star and Sellers as follows (it being understood that each representation and warranty contained in this Article 3 is subject to:  (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-

referenced in such part or subpart of the Company Disclosure Schedule by reference to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure set forth in any of the Company’s SEC Documents and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) solely to the extent that any information is reasonably apparent from a review of such SEC Documents, (ii) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (iii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty):

3.1Organization and Qualification; Charter Documents.

(a)Part 3.1(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization.  No Acquiring Company owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a) of the Company Disclosure Schedule.  None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)Each of the Acquiring Companies is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Organizational Documents of each Acquiring Company, copies of which have previously been made available to F-Star, are true, correct and complete copies of such documents as currently in effect, and Company is not in violation of any provision thereof in any material respect.

(c)Each of the Acquiring Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.2Capital Structure.

(a)The authorized capital stock of Company consists of 200,000,000 shares of Company Common Stock, of which 17,248,545 shares of Company Common Stock are issued and outstanding as of the close of business on the day prior to the date hereof, and 10,000,000 shares of preferred stock, par value $0.0001 (“Company Preferred Stock” and, together with the Company Common Stock, collectively “Company Capital Stock”) ,  none of which are issued and outstanding as of the close of business on the day prior to the date hereof.  No shares of capital stock are held in Company’s treasury.  All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable Legal Requirements.

(b)As of the date hereof, Company had reserved (i) an aggregate of 3,450,000 shares of Company Common Stock for issuance under the Company Option Plan, under which options were outstanding for an aggregate of 1,606,275 shares and Company RSUs were outstanding for an aggregate of 534,000 shares and (ii) an additional 1,927,124 shares of Company Common Stock for issuance to holders of warrants to purchase Company Common Stock upon their exercise.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Part 3.2(b) of the Company Disclosure Schedule lists each outstanding Company Option and Company RSU, the name of the holder of such option or unit, the number of shares subject to such option or unit, the exercise price of such option, the vesting schedule and termination date of such option or unit, and whether the exercisability of such option or vesting or settlement of such unit will be accelerated in any way by the Contemplated Transactions.  Each Company Option was granted with an exercise price not less than the fair market value of a share of Company Common Stock on the date such option was approved by the board of directors of Company or an authorized committee thereof.  All outstanding options to purchase Company Common Stock were granted under the Company Option Plan.

(c)As of the date hereof, Company has reserved an aggregate of 1,927,124 shares of Company Common Stock for issuance under Company Warrants. Part 3.2(c) of the Company Disclosure Schedules lists for each outstanding Company Warrant, (i) the name of the holder of such Company Warrant, (ii) the issuance date and expiration date thereof, (iii) the grant date and expiration date thereof, (iv) the vesting schedule, and (v) the exercise price per share and the number of shares of Company Common Stock underlying such Company Warrant to date.

(d)Except as set forth in Part 3.2(d) of the Company Disclosure Schedule,  (i) none of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock are subject to any right of first refusal in favor of Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the Company Stockholders have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock; and (v) none of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, and there are no shares of Company Common Stock outstanding that are subject to a risk of forfeiture or other similar condition under any applicable restricted stock purchase agreement.  Part 3.2(c) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies each holder of such shares of Company Common Stock, the date of purchase and number of such shares, the purchase price paid by such holder, the vesting schedule under which such repurchase rights lapse, and whether the holder of such shares filed an election under Section 83(b) of the Code with respect to such shares within thirty (30) days of purchase.

(e)There is no Company Stockholder that is an Affiliate of any officer or director of Company that is not listed on Schedule II.

3.3Authority; Non-Contravention; Approvals.

(a)Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval, to perform its obligations hereunder and to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to Company Stockholder Approval.  The Company Stockholder Approval Threshold is the only vote of the holders of any class or series of Company Common Stock necessary to approve the Company Stockholder Approval Matters (collectively, “Company Stockholder Approval”).  Except for Company Stockholder Approval, no other corporate proceeding on the part of Company is necessary to authorize the adoption, execution, delivery and performance of this Agreement or to consummate the Acquisition.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by F-Star and Sellers, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) approved, adopted and declared advisable this Agreement and the Acquisition, and determined that this Agreement and the Contemplated Transactions, including the Acquisition, are fair to and in the best interests of the Company Stockholders, and (ii) approved the Company Stockholder Approval Matters that require board approval and resolved to recommend that the Company Stockholders approve the Company Stockholder Approval Matters, and directed that such matters be submitted for consideration of the Company Stockholders.

(c)The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Organizational Documents of any Acquiring Company, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.3(d) below, conflict with or violate any Legal Requirement applicable to the Acquiring Companies or by which its or any of their respective properties are bound or affected, or (iii) require an Acquiring Company to make any filing with or give any notice to a Person or to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Acquiring Companies pursuant to, any Company Contract to which an Acquiring Company is a party or by which any Acquiring Company or any of its properties are bound or affected (except, for purposes of this clause (iii), as would not, individually or in the aggregate, have a Company Material Adverse Effect).

(d)No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filings contemplated by Section 6.4(a), (ii) the filing of Current Reports on Form 8-K with the SEC within four (4) Business Days after the execution of this Agreement and the Closing Date, and (iii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq.

3.4Anti-Takeover Statutes Not Applicable.  Subject to the accuracy of F-Star’s representations in Section 2.22 and each Seller’s representations in Section 4.5, the board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement, or, in the case of Section 203 of Delaware Law, the restrictions on business combinations provided for therein, applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Contemplated Transactions.

3.5SEC Filings; Company Financial Statements; No Undisclosed Liabilities.

(a)All Company SEC Documents have been timely filed and, as of the time a Company SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing):  (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to Company SEC Documents required by Rule 13a-14 or 15d-14 under the Exchange Act or 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete, and complied as to form and content with all applicable Legal Requirements in effect at the time such certification was filed with or furnished to the SEC by Company.  As used in this Section 3.5, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)As of the date of this Agreement, Company has timely responded to all comment letters of the staff of the SEC relating to the Company SEC Documents, and the SEC has not advised Company that any final responses are inadequate, insufficient or otherwise non-responsive. Company has made available to F-Star true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2018. To the knowledge of Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(c)The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning Company required to be disclosed by Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of such reports.  The Company maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”), in each case, with respect to the Acquiring Companies, taken as a whole.

(d)The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (the “Company Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the consolidated financial position of Company as of the respective dates thereof and the consolidated results of operations and cash flows of Company for the periods covered thereby.  The unaudited balance sheet of Company as of March 31, 2020 is hereinafter referred to as the “Company Balance Sheet.”

(e)As of the date of this Agreement, no Acquiring Company has any Liabilities, except for (i) Liabilities reflected on the Company Balance Sheet, (ii) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices and which are not in excess of $250,000, in the aggregate, (iii) Liabilities incurred in connection with the Contemplated Transactions, (iv) Liabilities for performance of obligations of Company or any Subsidiary under any Company Contract (other than for breach thereof), and (v) Liabilities disclosed in Part 3.5(e) of the Company Disclosure Schedule.

(f)Since January 1, 2017, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof.  Since January 1, 2017, neither Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(g)There are no Encumbrances on any cash or cash equivalents held by any Acquiring Company.

(h)Company is, and since January 1, 2017 has been, in material compliance with (i) the applicable listing and corporate governance rules and regulations of Nasdaq and (ii) the applicable provisions of the Sarbanes-Oxley Act. Company has delivered or made available to F-Star complete and correct copies of all material correspondence between Nasdaq and Company since January 1, 2017.

3.6Absence of Certain Changes or Events.  Except as set forth in Part 3.6 of the Company Disclosure Schedule or as disclosed in Company’s SEC Documents, from the date of the Company Balance Sheet through the date hereof, each of the Acquiring Companies has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been (a) any event that has had a Company Material Adverse Effect or (b) any action, event or occurrence that would have required the consent of F-Star pursuant to Section 5.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7Taxes.  Each of the representations and warranties set forth in this Section 3.7 is qualified by “except as would not, individually or in the aggregate, have a Company Material Adverse Effect.”

(a)Each income Tax Return and each other material Tax Return required to be filed by or with respect to any Acquiring Company has been timely filed (taking into account all valid extensions), and all such Tax Returns were true, complete and accurate in all respects.  All Taxes due and payable by the Acquiring Companies (whether or not shown on any Tax Return) have been timely paid, except to the extent such amounts are being contested in good faith and are properly reserved for on the books or records of the Acquiring Companies to the extent any such reserve is required under GAAP.

(b)No waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver.

(c)There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable or Taxes contested in good faith and reserved against in accordance with GAAP.

(d)No Acquiring Company is the subject of any currently ongoing Tax audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full or adequate accruals or reserves for any such deficiencies or assessments have been established and are reflected on Part 3.7(d) of the Company Disclosure Schedule and in the Company Financials.

(e)All material Taxes that an Acquiring Company has been required to collect or withhold have been duly collected or withheld and, to the extent required by applicable Legal Requirements when due, have been duly and timely paid to the proper Governmental Body.

(f)No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(g)No Acquiring Company is a party to any Contract with any Person (other than one or more Acquiring Companies) relating to allocating or sharing the payment of, or Liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in agreements not primarily related to Taxes and entered into in the ordinary course of business).  No Acquiring Company has any Liability for the Taxes of any Person (other than one or more Acquiring Companies) as a transferee or successor or otherwise by operation of Legal Requirements.

(h)Within the past two (2) years, no Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax Return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(i)No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)Within the past two (2) years, no Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

3.8Intellectual Property.

(a)Part 3.8(a)(i) of the Company Disclosure Schedule lists all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights owned solely by or registered solely to any Acquiring Company as of the date hereof, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered and trademark applications have been filed, along with the respective application, registration or filing number thereof.  Part 3.8(a)(ii) of the Company Disclosure Schedule lists, as of the date hereof, all of the Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which any Acquiring Company has any co-ownership interest, other than those owned solely by an Acquiring Company, setting forth in each case, as applicable, the jurisdictions in which patents have been issued, patent applications have been filed, trademarks have been registered, trademark applications have been filed and registered copyrights and copyright applications have been filed, along with the respective application, registration or filing number thereof.  Part 3.8(a)(iii) of the Company Disclosure Schedule lists all of the third party Patent Rights, Trademark Rights (including domain name registrations) and registered Copyrights in which an Acquiring Company has any exclusive right, title or interest, other than those owned solely or co-owned by an Acquiring Company and identified in Part 3.8(a)(i) or 3.8(a)(ii) of the Company Disclosure Schedule.

(b)Part 3.8(b) of the Company Disclosure Schedule lists all Contracts in effect as of the date hereof under which any third party has licensed, granted or conveyed to any Acquiring Company any right, title or interest in or to any Company IP Rights, other than (i) “shrink wrap” or “click through” license agreements accompanying widely available computer software that has not been modified or customized for an Acquiring Company and where such software is not material to its business and (ii) when entered into in the ordinary course of business, material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements or other ordinary course Contracts with non-exclusive inbound licenses (including with research institutes).  No Acquiring Company and, to Company’s knowledge, no other party to any such Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract.

(c)Part 3.8(c) of the Company Disclosure Schedule lists all Contracts in effect as of the date hereof under which an Acquiring Company has licensed, granted or conveyed to any third party any right, title or interest in or to any Company IP Rights (collectively, “Company Out Licenses”); provided, that Company Out Licenses shall not include, when entered into in the ordinary course of business, material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements or other ordinary course Contracts with non-exclusive outbound licenses (including with research institutes).  No Acquiring Company and, to Company’s knowledge, no other party to any such contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract.

(d)The Acquiring Companies own, co-own or otherwise possess legally enforceable rights in and to all Company Owned IP Rights, free and clear of all Encumbrances.  The Company IP Rights that are owned by an Acquiring Company and listed in Part 3.8(a)(i) of the Company Disclosure Schedule or co-owned by an Acquiring Company and listed in Part 3.8(a)(ii) of the Company Disclosure Schedule (collectively, “Company Registered IP Rights”) are valid and subsisting and have not been found to be invalid or unenforceable by any Governmental Body.  No third party is overtly challenging the right, title or interest of an Acquiring Company in, to or under the Company Registered IP Rights, or the validity, enforceability or claim construction of any Company Registered IP Rights, and there is no opposition, cancellation, proceeding, objection or claim pending with regard to any Company Registered IP Rights.  The Company Registered IP Rights are not subject to any outstanding order, judgment, decree or agreement affecting the Acquiring Companies’ use thereof or their rights thereto.  To the knowledge of Company, no valid basis exists for any of the foregoing challenges or claims.  To the knowledge of Company, all necessary registration, maintenance and renewal fees in respect of the Company Registered IP Rights have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Company Registered IP Rights.

(e)Each Acquiring Company has taken reasonable measures to protect and maintain the confidentiality of the Trade Secrets included in the Company Owned IP Rights.  The Acquiring Companies have not divulged, furnished to or made accessible any of their Trade

Secrets to any Person except (x) pursuant to an enforceable written agreement to maintain the confidentiality of such Trade Secrets, (y) to the United States Patent and Trademark Office (or any of its foreign equivalents) or (z) in connection with the filing of an application to obtain patent protection for the embodiment of such Trade Secret, and the Acquiring Companies otherwise take and have taken reasonable measures to maintain the confidentiality of their Trade Secrets.  All current and former officers and employees of, and consultants and independent contractors, each Acquiring Company who has contributed to the creation or development of any material Company Owned IP Rights (i) have assigned all of their respective ownership rights in such IP Rights to such Acquiring Company pursuant to written agreements that have executed and delivered to such Acquiring Company (containing no exceptions or exclusions from the scope of the coverage contained in such Acquiring Company’s applicable form agreement) regarding the assignment to such Acquiring Company (“Company IP Assignment Agreements”) and (ii) do not have any claim, right (whether or not currently exercisable) or interest to or in any Company Owned IP Rights.  To the knowledge of Company, no current or former director, officer or employee of, or consultant or independent contractor to, any Acquiring Company has breached any material term of any IP Assignment Agreements.  All IP Assignment Agreements have been made available to F-Star.

(f)To the knowledge of Company and except for any statutory exception to infringement, no current activity of any Acquiring Company violates or infringes (directly, contributorily, by inducement, or otherwise), misappropriates or violates any IP Rights of any third party or makes unlawful use of any IP Right of any other Person.  No infringement, misappropriation, or similar claim is pending or, to the knowledge of Company, threatened against any Acquiring Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquiring Company with respect to such claim.  Since January 1, 2015, no Acquiring Company has received any written notice nor are any of them subject to any actual or, to the knowledge of Company, threatened proceedings, claiming or alleging any of the foregoing.

(g)To the knowledge of Company, no Company Owned IP Rights are being infringed, misappropriated or unlawfully used by any Person nor has any Person previously infringed, misappropriated or unlawfully used any such Company Owned IP Rights.

(h)The execution, delivery and performance of this Agreement by Company will not contravene, conflict with or result in the imposition of any additional limitation on the Acquiring Companies’ right, title or interest in or to any material Company Owned IP Rights.

(i)Other than Company Owned IP Rights related to Permitted Disposition Assets, no funding, facilities, or personnel of any Governmental Body or any public or private university, college or other educational or research institution were used by any Acquiring Company to develop or create, in whole or in part, any Company Owned IP Rights that would grant any mandatory or compulsory ownership rights.  No Acquiring Company is now nor has any Acquiring Company ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Acquiring Company to grant or offer to any other Person any license or right to any Company Owned IP Rights.

(j)To the knowledge of Company, no breach or violation of any electronic or other database containing (in whole or in part) Sensitive Company Data or any security policy of Company has occurred or is threatened, and there has been no unauthorized or illegal use of or access to information systems and/or the Sensitive Company Data. No Person (including any Governmental Body) has asserted a claim, or otherwise threatened in writing to commence any action, against any Acquiring Company alleging a violation of any privacy policy of the Acquiring Companies or the applicable Legal Requirements pertaining to privacy and data protection.  No Acquiring Company has received any written inquiry or complaint from any Governmental Body regarding the collection, use, retention, storage, security, transfer, disposal, disclosure or other processing of Sensitive Company Data by or for the Acquiring Companies.

3.9Compliance with Legal Requirements.

(a)Since January 1, 2017, no Acquiring Company has been or is in conflict with, or in default or violation of, (i) any Legal Requirement or Order applicable to an Acquiring Company or by which its or any of its properties is bound or affected or (ii) any Contract to which an Acquiring Company is a party or by which an Acquiring Company or its properties is bound or affected, except for any conflicts, defaults or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except as set forth in Part 3.9 of the Company Disclosure Schedule, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against any Acquiring Company, nor has any Governmental Body indicated to an Acquiring Company in writing an intention to conduct the same.

(b)Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Acquiring Companies hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from applicable Governmental Bodies which are necessary to the operation of the business of the Acquiring Companies taken as a whole (collectively, the “Company Permits”).  The Acquiring Companies are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit.  Company has made available to F-Star all material Company Permits.

(c)To the knowledge of Company, the Acquiring Companies and Persons acting in concert with and on behalf of Company:

(i)have not used in any capacity the services of any individual or Entity debarred, excluded, or disqualified under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70, or any similar Legal Requirements in any jurisdiction; and

(ii)have not been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment, exclusion, or disqualification under 21 U.S.C. Section 335a, 42 U.S.C. Section 1320a-7 or 21 C.F.R. Section 312.70 or any similar Legal Requirements in any jurisdiction.

(d)None of the Acquiring Companies and, to the knowledge of Company, no Representative of any Acquiring Company or Person acting in concert with or on behalf of the Acquiring Companies, or any officers, employees or Representatives of the same, has with respect to any product that is manufactured, tested, distributed, held or marketed by or on behalf of any of the Acquiring Companies made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy that is set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Body to invoke any similar policy.

(e)None of the Acquiring Companies and, to the knowledge of Company, no Representative of any Acquiring Company or Person acting in concert with or on behalf of the Acquiring Companies, or any officers, employees or Representatives of the same with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other analogous legislation in any jurisdiction, as amended; or (iii) made any other unlawful payment.

(f)At no time since January 1, 2018 has any of the Acquiring Companies received written notice that any Governmental Body or institutional review board has commenced, or threatened to initiate, any proceeding seeking the suspension or termination of preclinical or clinical research with respect to any product candidate being researched or developed by or on behalf of any of the Acquiring Companies, including any action regarding any investigator participating in any such clinical research.  Company has, prior to the execution of this Agreement, provided or made available to F-Star all information about material adverse drug experiences since January 1, 2018 obtained or otherwise received by any of the Acquiring Companies from any source, in the United States or outside the United States, related to its respective current products or product candidates, including information derived from clinical investigations prior to any market authorization approvals, commercial marketing experience, postmarketing clinical investigations, postmarketing epidemiological/surveillance studies or registries, reports in the scientific literature, and unpublished scientific papers relating to any product or product candidate manufactured, tested, distributed, held or marketed by any of the Acquiring Companies or any of their licensees in the possession of any of the Acquiring Companies (or to which any of them has access).  Company has disclosed to F-Star all material information known by Company with respect to the safety and efficacy of Company’s products and product candidates from nonclinical and/or clinical studies.  Each of the Acquiring Companies has filed all annual and periodic reports, amendments and safety reports required to be made by an Acquiring Company for any Company product or service required to be made to the FDA or any other Governmental Body.

(g)All preclinical and clinical studies relating to product or product candidates, conducted by or on behalf of the Acquiring Companies have been, or are being, conducted in all material respects in compliance with the applicable requirements of the FDA’s

Good Laboratory Practice and Good Clinical Practice requirements, including regulations codified at 21 C.F.R. Parts 50, 54, 56, 58, and 312, as amended from time to time, and all applicable similar requirements in other jurisdictions, including all requirements relating to protection of human subjects participating in any such clinical studies; provided, however, that the foregoing representation and warranty is made (i) only to Company’s knowledge with respect to clinical and preclinical studies conducted by any third party on behalf of the Acquiring Companies and (ii) specifically excludes preclinical studies that were not designed to be conducted in accordance with Good Laboratory Practice.  No Acquiring Company has received any notices or correspondence from the FDA or any other Governmental Body requiring the termination, suspension or material modification of any preclinical study or clinical trial after initiation thereof by or on behalf of an Acquiring Company.

(h)Each of the Acquiring Companies has filed with the FDA, any other Governmental Body, and any institutional review board, all material required notices, supplemental applications, and annual or other reports, including adverse experience reports, with respect to each investigational new drug application or any comparable foreign regulatory application, related to the manufacture, testing, study, or sale of any of its products or product candidates, as applicable.

(i)None of the Acquiring Companies is a party to any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Body.  None of the Acquiring Companies is subject to any investigation that is pending or, to the knowledge of Company, that has been threatened, in each case by (i) the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) or (ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) or the Federal Civil False Claims Act (31 U.S.C. §3729), or any similar investigation that is pending or, to the knowledge of Company, that has been threatened by any other Governmental Body pursuant to any other applicable Legal Requirements.  Each of the Acquiring Companies has complied in all material respects with all applicable security and privacy standards related to protected health information under the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations promulgated thereunder, as amended from time to time.  No Acquiring Company has experienced any material security breach or other incident resulting in the unauthorized access to, use of, or disclosure of protected health information.  Each Acquiring Company is, and has at all times since January 1, 2017 been, in compliance with all Legal Requirements and contractual obligations regarding the privacy, protection, storage, use and disclosure of Personal Data collected by such Acquiring Company, except as would not, individually or in the aggregate, have an F-Star Material Adverse Effect.

(j)None of the Acquiring Companies has received any FDA Form 483s, warning letters, untitled letters, cyber letters, notices of violation, consent decrees, notices of investigation, indictments, sentencing memoranda, plea agreements, court orders, target or no-target letters, proceedings, reviews (including data integrity reviews) or other notice of enforcement action from a Governmental Body.

3.10Legal Proceedings; Orders.

(a)Except as set forth in Part 3.10(a)(i) of the Company Disclosure Schedule,  during the three (3)-year period prior to the date hereof there has not been, and there is no pending, or threatened in writing, any Legal Proceeding and, to the knowledge of Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  None of the Legal Proceedings identified in Part 3.10(a)(i) of the Company Disclosure Schedule has had or, if adversely determined, would have or result in, either individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Part 3.10(a)(ii) of the Company Disclosure Schedule, to the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause (i) or clause (ii) of the first sentence of this Section 3.10(a).  With regard to any Legal Proceeding set forth on Part 3.10(a)(i) or (ii) of the Company Disclosure Schedule, Company has provided F-Star or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b)There is no Order to which any of the Acquiring Companies, or any of the assets owned or used by any of the Acquiring Companies, is subject.  To the knowledge of Company, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies or to any material assets owned or used by any of the Acquiring Companies.

3.11Brokers’ and Finders’ Fees.  Except as set forth in Part 3.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.  Company has furnished to F-Star accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of any Persons listed on Part 3.11 of the Company Disclosure Schedule.

3.12Employee Benefit Plans.

(a)Part 3.12(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of each material plan, program, policy, Contract or other arrangement providing for employment, compensation, retirement, pension, deferred compensation, severance, separation, relocation, termination pay, performance awards, bonus, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, other equity-based award, supplemental retirement, profit sharing, material fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, or other material employee benefits, whether written or unwritten, and each other “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for current, retired or former employees, directors or consultants of Company or its Subsidiaries, which is sponsored, maintained, contributed to, or required to be contributed to by Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any material Liability (collectively, the “Company Employee Plans”).

(b)Company has made available to F-Star true and complete copies of each Company Employee Plan and all material related plan documents, including trust documents, plan amendments, Insurance Policies or contracts, summary plan descriptions, and compliance and nondiscrimination tests (including 401(k) and 401(m) tests) for the last three plan years.  With respect to each Company Employee Plan that is subject to ERISA reporting requirements, Company has made available to F-Star copies of the Form 5500 reports filed by or on behalf of an Acquiring Company with respect to any Company Employee Plan for the most recent plan year.  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that remains effective or is entitled to rely on a favorable opinion letter from the Internal Revenue Services on the form of such Company Employee Plan, and to Company’s knowledge, nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.  Company has made available to F-Star the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, as applicable.

(c)Each Company Employee Plan has been maintained and administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by applicable Legal Requirements (including ERISA and the Code).  None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, except to the extent required by Section 4980B of the Code or any similar state or non-U.S. Legal Requirement.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Section 4062, 4063 or 4041 or ERISA occurred, in each case, that could reasonably result in material Liability to Company or its Subsidiaries.  No suit or material administrative proceeding or action is pending, or to the knowledge of Company, is threatened, against or with respect to any Company Employee Plan, including any audit by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d)Neither Company nor any ERISA Affiliate of Company has ever maintained, established, sponsored, participated in or contributed to, or is or has been obligated to contribute to, or otherwise incurred any Liability under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(e)Other than as specifically contemplated by this Agreement or as set forth on Part 3.12(e) of the Company Disclosure Schedule, the consummation of the Acquisition will not, either alone or in combination with another event, (i) entitle any current or former employee or other service provider of any Acquiring Company to severance benefits or any other payment (including golden parachute or bonus payments); (ii) accelerate the time of payment or vesting of any such payments or benefits or increase the amount of compensation or benefits due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; or (iv) result in any obligation to fund future benefits under any Company Employee Plan.  No benefit payable or that may become payable by Company in connection with the Contemplated Transactions or as a result of or arising under this Agreement (either alone or in combination with another event) is reasonably likely to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

(f)Company does not sponsor, contribute to or have any Liability with respect to any employee benefit plan, program or arrangement that provides benefits to non–resident aliens with no United States source income outside of the United States.

3.13Title to Assets; Real Property.  Except as set forth on Part 3.13 of the Company Disclosure Schedule, the Acquiring Companies own, and have good, valid and marketable title to, all material tangible assets purported to be owned by them, including all material tangible assets reflected in the books and records of the Acquiring Companies as being owned by the Acquiring Companies.  All of said assets are owned by the Acquiring Companies free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Financials, (ii) liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Acquiring Companies, and (iii) Encumbrances described in Part 3.13 of the Company Disclosure Schedule.  The Acquiring Companies do not own and have never owned any real property, and do not currently hold any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13 of the Company Disclosure Schedule. The Acquiring Companies are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected in the books and records of the Acquiring Companies as being leased to the Acquiring Companies, and the Acquiring Companies enjoy undisturbed possession of such leased assets.  Part 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which any Acquiring Company is a party, which are each in full force and effect, and with no existing material default thereunder.

3.14Environmental Matters.  Each Acquiring Company is in compliance with all applicable Environmental Laws, which compliance includes the possession by Company of all permits and other authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except where the failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017, no Acquiring Company has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any Acquiring Company is not in material compliance with any Environmental Law, and, to the knowledge of Company, there are no circumstances existing as of the date hereof that would prevent or interfere with any Acquiring Company’s material compliance with any Environmental Law in the future. To the knowledge of Company: (i) no current or prior owner of any property leased or controlled by any Acquiring Company has received any written notice or other communication relating to property owned or leased at any time by any Acquiring Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any Acquiring Company is not in compliance with or has violated any Environmental Law relating to such property and (ii) no Acquiring Company has any material liability under any Environmental Law.

3.15Labor Matters.

(a)Part 3.15(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of all employees of the Acquiring Companies along with each such employee’s position, whether classified as exempt or non-exempt for wage and hour purposes, business location, status (i.e., active or inactive and if inactive, the type of leave and estimated duration), hire date, 2019 actual compensation and annual rate of compensation for 2020 (including base salary and the target amount of any bonuses to which such employee may be eligible) and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the Acquisition.

(b)There are no agreements or other arrangements between the Acquiring Companies and any trade union or other body representing employees.

(c)The Acquiring Companies are in compliance in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, and the employment of former, current, and prospective employees, individual independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code in the United States and other Legal Requirements in any jurisdiction in which the Acquiring Companies employ interim employees), including all such Legal Requirements and Contracts relating to wages, hours, collective bargaining, classification of employees, employment discrimination, immigration, disability, civil rights, fair labor standards, occupational safety and health, and workers’ compensation, and have timely prepared and, as applicable, filed all employment-related forms (including United States Citizenship and Immigration Services Form I-9) to the extent required by any relevant Governmental Body.

3.16Company Contracts.

(a)Part 3.16 of the Company Disclosure Schedule lists each of the following Contracts in effect as of the date of this Agreement to which any Acquiring Company is a party or by which any Acquiring Company is bound:

(i)any Contract with any distributor, reseller or sales representative;

(ii)any Contract with any manufacturer, vendor or other Person for the supply of materials or performance of services by such third party to Company in relation to clinical trials or the manufacture of Company’s products or product candidates that (a) contemplates or involves the payment or delivery of cash or other consideration in an amount or has a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate or (b) is material to the business or operations of the Acquiring Companies, taken as a whole;

(iii)any Contract incorporating or relating to any guaranty, any warranty, any sharing of Liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between an Acquiring Company and any of its officers or directors;

(iv)any Contract imposing any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; or (E) to otherwise transact business with any other Person;

(v)any Contract relating to the disposition or acquisition of any material interest in, or any material amount of, property or assets of any Acquiring Company, other than in the ordinary course of business, or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(vi)any Contract relating to the borrowing of money or extension of credit;

(vii)any joint marketing, research, development or collaboration Contract;

(viii)any Contract that gives rise to any material payment or benefit as a result of the performance of this Agreement;

(ix)any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

(x)any Contract providing any severance or change-in-control payment or benefit to any officer, director or employee of any Acquiring Company;

(xi)any Contract with any Governmental Body that is material to the business or operations of any Acquiring Company;

(xii)any interested party Contracts;

(xiii)any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of any Acquiring Company;

(xiv)any Contract for leased real property;

(xv)any Contract with any financial advisor, broker, finder, investment bank or other Person, providing advisory services; or

(xvi)any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or has a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate, other than any arrangement or agreement expressly contemplated by or provided for in this Agreement, that does not allow an Acquiring Company to terminate the Contract for convenience with no more than ninety (90) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination.

(b)Company has made available to F-Star an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  There are no Company Contracts that are not in written form.  No Acquiring Company and, to Company’s knowledge, no other party to a Company Contract has breached or violated in any material respect or materially defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Except as set forth on Part 3.16 of the Company Disclosure Schedule, the consummation of the Acquisition will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from any Acquiring Company to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract. No Person is renegotiating any material amount paid or payable to any Acquiring Company under any Company Contract or any other material term or provision of any Company Contract.  Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

3.17Books and Records.  The minute books of the Acquiring Companies have been made available to F-Star and Sellers or their respective counsel and contain accurate summaries, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since January 1, 2018.  Each of the stock certificate books, registers of stockholders and other corporate registers of the Acquiring Companies comply in all material respects with the provisions of all applicable Legal Requirements and are complete and accurate in all material respects.

3.18Insurance.

(a)Part 3.18(a) of the Company Disclosure Schedule sets forth each Insurance Policy to which any Acquiring Company is a party.  Each Insurance Policy is in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies of such Insurance Policies have been made available to F-Star.

(b)Except as set forth on Part 3.18(b) of the Company Disclosure Schedule, there are no material claims pending, under any Insurance Policy to which any Acquiring Company is a party, as to which coverage has been denied or disputed.  All material claims thereunder have been noticed in time and since January 1, 2017 no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

3.19Code of Ethics.  Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Company has promptly disclosed any change in or waiver of Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of Company, there have been no violations of provisions of Company’s code of ethics by any such persons.

3.20Opinion of Financial Advisor.  The board of directors of Company has received an opinion of Ladenburg Thalmann & Co. Inc., financial advisor to Company, dated July 26, 2020, to the effect that the Acquisition Consideration is fair to the Company Stockholders from a financial point of view.  Company will furnish an accurate and complete copy of said opinion to F-Star and Sellers for informational purposes only promptly after the date hereof.

3.21Shell Company Status.  Company is not an issuer identified in Rule 144(i)(1) of the Securities Act.

3.22Government Contracts.  Company has not been suspended or debarred from bidding on contracts with any Governmental Body, and to the knowledge of the Company, no such suspension or debarment has been initiated or threatened.  The consummation of the Contemplated Transactions will not result in any such suspension or debarment of Company (assuming that no such suspension or debarment will result solely from the identity of F-Star).

3.23Interested Party Transactions.  Except as set forth on Part 3.23 of the Company Disclosure Schedule or disclosed in the Company’s SEC Documents, no event has occurred since January 1, 2018 that would be required to be reported by any Acquiring Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K pursuant to the Exchange Act.

3.24Bank Accounts; Deposits.

(a)Part 3.24 of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of June 30, 2020 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b)All existing accounts receivable of Company (including those accounts receivable reflected on the Company Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Company Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Company Balance Sheet. All deposits of Company (including those set forth on the Company Balance Sheet) which are individually more than $10,000 or more than $25,000 in the aggregate are fully refundable to Company.

3.25Disclosure; Company Information.  None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  None of the information supplied or to be supplied by or on behalf of Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  The Registration Statement will comply as to form in all material respects with the applicable Legal Requirements.  Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by any of the F-Star Companies, any Seller or any of their respective Representatives for inclusion in the Proxy Statement.

3.26Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 3, neither Company nor any Person on behalf of Company has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or its business in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided

(including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)Company acknowledges and agrees that, except for the representations and warranties of F-Star set forth in Article 2 and Sellers set forth in Article 4, neither Company nor its Representatives is relying on any other representation or warranty of F-Star, Sellers, or any other Person made outside of Article 2 and Article 4, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Acquisition.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally and not jointly, represents and warrants to F-Star and Company as to itself as follows:

4.1Ownership of F-Star Share Capital and Loan Notes.  Such Seller is the sole record, legal and beneficial owner of, as of the date hereof, all of the shares of F-Star Issued Share Capital and all of the 2019 Loan Notes listed next to the name of such Seller on Part 4.1 of the F-Star Disclosure Schedule.  As of the Closing, such Seller will be the sole record, legal and beneficial owner of all of the F-Star Shares listed next to the name of such Seller on Part 4.1 of the F-Star Disclosure Schedule as updated pursuant to Section 6.19 and delivered to Company prior to the Closing. Such Seller is not a party to any option, warrant, purchase right or other Contract that could require such Seller to sell, transfer or otherwise dispose of any of its shares of F-Star Share Capital (other than as set forth in this Agreement) and has good and valid title to all of the shares of F-Star Share Capital held by such Seller and will, as of the Closing, have good and valid title to all F-Star Shares issuable in respect of such shares of F-Star Share Capital, in each case free and clear of all Encumbrances.  Subject only to stamping, upon the consummation of the Acquisition, Company will acquire good and marketable title to the F-Star Shares acquired by Company from such Seller, free and clear of all Encumbrances.

4.2Authority; Non-Contravention.

(a)If a natural person, such Seller has the requisite legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.  If not a natural person, (i) such Seller has the requisite corporate, limited liability company or similar power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions and (ii) the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of such Seller.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by F-Star and Company, constitutes the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, conflict with or violate any Organizational Document or Legal Requirement applicable to such Seller or by which its properties are bound or affected.

(c)Such Seller is not subject to any Insolvency Proceedings.

(d)If such Seller is an Investor or becomes an Additional Investor in the F‑Star Pre-Closing Financing, such Seller will at the time of the F-Star Pre-Closing Financing have such immediately available funds as are necessary to pay all amounts due from Seller to consummate the F-Star Pre-Closing Financing.

4.3Tax Matters.  Such Seller has had the opportunity to review with such Seller’s tax advisors the applicable Tax consequences of the Contemplated Transactions, including the purchase of the F-Star Shares acquired from such Seller by Company.  Such Seller is relying solely on such advisors and not on any statements or representations of Company or F-Star or any of their respective Representatives with respect to Tax matters.  Such Seller understands that it (and not Company or F-Star) shall be responsible for such Seller’s Tax Liability and any related interest and penalties that may arise as a result of the Contemplated Transactions.

4.4Disclosure; Seller Information.  None of the information supplied or to be supplied by or on behalf of such Seller for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading.  None of the information supplied or to be supplied by or on behalf of such Seller for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any statement that, in light of the circumstances under which it was made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. Notwithstanding the foregoing, no representation is made by such Seller with respect to the information that has been or will be supplied by any other Seller, any of the Acquiring Companies, any of the F-Star Companies or any of their respective Representatives for inclusion in the Registration Statement or the Proxy Statement.

4.5Ownership of Company Capital Stock; Affiliates.  Such Seller (including such Seller’s Affiliates) does not own, directly or indirectly, beneficially or of record, any shares of Company Common Stock or any other economic interest (through derivative securities or otherwise) in, Company.  Other than as contemplated by this Agreement, no Seller is, nor at any time during the last three (3) years has been, an “interested stockholder” of Company within the meaning of Section 203 of Delaware Law. Except as set forth on Part 4.5 of the F-Star

Disclosure Schedule, no Seller is an “affiliate” of any other Seller as such term is defined in Rule 12b-2 of the Exchange Act.

4.6Exclusivity of Representations; Reliance.

(a)Except as expressly set forth in this Article 4, neither Sellers nor any Person on behalf of Sellers has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Company or any of its Subsidiaries or Sellers in connection with the Contemplated Transactions, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b)Each Seller acknowledges and agrees that, except for the representations and warranties of Company set forth in Article 3, none of such Seller or any of such Seller’s Representatives are relying on any other representation or warranty of Company or any other Person made outside of Article 3, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE CLOSING

5.1Conduct of Company Business.  Except (i) as set forth on Part 5.1 of the Company Disclosure Schedule, (ii) for the Approved Development Transaction and any Permitted Disposition, (iii) as expressly contemplated by this Agreement, (iv) as required by applicable Legal Requirements or (v) unless F-Star shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing (the “Pre-Closing Period”), Company shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice; provided that, Company may, in response to the coronavirus (COVID-19) pandemic, take such actions as Company deems reasonably necessary or advisable (A) to protect the health and safety of Company’s or its Subsidiaries’ employees and other individuals having business dealings with Company or its Subsidiaries, (B) to respond to orders or guidance from any Governmental Body imposed in response to, or third-party supply or service disruptions caused by, such pandemic, or (C) to comply with any requirements imposed by third parties with whom the Company or its Subsidiaries does business; provided, further, that following the end of the pandemic or the termination of any orders or guidance of any Governmental Body relating thereto or any such third-party requirements, to the extent that Company or any of its Subsidiaries took any actions or refrained from taking any actions pursuant to the immediately preceding proviso that caused deviations from their respective businesses being conducted in the ordinary course of business consistent with past practice, Company shall, and shall cause its Subsidiaries to resume conducting their respective businesses in the ordinary course of business consistent with past practice as soon as reasonably practicable;

and (b) in compliance in all material respects with all applicable Legal Requirements and requirements of all Contracts that constitute Company Contracts.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.1 of the Company Disclosure Schedule and the proviso set forth in the first sentence of this Section 5.1), or with the prior written consent of F-Star (which consent shall not be unreasonably withheld, delayed or conditioned), Company will not, and will not permit its Subsidiaries to:

(a)amend or otherwise change any of the Organizational Documents of any Acquiring Company or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions and any Permitted Disposition;

(b)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of shares of Company Common Stock issuable pursuant to Company Options or Company RSUs in accordance with the terms under the Company Option Plan or pursuant to Company Warrants, as the case may be, which Company Options, Company RSUs or Company Warrants, as the case may be, are outstanding on the date hereof);

(c)redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock (other than pursuant to a Contract in effect on the date of this Agreement and which has been made available to F-Star prior to the date hereof);

(d)extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of any other Person or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for Encumbrances created by operation of law, pursuant to the terms of the Approved Development Transaction or any Permitted Disposition or dispositions of obsolete or worthless assets);

(e)accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of any Company Options or Company Warrants or authorize cash payments in exchange for any Company Options or Company Warrants, except as may be required under any Company Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f)(i)  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (other than the issuance of the CVRs in accordance with this Agreement and the CVR Agreements or the Permitted Dividend, if any), except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the Company Reverse Stock Split) or (iii)

amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)sell, assign, transfer, license, sublicense or otherwise dispose of any IP Rights, other than (i) the Approved Development Transaction, (ii) a Permitted Disposition or (iii) in the ordinary course of business (which shall include material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses (including with research institutes));

(h)materially change any royalty payment charged by Company or any of its Subsidiaries or materially change any royalty payment charged by Persons who have licensed IP Rights to Company or any of its Subsidiaries, except pursuant to the terms of the Approved Development Transaction or any Permitted Disposition;

(i)form any Subsidiary except for the purpose of effecting the Approved Development Transaction or a Permitted Disposition;

(j)acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(k)forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(l)except as may be required under any Company Option Plan, Company Contract or this Agreement or as may be required by applicable Legal Requirements, (i) increase the compensation payable or to become payable to its directors, officers, employees or consultants, (ii) grant any severance, change in control, retention or termination pay to, or enter into any employment, severance or similar agreement with, any director, officer, employee or consultant, (iii) hire any new employee or consultant whose annual base salary is more than $150,000 per year, (iv) establish, adopt, enter into, terminate or amend in any material respect any collective bargaining or similar agreement or Company Employee Plan (or any plan, program, agreement or arrangement that would be a Company Employee Plan if it were in existence on the date hereof), or take any action to accelerate the time of payment or vesting of any compensation or benefits or take any action to fund or secure the funding of any compensation or benefits (other than qualified retirement plan benefits);

(m)take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(n)(i)  make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(o)pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Company Financials, or incurred in the ordinary course of business and consistent with past practice;

(p)enter into any partnership arrangements, joint development agreements or strategic alliances except in connection with the Approved Development Transaction or any Permitted Disposition;

(q)except in connection with the Approved Development Transaction or any Permitted Disposition, enter into any Contract (i) involving annual payments by Company or any of its Subsidiaries greater than $25,000 in the aggregate, (ii) involving indemnification by Company or any of its Subsidiaries, other than in the ordinary course of business, (iii) relating to IP Rights (other than confidentiality agreements, assignment of inventions agreements between any Acquiring Company and any employee thereof and non-exclusive licenses in the ordinary course of business), and/or (iv) that is not terminable for convenience without penalty;

(r)amend in any material respect or terminate (except as provided in Section 6.26) any Company Contract;

(s)except in connection with the Approved Development Transaction, make any capital expenditure or capital commitment in excess of $25,000, other than capital expenditures or capital commitments in connection with Company’s ongoing Phase 1a/1b, multicenter, open-label, non-randomized, dose-escalation, and cohort expansion study examining SB 11285 administered as an IV infusion in patients with advanced solid tumors (the “STING Trial”), not to exceed $50,000 in the aggregate;

(t)initiate any litigation, action, suit, proceeding, claim or arbitration (each, an “Action”), other than Actions against the vendors set forth on Schedule 5.1(t) for repayment of amounts in dispute, or settle or agree to settle any Action, other than any settlement which (i) provides a complete release of all claims against Company, and (ii) that does not involve the payment of any amount by Company in excess of $100,000 (after giving effect to any insurance coverage applicable to such settlement) (except for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(u)fail to make any material payment with respect to any of Company’s or any of its Subsidiaries’ accounts payable or indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;

(v)enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions; or

(w)take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(v) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give F-Star, directly or indirectly, the right to control or direct the operations of any Acquiring Company prior to the Closing, (ii) prior to the Closing, each Acquiring Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of F-Star will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.

5.2Conduct of F-Star Business.  Except as set forth on Part 5.2 of the F-Star Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Legal Requirements or unless Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, F-Star shall, and shall cause its Subsidiaries to, conduct their respective businesses and operations (a) in the ordinary course of business consistent with past practice; provided that F-Star may, in response to the coronavirus (COVID-19) pandemic, take such actions as F-Star deems reasonably necessary or advisable (A) to protect the health and safety of the employees of the F-Star Companies and other individuals having business dealings with any F-Star Companies, (B) to respond to orders or guidance from any Governmental Body imposed in response to, or third-party supply or service disruptions caused by, such pandemic, or (C) to comply with any requirements imposed by third parties with whom the F-Star Companies do business; provided, further, that following the end of the pandemic or the termination of any orders or guidance of any Governmental Body relating thereto or any such third-party requirements, to the extent that any F-Star Company took any actions or refrained from taking any actions pursuant to the immediately preceding proviso that caused deviations from its business being conducted in the ordinary course of business consistent with past practice, to resume conducting its business in the ordinary course of business consistent with past practice as soon as reasonably practicable; and (b) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Contracts that constitute F-Star Contracts.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement (including the actions set forth on Part 5.2 of the F-Star Disclosure Schedule and the proviso set forth in the first sentence of this Section 5.2), or with the prior written consent of Company (which consent shall not be unreasonably withheld, delayed or conditioned), F-Star will not, and will not permit its Subsidiaries to:

(a)amend or otherwise change any of the Organizational Documents of any F-Star Company (other than in connection with the Conversions and the F-Star Pre-Closing Financing) or effect or be a party to any merger, consolidation, share exchange business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(b)issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for the issuance of (i) F‑Star Ordinary Shares pursuant to F-Star Options or F-Star RSUs granted prior to the date hereof in accordance with the terms of the F-Star Equity Plans, (ii) F-Star Ordinary Shares in the F-Star Pre-Closing Financing, (iii) up to $3,000,000 in aggregate principal amount of 2019 Loan

Notes (including pursuant to any Equity Commitment Exchanges), and (iv) F-Star Ordinary Shares in the Conversions);

(c)except for the Conversions, redeem, repurchase or otherwise acquire, directly or indirectly, any shares in the F-Star Share Capital;

(d)extend credit for borrowed money to any Person or incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others or sell, pledge, dispose of or create an Encumbrance with respect to any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) Encumbrances created by operation of law or dispositions of obsolete or worthless assets, (iii) the issuance of up to $3,000,000 in aggregate principal amount of 2019 Loan Notes (including pursuant to any Equity Commitment Exchanges));

(e)accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or authorize cash payments in exchange for any options, except as provided in Section 6.15 hereof;

(f)(i)  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares in the F-Star Share Capital, except that a wholly owned Subsidiary may declare and pay a dividend to its parent, (ii) split, combine or reclassify any shares in the F-Star Share Capital or, except for the Conversions and except as specifically provided in Section 6.15 with respect to F-Star Options and F-Star RSUs, issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares in the F-Star Share Capital or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or propose to do any of the foregoing;

(g)sell, assign, transfer, license, sublicense or otherwise dispose of any F-Star IP Rights, other than in the ordinary course of business (which shall include material transfer agreements, clinical trial-related agreements (including Contracts with clinical research organizations), services agreements, non-disclosure agreements and other ordinary course Contracts with non-exclusive licenses (including with research institutes));

(h)materially change any royalty payments charged by any F-Star Company or materially change any royalty payments charged by Persons who have licensed IP Rights to any F-Star Company other than in the ordinary course of business;

(i)form any Subsidiary;

(j)acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets or any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(k)forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(l)take any action, other than as required by applicable Legal Requirements, IFRS or GAAP, to change accounting policies or procedures;

(m)(i)  make or change any material Tax election inconsistent with past practices, (ii) change any material Tax accounting method, or (iii) settle or compromise any material federal, state, local or foreign Tax Liability, except, in the case of clauses (i) and (ii), as required by Legal Requirements;

(n)pay, discharge or satisfy any claims or Liabilities (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of Liabilities incurred in the ordinary course of business and consistent with past practice or otherwise incurred in connection with the Contemplated Transactions;

(o)other than in the ordinary course of business, enter into, materially amend or terminate any F-Star Contract (excluding, for the avoidance of doubt, any Equity Commitment Exchanges);

(p)enter into or amend a Contract that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Contemplated Transactions;

(q)settle or agree to settle any Action, other than in the ordinary course of business (except, subject to Section 6.25, for any Action arising out of or related to this Agreement or the Contemplated Transactions);

(r)amend, modify or waive any provision of any F-Star Pre‑Closing Financing Agreement which would be materially adverse to Company (excluding, for the avoidance of doubt, any Equity Commitment Exchanges);

(s)take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (r) above.

The Parties acknowledge and agree that (i) nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of any F-Star Company prior to the Closing, (ii) prior to the Closing, each F-Star Company shall exercise, consistent with the terms and conditions of this Agreement, complete control over its operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Company will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any applicable Legal Requirements.  The parties further acknowledge and agree that nothing contained in this Agreement shall prohibit or restrict any F-Star Company from taking any action necessary or appropriate (including marketing efforts) in accordance with applicable securities laws and in accordance with the terms and conditions hereof and the Pre-Closing Financing Agreements, to consummate the F-Star Pre-Closing Financing on the terms specified in the F-Star Pre-Closing Financing Agreements prior to the Closing.

Upon the reasonable request of F-Star and at F-Star’s sole cost and expense, Company shall provide reasonable access to Company management and the books and records of Company during normal business hours upon reasonable advance notice for the purpose of permitting any potential party to the F-Star Pre-Closing Financing Agreements to review the business and affairs of Company, subject to the entry by such potential party into a customary non-disclosure and standstill agreement with Company.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1Registration Statement; Proxy Statement.

(a)On or before the later of (X) thirty (30) days after the date of this Agreement, or (Y) ten (10) days after Company’s receipt of the F-Star Financials, (i) Company, in cooperation with F-Star, shall prepare and file with the SEC a preliminary proxy statement relating to the Company Stockholders’ Meeting to be held in connection with the Contemplated Transactions (the definitive form of such proxy statement, together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Company, in cooperation with F-Star, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Company Common Stock to be issued in the Contemplated Transactions.  Company will, reasonably promptly following the receipt thereof, make available to F-Star any SEC correspondence related to the Registration Statement.  Each of Company and F-Star shall use their commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal, state, securities and other Legal Requirements in connection with the issuance of shares of Company Common Stock in the Contemplated Transactions.  Each of Company, F-Star and Sellers shall furnish all information concerning such Party, such Party’s Subsidiaries and such Party’s directors, executive officers and shareholders, as applicable, to the other parties as the other parties may reasonably request in connection with such actions and the preparation of the Registration Statement.  Company covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  F-Star covenants and agrees that the information supplied by F-Star to Company for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by or on behalf of F-Star or any of its Representatives for inclusion therein.  Company shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (but within five (5) Business Days) after the Registration Statement is declared effective by the SEC.  If

Company or F-Star become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement, then such party shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Company Stockholders.

(b)Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company shall provide F-Star a reasonable opportunity to review and comment on such document or response and shall discuss with F-Star and include in such document or response, comments reasonably and promptly proposed by F-Star.  Company will advise F-Star, promptly after Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Company Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.2Company Stockholders’ Meeting.

(a)Company will take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Capital Stock (the “Company Stockholders’ Meeting”) to approve the Company Stockholder Approval Matters.  The Company Stockholders’ Meeting will be held as promptly as practicable following the effective date of the Registration Statement (on a date selected by Company in consultation with F-Star) but in no event later than forty-five (45) days after the effective date of the Registration Statement; provided, however, notwithstanding anything to the contrary contained herein, if on the date of the Company Stockholders’ Meeting, or a date preceding the date on which the Company Stockholders’ Meeting is scheduled, Company reasonably believes that (i) it will not receive proxies sufficient to obtain the required approval of the holders of Company Capital Stock at the Company Stockholders’ Meeting with respect to all of the Company Stockholder Approval Matters, whether or not a quorum would be present at the Company Stockholders’ Meeting, or (ii) it will not have sufficient shares of Company Capital Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, Company shall have the right, in its sole and absolute discretion, to postpone or adjourn the Company Stockholders’ Meeting as long as the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of thirty (30) consecutive calendar days in connection with such postponement or adjournment. Company will engage Innisfree M&A Incorporated (or such other proxy solicitor reasonably acceptable to F-Star) as proxy solicitor to assist in the solicitation of proxies in connection with the Company Stockholders’ Meeting and will ensure that such proxies are solicited in compliance in all material respects with all applicable Legal Requirements.  Company shall use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the Company Stockholder Approval Matters.

(b)Subject to Section 6.2(c):  (i) the board of directors of Company will recommend that its stockholders vote to approve the Company Stockholder Approval Matters

(such recommendation, the “Company Board Recommendation”); (ii) the Proxy Statement will include the Company Board Recommendation; (iii) the Company Board Recommendation will not be withdrawn or modified, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation will be adopted or publicly proposed by Company; (iv) following the public disclosure of an Acquisition Proposal, the board of directors of Company will not fail to publicly reaffirm or republish the Company Board Recommendation within five (5) Business Days after F-Star so requests in writing; and (v) the board of directors of Company will not fail to recommend against acceptance of, or take a neutral position with respect to, a tender or exchange offer related to an Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act.

(c)Notwithstanding anything to the contrary contained in Section 6.2(b), at any time prior to the Company Stockholder Approval, the Company Board Recommendation may be withdrawn or modified (a “Company Change in Recommendation”) if the board of directors of Company concludes in good faith, after consultation with Company’s outside legal counsel and financial advisors, that as a result of Company’s receipt of an Acquisition Proposal that was not the result of a breach of Section 6.10(a)(i) and that the board of directors of Company has determined in good faith, after consultation with Company’s outside legal and financial advisors, constitutes a Superior Offer, a failure to make a Company Change in Recommendation is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements; provided, however, that prior to Company taking any action permitted under this Section 6.2(c), Company shall provide F-Star and Sellers with four (4) Business Days’ prior written notice (the “Notice Period”) advising F-Star and Sellers that it intends to effect such withdrawal or modification to the Company Board Recommendation and specifying, in reasonable detail, the reasons therefor (including the information required by Section 6.10(a)(ii)), and during such Notice Period, (i) Company shall negotiate, and cause its Representatives to negotiate, with F-Star in good faith (to the extent F-Star wishes to negotiate) to enable F-Star to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Company’s board of directors to effect such withdrawal or modification, and (ii) Company shall consider in good faith any proposal by F-Star or Sellers to amend the terms and conditions of this Agreement in a manner that would make F-Star’s or Sellers’ modified proposal at least as favorable to Company and its stockholders as the Superior Offer.  If the board of directors of Company determines that, in accordance with clause (ii) of the immediately preceding sentence, F-Star’s or Sellers’ modified proposal is at least as favorable to Company and the Company Stockholders as the Superior Offer (after taking account any amendment or modification to the terms of such Superior Offer) then the board of directors of Company shall recommend such modified proposal to the Company Stockholders; provided, however, that in the event of any amendment or modification to the terms of such Superior Offer makes it more favorable than the latest modified proposal by F-Star or Sellers, the notification provisions above shall again apply, except that the Notice Period shall be three (3) Business Days rather than four (4) Business Days.  It is expressly understood and agreed by all Parties that a “stop, look and listen” or similar communication by the board of directors of Company, or a committee thereof, to the Company’s Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed a Company Change in Recommendation.

(d)Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting will not be limited or otherwise affected by any Company Change in Recommendation.

(e)Nothing contained in this Agreement will prohibit Company or its board of directors from making any disclosure or statement pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that no Company Change in Recommendation shall be made except in accordance with the terms of this Agreement.

6.3Access to Information; Confidentiality.  During the Pre-Closing Period, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such Party is subject, Company and F-Star each shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to, afford to the Representatives of the other, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including Tax records) and, during such period, Company and F-Star each will furnish promptly to the other all information concerning its business, properties and personnel as such other Party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either Party may reasonably request; provided, that, in each case, such access may be subject to such reasonable restrictions as Company or F-Star, as applicable, reasonably determines, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Body).  Any investigation conducted by Company or F-Star pursuant to this Section 6.3 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other Party.  Each Party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between F-Star and Company, which agreements the parties agree will continue in full force following the date of this Agreement.  Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Legal Requirement; provided, that such Party or its Subsidiary: (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver; (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information); and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

6.4Regulatory Approvals and Related Matters.

(a)Each Party will promptly file all notices, reports and other documents required to be filed by such Party with any Governmental Body with respect to the Contemplated Transactions, and submit promptly any additional information requested by any such Governmental Body.  Each of F-Star and Company will notify the other promptly upon the receipt of (and, if in writing, share a copy of) any communication received by such Party from, or given by such Party to, any Governmental Bodies and of any material communication received or given in connection with any proceeding by a private party, in each case in connection with the Contemplated Transactions.  Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Acquisition under any applicable foreign Legal Requirement relating to antitrust or competition matters.  Company and F-Star shall respond as promptly as is practicable to respond in compliance with:  (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.  Each of F-Star and Company will give the other prompt notice of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to any of the Contemplated Transactions, will keep the other reasonably informed as to the status of any such Legal Proceeding or threat, and, in connection with any such Legal Proceeding, will permit authorized representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)Upon the terms and subject to the conditions set forth in this Agreement and subject to this Section 6.4(b), each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy each of the conditions set forth in Article 7, consummate the Acquisition and make effective the other Contemplated Transactions (provided that no Party will be required to waive any of the conditions set forth in Article 7, as applicable, as part of its obligations to consummate the Contemplated Transactions).  Without limiting the generality of the foregoing, but subject to this Section 6.4(b), each Party agrees to use its commercially reasonable efforts to: (i) as promptly as practicable, prepare and file all filings (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions; and (iii) lift any restraint, injunction or other legal bar to the Contemplated Transactions.

6.5Director Indemnification and Insurance.

(a)From the Closing through the sixth (6th) anniversary of the Closing Date, Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing, a director or officer of any F-Star Company or Acquiring Company (the “D&O Indemnified Parties”), against all claims, losses, Liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of an F-Star Company or Acquiring Company, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Legal Requirement, and such F-Star Company’s or Acquiring Company’s Organizational Documents, as applicable.  Each D&O Indemnified Party will, to the fullest extent permitted under applicable Legal Requirements and the F-Star Company’s or Acquiring Company’s Organizational Documents, as applicable, be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the applicable Acquiring Company and the applicable F-Star Company, jointly and severally, upon receipt by Company or F-Star from the D&O Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent then required by applicable Legal Requirement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)From and after the Closing, Company shall maintain directors’ and officers’ liability insurance policies (at F-Star’s expense) for Company and its Subsidiaries, including F-Star and its Subsidiaries, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Company. In addition, prior to the Closing, Company shall purchase and fully pre-pay (at Company’s expense) a “tail” endorsement for the  Company’s existing directors’ and officers’ insurance policies and Company’s existing fiduciary liability insurance policies, in each case, that provides a six-year extended reporting period from and after the Closing for claims first made against an individual insured for any alleged or actual wrongful act(s) that occurred prior to the Closing (including in connection with this Agreement or the Contemplated Transactions) (the “D&O Tail”).  In the event the D&O Tail is not available to be purchased from the Company’s existing directors’ and officers’ and/or fiduciary liability insurer(s) then the Company shall obtain and fully pre-pay (at Company’s expense) the premium for directors’ and officers’ and fiduciary liability insurance policies which would be the equivalent of the D&O Tail with coverage that is substantially equivalent to and in any event not less favorable than the Company’s current existing directors’ and officers’ and fiduciary liability insurance and which cannot be cancelled for any reason. Additionally, F-Star will obtain run-off “tail” endorsements to its current directors’ and officers’ insurance policies (or runoff or “tail” policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of F-Star) with respect to acts or failures to act prior to the Closing.  Company shall (at F-Star’s expense) maintain products liability and human clinical trial liability insurance policies for Company and its Subsidiaries with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Company, and providing coverage for bodily injury or property damage caused by Company’s or its Subsidiaries’ products, including bodily injury or property damage occurring in connection with human clinical trials, anywhere in the world.  In addition, prior to the Closing, Company shall purchase and fully pre-pay (at F-Star’s expense)  a “tail” endorsement to Company’s existing global products liability and human clinical trial liability insurance policy that provides a six-year extended reporting period from and after the Closing for claims for alleged bodily injury or property damage that occurred prior to the Closing in connection with any of the Acquiring Companies’ products, including any alleged bodily injury or property damage occurring in connection with human clinical trials (the “Clinical Trial Tail”). In the event the Clinical Trial Tail is not available to be purchased from the Company’s existing global products liability and human clinical trial liability insurer, then Company shall obtain and fully pre-pay (at F-Star’s expense) the premium for products liability and human clinical trial liability insurance which would be the equivalent of the Clinical Trial Tail with coverage that is substantially equivalent to and in any event not less favorable than Company’s current existing products liability and human clinical trial liability insurance and which cannot be cancelled for any reason.  Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.5 in connection with their enforcement of their rights provided in this Section 6.5 but only if and to the extent that such Persons are successful on the merits of such enforcement action.

(c)The provisions of this Section 6.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of F-Star and Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(d)This Section 6.5 is intended to be (i) for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on F-Star, Company and their respective successors and assigns, (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any D&O Indemnified Party may have by contract or otherwise, including indemnification agreements that Company or F-Star have entered into with any of their respective directors or officers, and (iii) may not be amended, altered or repealed after the Closing without the prior written consent of the affected D&O Indemnified Party (provided that, for the avoidance of doubt, such amendment, alteration or repeal prior to the Closing shall be governed by Section 9.2).

(e)In the event Company or F-Star or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Company or F-Star, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

6.6Notification of Certain Matters.

(a)Company will give prompt notice to F-Star and each Seller, F-Star will give prompt notice to Company and each Seller will give prompt notice to F-Star and Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in a manner that causes the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, not to be satisfied, and (ii) any failure of Company, F-Star or such Seller, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b)Company, F-Star and each Seller will give prompt notice to the other of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Contemplated Transactions; (iii) any litigation relating to or involving or otherwise affecting Company, F-Star or such Seller that relates to the Contemplated Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or an F-Star Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or an F-Star Material Adverse Effect, as applicable.

(c)No notification given to a Party pursuant to this Section 6.6 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or the F-Star Disclosure Schedule, as appropriate, for purposes of Section 7.2 or Section 7.3, as appropriate.  The failure by a Party to give a notification required under this Section 6.6 or any delay in providing such a required notification shall not be treated as a breach of covenant for the purposes of Section 7.2(a) or Section 7.3(a), as applicable, unless such failure or delay results in material prejudice to another Party.

6.7Public Announcements.  The initial press release relating to this Agreement shall be a joint press release, and thereafter F-Star and Company will consult with each other before issuing any press release or otherwise making any public statements (including disclosure under the Securities Act or Exchange Act) with respect to the Acquisition or this Agreement.  No Party shall, and no Party shall permit any of its Subsidiaries or Representatives to, issue any press release or make any such public statement (to any customers or employees of such Party, to the public or otherwise) relating to the Acquisition without the prior consent of, in the case of (i) Company, F-Star, (ii) F-Star, Company or (iii) a Seller, F-Star and Company, which will not be unreasonably withheld, conditioned or delayed; provided, however, that (A) on the advice of outside legal counsel, Company may issue a press release or public statement without the consent of F-Star if Company, with the advice of outside legal counsel, reasonably determines is required by Legal Requirements or otherwise made in connection with a Company Change in Recommendation or the termination of this Agreement and (B) other than a press release announcing a Company Change in Recommendation or the termination of this Agreement or a subsequent press release relating to such Company Change in Recommendation or termination, any press release or public statement relating to the Acquisition to be issued without the consent of F-Star pursuant to clause (A) shall be subject to reasonable prior notice to and review of F-Star and Company shall consider any and all reasonable comments of F-Star thereon in good faith.  Notwithstanding the foregoing, each of Company and F-Star may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by Company or F-Star in compliance with this Section 6.7 and such statements do not result in the requirement to amend or supplement the Registration Statement or the Proxy Statement and are not deemed to be a “free-writing prospectus” as such term is defined under the Securities Act.  Further, Company may make issue one or more press releases or make public statements relating to the Approved Development Transaction or any Permitted Disposition.

6.8Conveyance Taxes.  Each Party will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees, and any similar Taxes which become payable in connection with the Contemplated Transactions that are required or permitted to be filed on or before the Closing or in relation to stamp Taxes in respect of the transfers of (or agreement to transfer) the F-Star Shares after the Closing.  Without limiting the generality of the forgoing,

Company shall not have any Liability for any Tax incurred by F-Star or any Seller in connection with the Contemplated Transactions.

6.9Board of Directors and Officers.  Until successors are duly elected or appointed and qualified in accordance with applicable Legal Requirements, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 6.9 are elected or appointed, as applicable, to the positions of officers and directors of Company, as set forth therein, to serve in such positions effective as of the Closing.  If any Person listed in Schedule 6.9 is unable or unwilling to serve as officer or director of Company, as set forth therein, the Party appointing such Person (as set forth on Schedule 6.9) shall designate a successor.

6.10Non-Solicitation by Company and F-Star.

(a)Non-Solicitation by Company.

(i)Prior to the receipt of Company Stockholder Approval, Company will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any Acquiring Company, directly or indirectly, to (i) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any Acquiring Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any Acquisition Transaction (other than an Acceptable Company Confidentiality Agreement); provided, however, that prior to obtaining the Company Stockholder Approval, Company may furnish nonpublic information regarding the Acquiring Companies to, and enter into discussions with, any Person in response to an Acquisition Proposal that, after consultation with its outside legal and financial advisors, Company’s board of directors determines in good faith is, or is reasonably expected to result in, a Superior Offer (and is not withdrawn) if (1) such Acquisition Proposal was not the result of a breach of this Section 6.10(a)(i), (2) the board of directors of Company concludes in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to constitute a breach of the fiduciary duties of the board of directors of Company to the Company Stockholders under applicable Legal Requirements, (3) prior to furnishing any such information to, or entering into discussions with, such Person, Company gives F-Star written notice of the identity of such Person and of Company’s intention to furnish information to, or enter into discussions with, such Person, and Company receives from such Person an executed confidentiality agreement on terms no more favorable to Company than the confidentiality agreement between F-Star and Company and containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Company (an “Acceptable Company Confidentiality Agreement”), and (4) prior to or simultaneously with furnishing any such information to such Person, Company furnishes or makes available such nonpublic information to F-Star (to the extent such nonpublic information has not been previously furnished or made available by Company to F-Star).  Company shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than F-Star, Sellers and their respective Affiliates) conducted heretofore by Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to an Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal, and, in connection therewith, Company will immediately discontinue access by any Person (other than F-Star, Sellers and their respective Affiliates) to any data room (virtual or otherwise) established by Company or its Representatives for such purpose.  Without limiting the generality of the foregoing, Company acknowledges and agrees that in the event any Representative of Company (or its Subsidiaries) takes any action that, if taken by Company (or its Subsidiaries), would constitute a breach of this Section 6.10(a)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(a)(i) by Company for purposes of this Agreement.

(ii)Prior to the receipt of Company Stockholder Approval, Company will promptly (and in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal or any inquiry or indication of interest that Company reasonably expects to lead to an Acquisition Proposal) advise F-Star orally and in writing of any Acquisition Proposal or inquiry or indication of interest that Company reasonably expects to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  Company will keep F-Star informed, on a prompt basis, in all material respects with respect to the status of any such Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

(b)Non-Solicitation by F-Star.

(i)Prior to the receipt of Company Stockholder Approval, F-Star will not and will not authorize or permit any of its Subsidiaries or authorize any Representative of any F-Star Company, directly or indirectly, to (v) solicit or initiate, or knowingly encourage, induce or facilitate the making, submission or announcement of any F-Star Acquisition Proposal or take any action that would reasonably be expected to lead to an F-Star Acquisition Proposal, (w) furnish any nonpublic information regarding any F-Star Company to any Person in connection with or in response to an F-Star Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an F-Star Acquisition Proposal, (x) engage in discussions or negotiations with any Person with respect to any F-Star Acquisition Proposal, (y) approve, endorse or recommend any F-Star Acquisition Proposal or (z) enter into any letter of intent or similar document or any agreement providing for or otherwise relating to any transaction described in the definition of “F-Star Acquisition Proposal”, taking into account the proviso in such definition.  F-Star shall, and shall cause its Subsidiaries and instruct its and their respective Representatives to, promptly upon the execution of this Agreement cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any Person (other than Company and its respective Affiliates) conducted heretofore by F-Star or any Subsidiary thereof or any of its or their respective Representatives, with respect to an F-Star Acquisition Proposal or which could reasonably be expected to lead to an F-Star Acquisition Proposal, and, in connection therewith, F-Star will immediately discontinue access by any Person (other than Company and its respective Affiliates) to any data room (virtual or otherwise) established by F-Star or its Representatives for such purpose.  Without limiting the generality of the foregoing, F-Star acknowledges and agrees that in the event any Representative of F-Star (or its Subsidiaries), takes any action that, if taken by F-Star (or its Subsidiaries) would constitute a breach of this Section 6.10(b)(i), the taking of such action by such Representative will be deemed to constitute a breach of this Section 6.10(b)(i) by F-Star for purposes of this Agreement.

(ii)Prior to the receipt of Company Stockholder Approval, F-Star will promptly (and in no event later than forty-eight (48) hours after receipt of any F-Star Acquisition Proposal or any inquiry or indication of interest that F-Star reasonably expects to lead to an F-Star Acquisition Proposal) advise Company orally and in writing of any F-Star Acquisition Proposal or inquiry or indication of interest that F-Star reasonably expects to lead to an F-Star Acquisition Proposal (including the identity of the Person making or submitting such F-Star Acquisition Proposal, inquiry or indication of interest, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period.  F-Star will keep Company informed, on a prompt basis, in all material respects with respect to the status of any such F-Star Acquisition Proposal, inquiry or indication of interest and any modification or proposed modification thereto.

6.11Restrictions on Transfer.

(a)Each Seller covenants and agrees for the benefit of Company that during the Pre-Closing Period, such Seller will not, directly or indirectly:

(i)offer, sell, transfer (whether by merger, operation of law or otherwise), pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding, directly or indirectly, with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of any shares in the F-Star Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the F-Star Share Capital (including any 2019 Loan Note), or any interest in any of the foregoing; or

(ii)take any other action with respect to shares in the F-Star Share Capital, any security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the F-Star Share Capital, or any interest in any of the foregoing, that would in any way restrict, limit, or interfere with the performance of such Seller’s obligations hereunder or the Contemplated Transactions.

(b)Notwithstanding the foregoing, any Seller may assign or transfer shares of F-Star Share Capital or the 2019 Loan Notes or any other security convertible into or exercisable or exchangeable for, or that represents the right to receive, shares in the F-Star Share Capital, or any interest in any of the foregoing, to any Permitted Transferee, provided, however, that (i) such assignment or transfer is made in accordance with applicable Legal Requirements and in compliance with any contractual restriction upon the assignment or transfer of such shares, securities or interests, including, where applicable, restrictions contained in the Articles of Association, the Shareholders’ Agreement or the 2019 Loan Note Instrument, (ii) such Permitted Transferee  has first executed a Joinder Agreement substantially in the form attached hereto as Exhibit G (“Joinder Agreement”), and (iii) if the Seller effecting the assignment or transfer is subject to a Seller Lock-Up Agreement, such Permitted Transferee has executed and delivered to Company a Seller Lock-Up Agreement with respect to the shares, securities or interests assigned or transferred to it.  “Permitted Transferee” shall have the meaning ascribed to it in the Articles of Association.

6.12Joinder Agreements; Seller Lock-Up Agreements.  F-Star shall cause each Person who is not already a Party and who acquires shares in the F-Star Share Capital or 2019 Loan Notes from F-Star subsequent to the date hereof to become a Party by executing a Joinder Agreement.  F‑Star shall use commercially reasonable efforts to cause the Sellers listed on Schedule III-B to execute and deliver Seller Lock-up Agreements.

6.13Listing; Symbol.  Company will use its commercially reasonable efforts to cause (a) the shares of Company Common Stock to be issued in connection with the Acquisition to be approved for listing (subject to notice of issuance) on Nasdaq at or prior to the Closing and (b) the Company Common Stock to be listed on Nasdaq under a symbol chosen by F-Star prior to the date hereof at or as promptly as possible after the Closing.

6.14Section 16 Compliance.  Subject to the following sentence, prior to the Closing, Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Company Common Stock (including derivative securities with respect to Company Common Stock) pursuant to this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company, to be exempt under Rule 16b-3 under the Exchange Act.  At least thirty (30) days prior to the Closing Date, F-Star will furnish the following information to Company for each individual who, immediately after the Closing, is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company: (a) the number of F-Star Ordinary Shares expected to be held by such individual immediately following the Share Conversion and exchanged for shares of Company Common Stock pursuant to the Acquisition; (b) the number of other derivative securities (if any) with respect to F-Star Shares held by such individual and expected to be converted into shares of Company Common Stock or derivative securities with respect to Company Common Stock in connection with the Acquisition; and (c) CCC and CIK codes for purposes of submitting SEC Section 16 filings.

6.15F-Star Share Incentives.   Prior to the Closing, the board of directors of F-Star (and, in the case of the matters described in Sections 6.15(a)(i) to (xi) below, the board of directors of Company) shall have adopted appropriate resolutions (in the case of resolutions to be adopted by the board of directors of Company, such resolutions to be provided by F-Star) and taken all other actions necessary and appropriate (in the case of the board of directors of Company, only to the extent specifically directed by F-Star) to provide for the following matters and actions described in this Section 6.15.

(a)Options granted under the F-Star EIP (“F-Star EIP Options”) and restricted share units granted under the F-Star EIP (“F-Star RSUs”):

(i)The board of directors of Company shall (conditional upon and effective at the Closing) assume the F-Star EIP without amendment, except that (a) references in the rules of that plan to “F-Star Therapeutics Limited” shall be references to Company and (b) references in the rules of that plan to “Ordinary Shares” shall be references to shares of Company Common Stock (such assumed plan to be referred to in this Section 6.15 as the “Assumed Plan”).

(ii)The board of directors of Company shall (conditional upon Closing and effective immediately after the Closing) grant to each holder of F-Star EIP Options a replacement option on the basis described in Sections 6.15(a)(iii) to (viii), (xiii) to (xv) below (a “Replacement EIP Option”).

(iii)Each Replacement EIP Option shall be granted under the Assumed Plan and shall be an option to subscribe for or purchase shares of Company Common Stock.

(iv)Each Replacement EIP Option shall be granted in consideration of the holder of the F-Star EIP Option that it is intended to replace (the “Original EIP Option”) releasing that Original EIP Option in full pursuant to an agreement in form and substance prepared by and satisfactory to F-Star.

(v)The aggregate exercise price payable to exercise (in full) each Replacement EIP Option shall be the same as the aggregate exercise price payable to exercise (in full) the Original EIP Option that it replaces; provided, however, that the exercise price with respect to a Replacement EIP Option may be adjusted with respect to any US Option to the extent that excess of the aggregate fair market value of the shares of Company Common Stock subject to the Replacement EIP Option immediately after the Closing over the aggregate exercise price of such Replacement EIP Option exceeds the excess of the aggregate fair market value of all shares subject to the Original EIP Option immediately before the Closing over the aggregate exercise price of such  Original EIP Option. For purposes of this Agreement, a “US Option” shall mean any F-Star EIP Option granted to United States participants under the F‑Star EIP.

(vi)The number of shares of Company Common Stock issuable on exercise (in full) of each Replacement EIP Option shall be calculated by applying the Exchange Ratio to the number of F-Star Ordinary Shares issuable on exercise (in full) of the Original EIP Option that it replaces, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. All

Replacement EIP Options with respect to US Options shall: (a) be on the same terms and conditions as with respect to the Original EIP Option, except to the extent such terms are rendered inoperative by reason of the transactions contemplated by this Agreement; and (b) not give the holders of Replacement EIP Options additional benefits that the holder did not have under the Original EIP Option.

(vii)The vesting schedule applicable to each Replacement EIP Option shall be the same as the vesting schedule applicable to the Original EIP Option that it replaces (and, for these purposes, the date on which vesting of each Replacement EIP Option shall be deemed to have commenced shall be the date on which the Original EIP Option that it replaces shall have commenced vesting).

(viii)Notwithstanding anything to the contrary in this Section 6.15, the grant of Replacement EIP Options in exchange for the release of Original EIP Options (a) shall be effected in such manner as shall meet the requirements of Part 6 of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 (an act of the UK Parliament) so as to ensure that each Replacement EIP Option shall qualify as “Replacement Options” under the said Part 6 of Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003, and (b) regardless of whether such Original EIP Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code shall be effected in a manner consistent with Treasury Regulation Section 1.424-1, such that the exchange of an Original EIP Option for a Replacement EIP Option shall not constitute a “modification” of such Original EIP Option for purposes of Section 409A or Section 424 of the Code.  For the avoidance of doubt, neither Company nor the board of directors of Company shall be responsible for or have any liability for assuring compliance with the provisions of this clause (viii) other than adoption of the resolutions provided by F-Star and the taking of such action as F-Star specifically directs.

(ix)Company shall also agree to grant to each holder of F-Star RSUs a replacement restricted share unit on the basis described in Sections 6.15(a)(x) to (xiv) below (a “Replacement EIP RSU”).

(x)Each Replacement EIP RSU shall be granted under the Assumed Plan and shall be a right to acquire shares of Company Common Stock.

(xi)Each Replacement EIP RSU shall be granted in consideration of the holder of the F-Star RSU that it is intended to replace (the “Original EIP RSU”) releasing that Original EIP RSU in full pursuant to an agreement in form and substance prepared by and satisfactory to F-Star.

(xii)The number of shares of Company Common Stock issuable on vesting (in full) of each Replacement EIP RSU shall be calculated by applying the Exchange Ratio to the number of F-Star Ordinary Shares issuable on vesting (in full) of the Original EIP RSU that it replaces, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. All Replacement EIP RSUs shall: (a) be on the same terms and conditions as with respect to the Original EIP RSU, except to the extent such terms are rendered inoperative by reason of the transactions contemplated by this Agreement; and (b) not give the holders of Replacement EIP RSUs additional benefits that the holder did not have under the Original EIP RSU.

(xiii)The board of directors of F-Star shall write to all holders of F-Star EIP Options and F-Star RSUs offering the holders of F-Star EIP Options the choice to exchange their F-Star EIP Options for Replacement EIP Options on the basis described in this Section 6.15(a), and offering the holders of F-Star RSUs the choice to exchange their F-Star RSUs for Replacement EIP RSUs on the basis described in this Section 6.15(a).  Such offer shall be made in compliance with all applicable Legal Requirements and F-Star hereby indemnifies the Company and its Representatives from and against all Liabilities that result from the failure of F-Star to comply with applicable Legal Requirements in connection therewith.

(xiv)If any holder of any F-Star EIP Option that is an “EMI Option” (as such term is defined in the rules of the F-Star EIP) fails to accept the offer to exchange their F-Star Option on the basis described in Sections 6.15(a)(i) to (ix) above, the portion of their F-Star Option that shall be unvested as at the Closing shall lapse immediately in accordance with Rule 8.2 (b) (ii) of the rules of the F-Star EIP.

(xv)If any holder of any F-Star EIP Option that is an “EMI Option” (as such term is defined in the rules of the F-Star EIP) fails to accept the offer to exchange its F-Star Option on the basis described in Section 6.15(a), upon the exercise of the portion of their F-Star Option that shall be vested as at the Closing, F-Star shall immediately exercise its right to procure the compulsory purchase (by Company) of F-Star Ordinary Shares issued upon such exercise in accordance with Article 28 of the Closing Articles of Association as in effect on the Closing Date.

(xvi)If any holder of an F-Star RSU fails to accept the offer to exchange its F-Star RSU on the basis described in Section 6.15(a), upon the vesting of such RSU, F-Star shall immediately exercise its right to procure the compulsory purchase (by Company) of F-Star Ordinary Shares subject to the F-Star RSU in accordance with Article 28 of the Closing Articles of Association as in effect on the Closing Date.

(xvii)From and after the Closing, F-Star shall cause Company to take such further action as may be required to effect the transactions specified in this Section 6.15(a).

(b)Options granted under the F-Star Alpha Limited Share Option Scheme (“F-Star Alpha Legacy Options”):

(i)Company shall not assume the F-Star Alpha Limited Share Option Scheme, and shall not make an offer of replacement options under Rule 12 of the rules of the F-Star Alpha Limited Share Option Scheme.

(ii)The board of directors of F-Star shall exercise its discretion under Rule 11.1 (d) of the rules of the F-Star Alpha Limited Share Option Scheme by issuing a notification to all holders of F-Star Alpha Legacy Options notifying them that they may exercise their F-Star Alpha Legacy Options conditional upon and effective at the Closing in accordance with such Rule 11.1 (d).

(iii)If the holder of any F-Star Alpha Legacy Option fails to exercise their F-Star Alpha Legacy Option on the basis described in Section 6.15(b)(ii) above, such unexercised F-Star Alpha Legacy Option shall cease to be exercisable effective upon Closing, and shall lapse at the expiry of the period of six months following Closing, in accordance with Rule 11.1 (d) of the rules of the F-Star Alpha Limited Share Option Scheme.

(iv)In connection with the exercise of any F-Star Alpha Legacy Options, F-Star shall obtain from each holder of F-Star Alpha Legacy Options that are exercised pursuant to the provisions of this Section 6.15(b) an executed Joinder Agreement pursuant to which such holder shall become a Seller for all purposes hereunder.

(v)If any holder of any F-Star Alpha Legacy Option fails to accept the offer to exercise its F-Star Alpha Legacy Option on the basis described in Section 6.15(b), upon the exercise such F-Star Alpha Legacy Option, F-Star shall immediately exercise its right to procure the compulsory purchase (by Company) of F-Star Ordinary Shares issued upon such exercise in accordance with Article 28 of the Closing Articles of Association as in effect on the Closing Date.

(c)Options granted under the F-Star Beta Limited Share Option Scheme (“F‑Star Beta Legacy Options”):

(i)The Company shall not assume the F-Star Beta Limited Share Option Scheme, and shall not make an offer of replacement options under Rule 12 of the rules of the F-Star Beta Limited Share Option Scheme.

(ii)The board of directors of F-Star shall exercise its discretion under Rule 11.1 (d) of the rules of the F-Star Beta Limited Share Option Scheme by issuing a notification to all holders of F-Star Beta Legacy Options notifying them that they may exercise their F-Star Beta Legacy Options conditional upon and effective at the Closing in accordance with such Rule 11.1 (d).

(iii)If the holder of any F-Star Beta Legacy Option fails to exercise their F-Star Beta Legacy Option on the basis described in Section 6.15(c)(ii) above, such unexercised F-Star Beta Legacy Option shall cease to be exercisable effective upon Closing, and shall lapse at the expiry of the period of six months following the Closing, in accordance with Rule 11.1 (d) of the rules of the F-Star Beta Limited Share Option Scheme.

(iv)In connection with the exercise of any F-Star Beta Legacy Options, F-Star shall obtain from each holder of F-Star Beta  Legacy Options that are exercised pursuant to the provisions of this Section 6.15(c) an executed Joinder Agreement pursuant to which such holder shall become a Seller for all purposes hereunder.

(v)If any holder of any F-Star Beta Legacy Option fails to accept the offer to exercise its F-Star Beta Legacy Option on the basis described in Section 6.15(c), upon the exercise such F-Star Beta Legacy Option, F-Star shall immediately exercise its right to procure the compulsory purchase (by Company) of F-Star Ordinary Shares issued upon such exercise in accordance with Article 28 of the Closing Articles of Association as in effect on the Closing Date.

(d)Options granted under the F-Star EMI Share Option Scheme (“F-Star Gmbh Legacy Options”):

(i)The Company shall not assume the F-Star EMI Share Option Scheme, and shall not make an offer of replacement options under Rule 13 of the rules of the F-Star EMI Share Option Scheme.

(ii)The board of directors of F-Star shall exercise its discretion under Rule 12.2 (a) of the rules of the F-Star EMI Share Option Scheme by issuing a notification to all holders of F-Star Gmbh Legacy Options notifying them that they may exercise their F-Star Gmbh Legacy Options conditional upon and effective at the Closing in accordance with such Rule 12.2 (a).

(iii)If the holder of any F-Star Gmbh Legacy Option fails to exercise their F-Star Gmbh Legacy Option on the basis described in Section 6.15(d)(ii) above, such unexercised F-Star Gmbh Legacy Option shall cease to be exercisable effective upon Closing, and shall lapse at the expiry of the period of six months following the Closing, in accordance with Rule 12.2 (a) of the rules of the F-Star EMI Share Option Scheme.

(iv)In connection with the exercise of any F-Star Gmbh Legacy Options, F-Star shall obtain from each holder of F-Star Gmbh Legacy Options that are exercised pursuant to the provisions of this Section 6.15(d) an executed Joinder Agreement pursuant to which such holder shall become a Seller for all purposes hereunder.

(v)If any holder of any F-Star Gmbh Legacy Option fails to accept the offer to exercise its F-Star Gmbh Legacy Option on the basis described in Section 6.15(d), upon the exercise such F-Star Gmbh Legacy Option, F-Star shall immediately exercise its right to procure the compulsory purchase (by Company) of F-Star Ordinary Shares issued upon such exercise in accordance with Article 28 of the Closing Articles of Association as in effect on the Closing Date.

6.16F-Star Replacement ESOP

(a)The board of directors of F-Star shall exercise its discretion under Schedule 6 of the ESOP Rollover Agreement dated 7 May 2019 between F-Star Therapeutics, Wilmington Trust SP Services (London) Limited (the “Security Trustee”) and the Shareholders (as therein defined), inter alia (the “F-Star Replacement ESOP Plan Rules”) to amend the F-Star Replacement ESOP Plan Rules such that:

(i)the definition of Selling Shareholder be amended to include a shareholder who sells their shares on a Share Sale for consideration in Listed Shares;

(ii)paragraph 6 of Schedule 3 to the F-Star Replacement ESOP Plan Rules be amended to apply the definition of Notional Exit Proceeds to a Share Sale for consideration in Listed Shares;

(iii)paragraph 2 of Schedule 3 to the F-Star Replacement ESOP Plan Rules be amended such that Rules 4(a) and 4(b) of the F-Star Replacement ESOP Plan Rules apply to the case of a Selling Shareholder on Share Sale for consideration in Listed Shares; and

(iv)paragraph 4(d) of the F-Star Replacement ESOP Plan Rules be amended such that the Shareholders pay the Security Trustee acting as trustee of the Beneficiaries the Exit Proceeds within five (5) Business Days of the expiry of the Sale Period (in the case of a Selling Shareholder) or within five (5) Business Days of notification by F-Star to the relevant Shareholder of the amount payable by such Shareholder (in the case of Non-Selling Shareholders).

(b)F-Star undertakes to use reasonable endeavors to procure Security Trustee’s agreement to amend the Schedule 7 of the ESOP Rollover Agreement dated 7 May 2019 between F-Star, the Security Trustee and the Shareholders (as therein defined) (the “Share Charge”) such that security over the charged shares in F-Star is released prior to Closing and security is taken over shares of an equivalent or greater value in the Company until the Shareholders obligations are discharged in full under the terms of the F-Star Replacement ESOP Plan.

(c)Such Sellers as are Chargors (as that term is defined in the Share Charge) by their execution and delivery of this Agreement agree to the amendments set out in clause (b) above.

(d)In this Section 6.16, terms capitalized but not otherwise defined in this Agreement shall have the meanings ascribed to them in the F-Star Replacement ESOP Plan Rules.

6.17Allocation Certificate.  F-Star will prepare and deliver to Company, at least five (5) Business Days prior to the Closing, a certificate signed by a duly authorized director of F-Star in a form reasonably acceptable to Company which sets forth (a) a true and complete list of Sellers immediately prior to the Closing and the number F-Star Shares owned by each such

Seller after giving effect to the Conversions and the F-Star Pre-Closing Financing, and (b) the allocation of the Acquisition Consideration among Sellers pursuant to the Acquisition (the “Allocation Certificate”).

6.18Employee Matters.  No provision of this Agreement shall (i) create any right in any current or former employee or other service provider of F-Star, Company or any of their respective Subsidiaries to continued employment or service or, subject to the terms of any applicable employment, consulting or other agreement, preclude the ability of F-Star, Company or any of their respective Subsidiaries to terminate the employment or service of any employee or service provider for any reason, (ii) require F-Star, Company or any of their respective Subsidiaries to continue any Company Employee Plan or F-Star Employee Plan or prevent the amendment, modification or termination thereof, (iii) confer upon any current or former employee or other service provider of F-Star, Company or any of their respective Subsidiaries, or any beneficiaries or dependents thereof, any rights or remedies under or by reason of this Agreement or (iv) be treated as an amendment to any Company Employee Plan or F-Star Employee Plan.

6.19Disclosure Schedules.  Each of Company and F-Star may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or F-Star Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in the Company Disclosure Schedule or F-Star Disclosure Schedule, as applicable, on the date hereof or that is necessary to correct any information in the Company Disclosure Schedule or F-Star Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Prior to the Closing, F-Star shall supplement Part 2.2 of the F-Star Disclosure Schedule and Part 4.1 of the F-Star Disclosure Schedule to reflect (A) the addition of Additional Investors and Permitted Transferees as “Sellers” hereunder and (B) the issuance of F‑Star Ordinary Shares in the F‑Star Pre-Closing Financing, the Conversions, and the issuance of F-Star Ordinary Shares pursuant to the exercise of F-Star Options or the vesting of F-Star RSUs in accordance with the terms under the F-Star Equity Plans.  Except as provided in the preceding sentence, any amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, F-Star or Sellers for purposes of Section 7.2(a) and 7.3(a) or any other provision of this Agreement.

6.20Tax Matters.  For U.S. federal income Tax purposes, the Parties intend that the Acquisition shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code. The Parties shall use their commercially reasonable efforts, and shall cause their respective Affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Acquisition to qualify as a reorganization within the meaning of Section 368(a) of the Code and no Party shall take any position on any Tax Return that is inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. None of the Parties makes any representation regarding whether the Acquisition will so qualify. The Parties acknowledge that each Party is relying solely on its own Tax advisors in connection with this Agreement, the Acquisition, and the other transactions and agreements contemplated hereby. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).  Notwithstanding anything herein to the contrary in this Agreement, no Party shall take, or omit to take, any action that could reasonably be expected to prevent or impede the Acquisition from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

6.21Legends.  The Parties agree and acknowledge that the certificates (or uncertificated book-entries, as applicable) representing shares of Company Common Stock issued pursuant to this Agreement shall bear the following legend (along with any other legends that may be required under applicable state and federal corporate and securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE, DISTRIBUTION OR OTHER TRANSFER, PLEDGE OR HYPOTHECATION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

6.22Permitted Dispositions; Approved Development Transaction.

(a)Notwithstanding anything in this Agreement to the contrary (but subject to the provisions set forth in this Section 6.22), Company shall be entitled to divest the Permitted Disposition Assets prior to the Closing in one or more Permitted Dispositions without the consent of F-Star; provided, however, that (i) if such Permitted Disposition results in the creation of ongoing obligations or Liabilities of any Acquiring Company, the terms of such Permitted Disposition shall be reasonably acceptable to F-Star, and (ii) if any such Permitted Disposition is not approved by the Company Stockholders, Company shall confirm (after consultation with Company’s outside legal counsel) upon F-Star’s request that approval of the Company Stockholders is not required by any Legal Requirement to consummate such Permitted Disposition.  Company shall provide to F-Star all documentation in respect of any Permitted Disposition at least five (5) Business Days prior to the consummation of such Permitted Disposition.  Notwithstanding anything to the contrary in this Agreement, the Contemplated Transactions (including the Closing) shall not be delayed by or conditioned upon the consummation of any Permitted Disposition.

(b)Notwithstanding anything in this Agreement to the contrary, prior to the Closing Company may enter into an Approved Development Agreement with the counterparty specified in the Term Sheet or any of its controlled Affiliates substantially on the terms and conditions set forth in the Term Sheet subject to the prior written consent of F-Star, such consent not to be unreasonably withheld, delayed or conditioned. Company shall provide to F-Star drafts of the proposed Approved Development Agreement promptly upon receipt and shall consider in good faith all reasonable comments provided by F-Star. Notwithstanding anything to the contrary in this Agreement, the Contemplated Transactions (including the Closing) shall not be delayed by or conditioned upon the consummation of the Approved Development Transaction.

6.23Company Reverse Stock Split.  Company shall submit to the Company Stockholders at the Company Stockholders’ Meeting a proposal to approve and adopt an amendment to the Company’s Organizational Documents to authorize the board of directors of Company to effect the Company Reverse Stock Split and shall take such other actions as shall be reasonably necessary to effectuate the Company Reverse Stock Split.

6.24Company Options and Company RSUs.

(a)Prior to the Closing, the board of directors of Company shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Company Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Closing Date and, following such acceleration, each Company Option that has an exercise price greater than the then current trading price for shares of Company Common Stock (i.e., “out-of-the-money” options) shall expire on the Closing Date, to the extent not exercised prior to the Closing. Prior to the Closing Date, Company shall take all actions that may be necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 6.24(a).

(b)Prior to the Closing, the board of directors of Company shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that all performance and other conditions to the lapsing of restrictions on each outstanding Company RSU, whether vested or unvested, shall be deemed to be satisfied as of immediately prior to the Closing Date.

6.25Stockholder Litigation.  During the Pre-Closing Period, Company shall (a) advise F-Star in writing of any stockholder litigation against it or its directors relating to this Agreement or the Contemplated Transactions promptly after becoming aware of any such litigation and shall keep F-Star apprised regarding developments in such stockholder litigation and (b) give F-Star the opportunity to participate in the defense or settlement of any stockholder litigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation without F-Star’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.26Termination of Contracts.  Company shall use commercially reasonable efforts to (a) reasonably promptly after the date hereof terminate all Contracts listed on Schedule 6.26 and (b) fully satisfy, waive or otherwise discharge all obligations of Company and its Subsidiaries under such Contracts, in each case prior to Closing.

6.27Company Lease Obligations.  Company shall use reasonable efforts from and after the date hereof to assign or sublease the operating facility lease for the property located at 35 Parkwood Drive, Suite 210, Hopkinton, Massachusetts, 01748, on such terms as the Company may determine in its sole and absolute discretion.

6.28F-Star Financials.  No later than the date hereof, F-Star shall furnish to Company the F-Star Audited Financials and the F-Star Predecessor Audited Financials.  F-Star will use commercially reasonable efforts to furnish to Company by August 17, 2020 the F-Star Unaudited Financials for the six-months ended June 30, 2019 and 2020.  Thereafter, F-Star shall promptly provide Company with the F-Star Unaudited Financials for each subsequent interim period completed prior to Closing that would be required to be included in the Proxy Statement and the Registration Statement or any periodic report due prior to the Closing if F-Star were subject to the periodic reporting requirements under the Securities Act or the Exchange Act.

6.29Articles of Association.  From the Closing through the first (1st) anniversary of the Closing Date, Company shall not amend Article 28 of the Closing Articles of Association as in effect on the Closing Date.

6.30Equity Commitment Exchange.  Each of the Parties acknowledges and agrees that at any time prior to the Closing, an Investor or an Additional Investor party to an Equity Commitment Letter or Additional Equity Commitment Letter, as applicable, may elect to exchange all or a portion of such Person’s Equity Commitment (as defined and set forth in such Person’s Equity Commitment Letter or Additional Equity Commitment Letter, as applicable) (the amount that is the subject of such election, the “Equity Commitment Exchange Amount”) for a 2019 Loan Note issued by F-Star having a principal amount equal to such Person’s Equity Commitment Exchange Amount (an “Equity Commitment Exchange”); provided, that, in no event shall the aggregate Equity Commitment Exchange Amount elected by all Investors and Additional Investors exceed $3,000,000.

6.31F-Star Pre-Closing Financing. F-Star shall use its commercially reasonable efforts to consummate the F-Star Pre-Closing Financing for gross proceeds of not less than the Target Proceeds.

ARTICLE 7

CONDITIONS TO THE CLOSING

7.1Conditions to Obligation of Each Party to Effect the Acquisition.  The respective obligations of each Party to effect the Acquisition will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) preventing the consummation of the Acquisition shall have been issued by any court of competent jurisdiction and remain in effect; and there will not be any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(b)Stockholder Approval.  The Company Stockholder Approval Matters will have been duly approved by the Company Stockholder Approval Threshold.

(c)Effective Registration Statement and Proxy Statement.  The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and, prior to the conclusion of the Company Stockholders’ Meeting, (i) the SEC shall have issued no order suspending the use of the Proxy Statement, and (ii) no proceeding in respect of the Proxy Statement shall have been initiated by the SEC.

(d)Listing; Symbol.  The shares of Company Common Stock to be issued in connection with the Acquisition shall be approved for listing on Nasdaq, subject to consummation of the Contemplated Transactions and official notice of issuance.

(e)Regulatory Approvals.  All foreign antitrust approvals, to the extent applicable, shall have been obtained.

7.2Additional Conditions to Obligations of F-Star and Sellers.  The obligation of F-Star and Sellers to effect the Acquisition is also subject to the following conditions:

(a)Representations and Warranties.  (i) The representations and warranties of Company contained in Sections 3.1(b) and 3.1(c) (Organization and Qualification; Charter Documents), Section 3.2 (Capital Structure) and Sections 3.3(a), 3.3(b), 3.3(c)(i) and 3.3(c)(ii) (Authority; Non-Contravention; Approvals) (other than, with respect to the representations and warranties contained in Section 3.2, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of Company contained in this Agreement or in any certificate or other agreement delivered by Company pursuant hereto shall be true and correct at and as of the date hereof and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “Company Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, a Company Material Adverse Effect.

(b)Agreements and Covenants.  Company will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)Company Material Adverse Effect.  Since the date hereof no Company Material Adverse Effect shall have occurred and be continuing.

(d)Other Deliveries.  F-Star will have received certificates of good standing (or equivalent documentation) of Company in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of Company’s Certificate of Incorporation, a certificate as to the incumbency of directors and officers and the adoption of resolutions of the board of directors of Company approving this Agreement and the consummation of the Contemplated Transactions, and a certificate executed by a duly authorized officer of Company confirming that the conditions set forth in Sections 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(f), 7.2(g), 7.2(h) and 7.2(i) have been duly satisfied.

(e)Company Officers and Board of Directors.  F-Star will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Company and the resigning officers of Company listed on Schedule VI, pursuant to which each such person will resign as a member of the board of directors of Company and as an officer of Company, as applicable, effective as of the Closing, and Company’s board of directors will have adopted a resolution removing each officer of Company listed on Schedule VI from their respective positions as officers of Company effective as of the Closing.  Company shall have caused the board of directors of Company to be constituted as set forth in Section 6.9 effective as of the Closing.

(f)Company Lock-up Agreements.  The Company Lock-up Agreements shall be in full force and effect and shall continue to be in full force and effect immediately following the Closing.

(g)Suspension in Trading or Listing.  No delisting or suspension in trading of Company Common Stock on Nasdaq shall have occurred and be continuing.

(h)Termination of Company Contracts.  The Contracts set forth on Schedule 6.26 shall have been terminated, or, to the extent such Contracts have not been terminated as of the Closing, notice of termination shall have been given and any monetary Liabilities resulting from such termination shall have been accounted for in the calculation of Net Cash.

(i)Company Reverse Stock Split.  Company shall have effected the Company Reverse Stock Split and provided F-Star with a file-stamped copy of the amendment to Company’s Certificate of Incorporation effecting the Company Reverse Stock Split.

7.3Additional Conditions to Obligations of Company.  The obligation of Company to effect the Acquisition is also subject to the following conditions:

(a)Representations and Warranties.  (i) The representations and warranties of F-Star contained in Sections 2.1(b) and 2.1(c) (Organization and Qualification; Charter Documents), Section 2.2 (Capital Structure), Sections 2.3(a), 2.3(b)(i), and 2.3(b)(ii) (Authority; Non-Contravention; Approvals), Section 2.11(f) (Employee Benefit Plans) and Section 2.22 (Ownership of Company Capital Stock) and the representations and warranties of Sellers contained in Sections 4.1 (Ownership of F-Star Share Capital and Loan Notes), and 4.2 (Authority; Non-Contravention) (other than, with respect to the representations and warranties contained in Sections 2.2 and 4.1, inaccuracies that are de minimis, individually or in the aggregate) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), and (ii) the other representations and warranties of F-Star and Sellers contained in this Agreement or in any certificate or other agreement delivered by F-Star or Sellers, as applicable, pursuant hereto shall have been true and correct in all respects at and as of the date hereof and shall be true and correct in all respects on and as of the Closing with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except, in the case of clause (ii), where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to “materially,” “F-Star Material Adverse Effect” and words of similar import set forth therein) has not had, individually or in the aggregate, an F-Star Material Adverse Effect.

(b)Agreements and Covenants.  F-Star and Sellers will have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)F-Star Pre-Closing Financing.  The F-Star Pre-Closing Financing shall have been consummated in accordance with the terms of the F-Star Pre-Closing Financing Agreements.

(d)F-Star Material Adverse Effect.  Since the date hereof no F-Star Material Adverse Effect shall have occurred and be continuing.

(e)Other Deliveries.

(i)Company will have received: certificates of good standing (or equivalent documentation) of F-Star in its jurisdiction of organization and each foreign jurisdiction in which it is qualified, a certified copy of the Articles of Association; a certified copy of the register directors, certified copies of the resolutions of the board of directors of F-Star approving the Contemplated Transactions (as applicable), and a certificate executed by a duly authorized director of F-Star confirming that the conditions set forth in Sections 7.3(a), 7.3(b) and 7.3(d) have been duly satisfied.

(ii)Sellers shall have delivered to the Exchange Agent duly executed transfers in favor of Company of all of the F-Star Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed;

(iii)Sellers shall have delivered to the Exchange Agent the share certificates representing the F-Star Shares (or the indemnity for lost certificates pursuant to Section 1.9(b)); and

(iv)Sellers shall have delivered to the Exchange Agent or Company such waivers or consents as may be necessary to enable Company or its nominee(s) to become the registered holder of all of the F-Star Shares and such share certificates (or indemnities for lost share certificates) and stock transfer forms as may be required to give a good title to the F-Star Shares and to enable Company or its nominee(s), subject to stamping, to become the registered holders of them.

(f)Allocation Certificate.  A duly authorized director of F-Star will have executed and delivered to Company the Allocation Certificate.

(g)Conversions.  The Conversions shall have occurred.

(h)Seller Lock-up Agreements.  The Seller Lock-up Agreements shall be in full force and effect and shall continue to be in full force and effect immediately following the Closing.

ARTICLE 8

TERMINATION

8.1Termination.  This Agreement may be terminated and the Acquisition may be abandoned, at any time prior to the Closing, notwithstanding approval thereof by the Company Stockholders:

(a)by mutual written consent of Company and F-Star duly authorized by each of their respective boards of directors;

(b)by either F-Star or Company, after the End Date, if the Acquisition has not been consummated (provided that the right to terminate this Agreement under this Section 8.1(b) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Acquisition to occur on or before such date; provided, further, that the End Date shall be subject to extension to the extent required to permit compliance with the provisions of Section 1.5, including the final determination of Net Cash thereunder; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, each of Company and F-Star shall be entitled to extend the period for termination of this Agreement pursuant to this Section 8.1(b) for an additional sixty (60) days);

(c)by either F-Star or Company if a Governmental Body has issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition;

(d)by either F-Star or Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have taken a final vote on the Company Stock Issuance and Company Reverse Stock Split and (ii) the Company Stock Issuance or Company Reverse Stock Split shall not have been approved by the Company Stockholder Approval Threshold; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a Party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such Party and such action or failure to act constitutes a material breach by such Party of this Agreement;

(e)by F-Star upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 8.1(e) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by F-Star to Company of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(e); provided further that no termination may be made pursuant to this Section 8.1(e) solely as a result of the failure of Company to obtain the Company Stockholder Approval (in which case such termination must be made pursuant to Section 8.1(d));

(f)by Company upon breach of any of the representations, warranties, covenants or agreements on the part of F-Star or Sellers set forth in this Agreement, or if any representation or warranty of F-Star or Sellers will have become inaccurate, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided if such breach or inaccuracy is curable by F-Star or Sellers, then this Agreement will not terminate pursuant to this Section 8.1(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the thirtieth (30th) day following the date of written notice given by Company to F-Star of such breach or inaccuracy and its intention to terminate this Agreement pursuant to this Section 8.1(f);

(g)by Company, if there will have occurred any F-Star Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such F-Star Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by Company to F-Star of such F-Star Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(g);

(h)by F-Star, if there will have occurred any Company Material Adverse Effect since the date hereof; provided, however, such termination shall only be effective if such Company Material Adverse Effect, if curable, is not cured within thirty (30) days following the date of written notice given by F-Star to Company of the occurrence of such Company Material Adverse Effect and its intention to terminate this Agreement pursuant to this Section 8.1(h);

(i)by F-Star, prior to obtaining the Company Stockholder Approval, if (i) the board of directors of Company has failed to include the Company Board Recommendation in the Registration Statement or effected any Company Change in Recommendation; (ii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (v)), the board of directors of Company has failed to publicly reaffirm the Company Board Recommendation within five (5) Business Days after F-Star so requests in writing; (iii) Company has entered into any letter of intent or definitive agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 6.10(a)(i)); (iv) Company or any director or officer of Company shall have willfully and intentionally breached any provision set forth in Section 6.2 or Section 6.10(a)(i); or (v) the board of directors of Company has failed to recommend against, or taken a neutral position with respect to, a tender or exchange offer related to any Acquisition Proposal in any position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act;

(j)by Company, prior to obtaining the Company Stockholder Approval, if (i) Company has received a Superior Offer, (ii) Company has complied in all material respects with its obligations under Section 6.2(c) in order to accept such Superior Offer, (iii) Company concurrently terminates this Agreement and enters into a definitive agreement with respect to such Superior Offer and (iv) Company pays to F-Star the Company Termination Fee in accordance with Section 8.3(b) no later than two (2) Business Days following such termination; or

(k)by Company, if the F-Star Pre-Closing Financing is terminated or does not occur prior to the End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(k) shall not be available to Company where the failure to obtain the F-Star Pre-Closing Financing shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a material breach by Company of this Agreement.

8.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will forthwith become void and there will be no Liability on the part of any Party or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 8.2 and 8.3 and (ii) for any Liability for any knowing breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 8.2 and Section 8.3(e), a “knowing breach” is an act or omission with the actual knowledge that such act or omission represents, or would cause, a breach of this Agreement).  No termination of this Agreement will affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article 8 and in addition to Article 9, survive termination of this Agreement in accordance with its terms.

8.3Expenses; Termination Fees.

(a)Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions will be paid by the Party incurring such expenses, whether or not the Acquisition is consummated.  Notwithstanding the foregoing, (A) Company and F-Star shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred (i) in relation to the filings by the Parties under any filing requirement under any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions, (ii) by engagement of a proxy soliciting firm in connection with obtaining approval of the Company Stockholder Approval Matters, (iii) by engagement of the Exchange Agent and (iv) in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto; provided, however, that in no event shall F-Star be obligated to bear any such costs and expenses in excess of $50,000, and (B) F-Star shall be solely responsible for all listing fees payable to Nasdaq in connection with the listing of the shares of Company Common Stock to be issued in connection with the Acquisition and reasonable out-of-pocket expenses of Company incurred in connection therewith.  Each of the Parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions, without which, the Parties would not enter into this Agreement.

It is understood and agreed that all fees and expenses incurred or to be incurred by Company in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by Company in cash at or prior to the Closing.

(b)Company will pay to F-Star a termination fee (the “Company Termination Fee”) in an amount in cash equal to $2,000,000, less any amounts previously paid pursuant to Section 8.3(c), in the event that this Agreement is terminated pursuant to (i) Section 8.1(b),  (ii) Section 8.1(d),  (iii) Section 8.1(e), (iv) Section 8.1(i) or (v) Section 8.1(j); provided that, in the case of each of clauses (i), (ii) and (iii), an Acquisition Proposal has been publicly announced, disclosed or otherwise communicated to Company’s board of directors after the date hereof and prior to such termination and, within nine (9) months after the date of such termination, Company entered into a definitive agreement with respect to, or consummates, an Acquisition Transaction, such fee to be paid not later than two (2) Business Days after such entry into a definitive agreement or such Acquisition Transaction is consummated; provided that for purposes of this Section 8.3(b) all references in the definition of Acquisition Transaction to 20% shall instead refer to 50%. If this Agreement is terminated by F-Star pursuant to Section 8.1(i), then Company shall pay the Company Termination Fee to F-Star within two (2) Business Days following such termination.

(c)Company shall no later than two (2) Business Days after receipt of reasonable supporting documentation evidencing such fees and expenses reimburse F-Star and Sellers for all fees and expenses (up to $750,000) incurred by F-Star and Sellers in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions if this Agreement is terminated by either party pursuant to Section 8.1(d).

(d)F-Star will pay to Company a termination fee (the “F-Star Termination Fee”) in an amount in cash equal to $2,000,000 in the event that this Agreement is terminated by Company pursuant to Section 8.1(k).

(e)In the event that F-Star shall be entitled to receive the Company Termination Fee or Company shall be entitled to receive the F-Star Termination Fee, such fee is not a penalty but shall be liquidated damages in a reasonable amount for any and all losses or damages suffered or incurred by F-Star and Sellers, on the one hand, Company, on the other hand, or in connection with the matter forming the basis for such termination.  Notwithstanding any other provision of this Agreement to the contrary, other than as provided in this Section 8.3(e), the Parties agree that the payments contemplated by this Section 8.3 represent the sole and exclusive remedies of F-Star and Sellers, on the one hand, and Company, on the other hand, in respect of a termination pursuant to Section 8.1 under circumstances requiring the payment of the Company Termination Fee or the F-Star Termination Fee, as applicable; provided, that this Section 8.3(e) shall not apply where F-Star’s right to terminate this Agreement pursuant to Section 8.1(d), 8.1(e) or 8.1(i) results from, or Company terminates this Agreement pursuant to Section 8.1(j) following, a knowing breach by Company of this Agreement.

(f)If Company or F-Star, as applicable, fails to pay when due any amount payable by Company or F-Star, as applicable, under this Section 8.3, then (i) Company or F-Star will, as applicable, reimburse F-Star and Sellers, on the one hand, and Company, on the other hand, for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Parties of their rights under this Section 8.3, and (ii) Company or F-Star, as applicable, will pay to F-Star and Sellers, on the one hand, or Company, on the other hand, interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Parties entitled thereto in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9

GENERAL PROVISIONS

9.1Notices.  Any notice or other communication required or permitted to be delivered to any Party under this Agreement will be in writing and will be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m.  (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such Party below (or to such other address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

(a)If to F-Star or Sellers:

F-Star Therapeutics Limited

Eddeva B920, Babraham Research Campus

Cambridge, CB22 3AT, UK

Attn:  John Fitzpatrick

Email:  john.fitzpatrick@f-star.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA  02111

Attn.:  William C. Hicks; Matthew W. Tikonoff

Email:  WCHicks@mintz.com; MWTikonoff@mintz.com

(b)If to Company:

Spring Bank Pharmaceuticals, Inc.

35 Parkwood Dr., Suite 210

Hopkinton, MA 01748

Attn: Martin Driscoll; Garrett Winslow

Email: mdriscoll@springbankpharm.com; gwinslow@springbankpharm.com

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, NY 10020
Attn:  John D. Hogoboom
Email:  jhogoboom@lowenstein.com

9.2Amendment.  This Agreement may be amended by action taken in writing by or on behalf of the respective boards of directors of Company and F-Star; provided that no representation, warranty or covenant in this Agreement with respect to a Seller may be amended in a manner adverse to a Seller unless such amendment applies to all Sellers in the same fashion and the Parties obtain the prior written approval of such amendment from the Seller Majority; provided further that any amendment or waiver of the provisions of Section 6.5 after the Closing which adversely affects the D&O Indemnified Parties must be approved in writing by the D&O Indemnified Parties; and provided further that, after approval of the Acquisition by the Company Stockholder Approval no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.

9.3Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.4Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Contemplated Transactions are fulfilled to the extent possible.

9.5Entire Agreement.  This Agreement and the CVR Agreements constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

9.6Successors and Assigns.  This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) F-Star and its successors and assigns (if any); and (c) Sellers and their respective heirs, successors and assigns (if any).  This Agreement will inure to the benefit of:  (i) Company; (ii) F-Star; (iii) Sellers; and (iv) the respective heirs, successors and assigns (if any) of the foregoing.  Neither Company nor F-Star may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of both the other and a Seller Majority, and no Seller may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Company, F-Star and a Seller Majority (calculated by disregarding the shares in the F-Star Share Capital held by the assigning Seller).  Any purported assignment in violation of this Section 9.6 shall be null and void ab initio.

9.7Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 (which is intended to be for the benefit of D&O Indemnified Parties and may be enforced by D&O Indemnified Parties).  Notwithstanding the foregoing, for the avoidance of doubt, Company shall have the right to enforce this Agreement directly against any Seller in the event of a breach by such Seller of this Agreement.

9.8Waiver.  No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Closing, any Party may, with respect to any other Party, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the Party or Parties to be bound.

9.9Remedies Cumulative; Specific Performance.  Except for the matters described in Section 8.3(e) as exclusive remedies, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each Party agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement: (a) such first Party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such first Party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

9.10Governing Law; Venue; Waiver of Jury Trial.

(a)This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)The Parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom.  Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the Contemplated Transactions may not be enforced in or by such courts.  Each Party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the Contemplated Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.1 or in any other manner permitted by applicable Legal Requirement.

(c)EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.11Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

9.12Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit upon the judgment in such action or suit becoming final and nonappealable.

9.13Cooperation.  Each Party agrees to cooperate fully with the other Parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement and the Contemplated Transactions.

9.14Limited Survival of Representations and Warranties.  The representations and warranties of F-Star, Sellers and Company contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.15Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(b)The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)The term “knowledge of Company,” and all variations thereof, will mean the actual knowledge of the Company Persons, or any of them, after reasonable inquiry.  The term “knowledge of F-Star,” and all variations thereof, will mean the actual knowledge of the F-Star Persons, or any of them, after reasonable inquiry.

(f)Unless otherwise specified, all calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001).

(g)For purposes of this Agreement, information “provided to,” “made available to ”, “supplied to” or “to be supplied to” hereunder shall be deemed to include any information made available by Company to F-Star or by F-Star to Company, as applicable, in the virtual dataroom(s) of Company or F-Star, as applicable, prior to the date of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Share Exchange Agreement to be executed as of the date first written above.

F-STAR THERAPEUTICS LIMITED

By:	/s/ Eliot Forster, Ph.D.
Name: Eliot Forster, Ph.D.
Title: President and Chief Executive Officer

SPRING BANK PHARMACEUTICALS, INC.

By:	/s/ Martin Driscoll
Name: Martin Driscoll
Title: President and Chief Executive Officer

SELLERS

ATLAS VENTURE FUND VII, L.P.
By:	Atlas Venture Associates VII, L.P.
Its general partner
By:	Atlas Venture Associates VII, Inc.
Its general partner
By:	/s/ Travis MacInnes
Name: Travis MacInnes
Title: Authorised Signatory

ATLAS VENTURE OPPORTUNITY FUND I, L.P.
By:	Atlas Venture Associates Opportunity I, L.P.
Its general partner
By:	Atlas Venture Associates Opportunity I, LLC
Its general partner

By:	/s/ Ommer Chohan
Name: Ommer Chohan
Title: Authorised Signatory

COOPERATIEVE AESCAP VENTURE I U.A.
By: AESCAP VENTURE MANAGEMENT B.V.
Its acting manager
By:	/s/ Patrick Krol
Name: Patrick Krol
Title: Authorised Signatory
By:	/s/ Hans Bosman
Name: Hans Bosman
Title: Authorised Signatory
TVM LIFE SCIENCE VENTURES VI GMBH & CO. KG, Munich
By: TVM CAPITAL GMBH
Its general partner and liquidator
By:	/s/ Stefan Fischer
Name: Stefan Fischer
Title: Authorised Signatory
By:	/s/ Josef Moosholzer
Name: Josef Moosholzer
Title: Authorised Signatory
TVM LIFE SCIENCE VENTURES VI LIMITED PARTNERSHIP, Cayman Islands
By: TVM LIFE SCIENCE VENTURES VI CAYMAN LIMITED
Its general partner
By:	/s/ Stefan Fischer
Name: Stefan Fischer
Title: Authorised Signatory
By:	/s/ Josef Moosholzer
Name: Josef Moosholzer
Title: Authorised Signatory

MP HEALTHCARE VENTURE MANAGEMENT, INC.
By:	/s/ Jeffrey Moore
Name: Jeffrey Moore
Title: Authorised Signatory
MERCK VENTURES BV
By:	/s/ Jasper Bos
Name: Jasper Bos
Title: Authorised Signatory
By:	/s/ Hakan Goker
Name: Hakan Goker
Title: Authorised Signatory
S.R. ONE, LIMITED
By:	/s/ Karen Narolewski Engel
Name: Karen Narolewski Engel
Title: Vice President
NOVO HOLDINGS A/S
By:	/s/ John P. Fitzpatrick
Name: John P. Fitzpatrick
Title: Acting Attorney
JSH BIOTECH APS
By:	/s/ John Haurum
Name: John Haurum
Title: Authorised Signatory
ARK INVEST APS
By:	/s/ John Haurum
Name: John Haurum
Title: Authorised Signatory
/s/ John Haurum
John Haurum

/s/ Eliot Forster
Eliot Forster
/s/ Jonathan Milner
Jonathan Milner
/s/ John P. Fitzpatrick, power of attorney
Michael John Davies
/s/ John P. Fitzpatrick, power of attorney
Jacqueline Doody
/s/ John P. Fitzpatrick, power of attorney
Gordana Wozniak-Knopp
/s/ John P. Fitzpatrick, power of attorney
Mihriban Tuna
/s/ John P. Fitzpatrick, power of attorney
Florian Ruker
/s/ John P. Fitzpatrick, power of attorney
Jane Dancer
/s/ John P. Fitzpatrick, power of attorney
Haijun Sun
/s/ John P. Fitzpatrick, power of attorney
Tolga Hassan
/s/ John P. Fitzpatrick, power of attorney
Neil Brewis
/s/ John P. Fitzpatrick, power of attorney
John Edwards
/s/ John P. Fitzpatrick, power of attorney
Kathleen Courtemanche

THE FOLLOWING EXHIBITS AND SCHEDULES TO THE SHARE EXCHANGE AGREEMENT HAVE BEEN OMITTED IN ACCORDANCE WITH ITEM 601(B)(2) OF REGULATION S-K.

Exhibits

Exhibit F	Form of Deed of Termination – Shareholders’ Agreement
Exhibit H:	Sample Net Cash Calculation
Exhibit J:	Sample Exchange Ratio Calculation

Schedules:

Schedule I	Sellers
Schedule II	Company Lock-up Agreement Parties
Schedule III-A	Seller Lock-up Agreement Parties
Schedule III-B	Additional Seller Lock-up Agreement Parties
Schedule IV	Company Voting Agreement Parties
Schedule V	F-Star Pre-Closing Financing Subscription Amounts
Schedule VI	Company Director and Officer Resignations
Schedule 5.1	Conduct of Company Business
Schedule 5.1(t)	Vendors
Schedule 6.9	Director and Officer Appointees
Schedule 6.26	Termination of Contracts

F-Star Disclosure Schedule
Part 2.1 – Organization and Qualification; Charter Documents
Part 2.2 – Capital Structure
Part 2.3(b) – Authority; Non-Contravention; Approvals
Part 2.4(d) – No Undisclosed Liabilities
Part 2.5 – Absence of Certain Changes or Events
Part 2.6 – Taxes
Part 2.7 – Intellectual Property
Part 2.9(a) – Legal Proceedings; Orders
Part 2.10 – Brokers’ and Finders’ Fees
Part 2.11 – Employee Benefit Plans
Part 2.12 – Title to Assets; Real Property
Part 2.15 – F-Star Contracts
Part 2.17(b) – Insurance
Part 2.19 – Interested Party Transactions
Part 4.1 – Ownership of F-Star Issued Share Capital and Loan Notes

Part 4.5 – Ownership of Company Capital Stock
Company Disclosure Schedule
Part 3.1(a) – Organization and Qualification
Part 3.2(b) – Company Options and Company RSU
Part 3.2(c) – Company Warrants
Part 3.2(d) – Restrictive Rights
Part 3.3(c) – Non-Contravention
Part 3.5(e) – Undisclosed Liabilities
Part 3.6 – Absence of Certain Changes or Events
Part 3.7(d) – Tax Matters
Part 3.8 – Intellectual Property
Part 3.9 – Compliance with Legal Requirements
Part 3.10(a) – Legal Proceedings; Orders
Part 3.11 – Brokers’ and Finders’ Fees
Part 3.12 – Employee Benefit Plans
Part 3.13 – Title to Assets; Real Property
Part 3.15(a) – Labor Matters
Part 3.16 – Material Contracts
Part 3.18 – Insurance
Part 3.23 – Interested Party Transactions
Part 3.24 – Bank Accounts; Deposits

Spring Bank Pharmaceuticals, Inc. will furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request, provided however that Spring Bank Pharmaceuticals, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended for any schedule so furnished as such exhibits are both not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acquiring Companies” means Company and its Subsidiaries.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of Company (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries); or

(c)any liquidation or dissolution of any of Company (or its Subsidiaries).

For the avoidance of doubt, no Permitted Disposition shall be deemed to be an Acquisition Transaction.

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Approved Development Agreement” means a definitive agreement entered into by Company for the Approved Development Transaction, including all exhibits, schedules and related agreements thereto.

“Approved Development Transaction” means the proposed transaction relating to Company’s STimulator of INterferon Genes (STING) antagonist program contemplated by the Term Sheet.

“Articles of Association” means the articles of association of F-Star as amended and in effect from time to time prior to Closing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Closing Articles of Association” means the amended articles of association of F-Star substantially in the form attached hereto as Exhibit I to be adopted on or after Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company 2016 Warrants” means the warrants to purchase 1,633,777 shares of Company Common Stock issued by Company on November 23, 2016.

“Company Common Stock” means the Common Stock of Company, par value $0.0001.

“Company Disclosure Schedule” means the disclosure schedule that has been delivered by Company to F-Star as of the date hereof.

“Company IP Rights” means all IP Rights in which an Acquiring Company has any right, title or interest or which are used or held for use by an Acquiring Company.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects, has, or is reasonably expected to have, a material adverse effect on: (a) the business, financial condition, operations or results of operations of the Acquiring Companies taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Acquiring Companies participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (ii) changes in the trading price or trading volume of Company Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Company Common Stock may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) any failure by Company to meet any Company estimates or expectations of Company’s development programs, any internal or analyst projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any Effect causing or contributing to such failures to meet projections or forecasts may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate; (vii) general conditions in financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure event), to the extent that such conditions and changes do not have a disproportionate impact on the Acquiring Companies, taken as a whole, relative to other companies in the industry in which the Acquiring Companies operate or to which other companies undertaking transactions similar to the Contemplated Transactions may be subject; (viii) the taking of any action, or the failure to take any action, by any Acquiring Company, that is required or reasonably necessary to comply with the terms of this Agreement or the taking of any action permitted by Part 5.1 of the Company Disclosure Schedule; (ix) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of an Acquiring Company or licensees in respect of Company’s products or product candidates (it being understood, however, that any effect of any such adverse event or serious adverse event in any clinical trial (taking into account the intended patient population and phase of dose escalation of such clinical trial) on any Acquiring Company may be taken into account in determining whether a Company Material Adverse Effect has occurred); (x) any rejection or non-acceptance by a Governmental Body of a registration or filing by any Acquiring Company relating to any IP Rights of the Acquiring Companies; (xi) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of Company’s product candidates; or (xii) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions; or (b) the ability of Company to consummate the Acquisition or to perform any of its covenants or obligations under this Agreement.

“Company $1.41 Options” means the Company Options to purchase an aggregate of 198,000 shares of Company Common Stock having a per-share exercise price of $1.41 granted by Company on March 5, 2020.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Option Plan.

“Company Option Plan” means, collectively, the 2014 Stock Incentive Plan and the Amended and Restated 2015 Stock Incentive Plan.

“Company Owned IP Rights” shall mean all Company Registered IP Rights owned by any Acquiring Company and all other IP Rights owned by any Acquiring Company that were developed by an Acquiring Company or were developed by a third party and subsequently assigned to any Acquiring Company.

“Company Persons” means Martin Driscoll, Lori Firmani and Garrett Winslow.

“Company Reverse Stock Split” means a reverse stock split of all outstanding shares of Company Common Stock at a reverse stock split ratio to be mutually agreed to by Company and F-Star.

“Company RSU” means a stock unit granted under the Company Option Plan that entitles the holder thereof to a share of Company Common Stock or value based on a share of Company Common Stock upon vesting or settlement of such unit, either as a result of time or performance metrics.

“Company Stockholder Approval Matters” means the approval of the issuance of the Acquisition Consideration (the “Company Stock Issuance”), an amendment to Company’s Certificate of Incorporation to effect the Company Reverse Stock Split and change the name of Company to F-Star Therapeutics, Inc., and any amendments to, or adoption of, any option or warrant plans to give effect to the Contemplated Transactions.

“Company Stockholder Approval Threshold” means (i) with respect to the approval of the amendment to the Company’s Organizational Documents to effect the Company Reverse Stock Split, the affirmative vote of a majority of the voting power of the capital stock of Company entitled to vote thereon, voting as a single class, and (ii) with respect to each other Company Stockholder Approval Matter, the affirmative vote of a majority of the outstanding shares of Company Common Stock held by the Company Stockholders present or represented by proxy and voting affirmatively or negatively on such Company Stockholder Approval Matter.

“Company Stockholders” means the holders of the issued and outstanding shares of Company Common Stock.

“Company $2.08 Warrants” means the Company Warrants to purchase an aggregate of 250,000 shares of Company Common Stock having a per-share exercise price of $2.08 issued by Company on September 18, 2019, as amended and restated on April 8, 2020.

“Company Warrant” means the outstanding warrants to purchase shares of Company Common Stock set forth in Part 3.2(c) of the Company Disclosure Schedule.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contemplated Transactions” means the Acquisition, the Conversions, the Company Reverse Stock Split, the issuance to the holders of Company Common Stock immediately prior to the Closing of the right to receive contingent cash payments pursuant to the CVR Agreements and the other transactions and actions contemplated by this Agreement.

“Contract” means any written or oral agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Conversions” means the 2019 Loan Note Conversion and the Share Conversion.

“Copyrights” means all copyrights and copyrightable works (whether or not registered, and including without limitation databases and other compilations of information) that may exist or be created under the laws of any jurisdiction, including all rights in works of authorship, use, publication, reproduction, distribution, public performance, public display, in the creation of derivative works, sound recordings, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations.

“Effect” means any event, development, circumstance, change, effect or occurrence.

“Employment Legislation” means (i) legislation applying in England and Wales directly or indirectly affecting the relations (whether contractual or otherwise) between the F-Star Companies and the F-Star Personnel (whether individually or collectively) including the provisions of any EU treaty or Directive directly enforceable by any F-Star Personnel against any F-Star Company, (ii) any legislation applying in England and Wales relating to any F-Star Personnel’s right to work in the United Kingdom, and (iii) other equivalent Legal Requirement in the United States.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).  For the avoidance of doubt, Encumbrance does not include Out Licenses.

“End Date” means January 29, 2021.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Commitment Letter” means the Equity Commitment Letters by and among F-Star and the Persons named therein, entered into on or prior to the date hereof, pursuant to which such Persons have agreed to enter into the Subscription Agreement and to purchase pursuant to the Subscription Agreement the number of F-Star Ordinary Shares set forth therein in connection with the F-Star Pre-Closing Financing.

“ERISA Affiliate” means, with respect to an entity, a trade or business (whether or not incorporated) that is, or at any relevant time was treated as a single employer of such entity within the meaning of Section 414(b) or 414(c) of the Code.

“Exchange Ratio” means, subject to Section 1.4(c), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the F-Star Transaction Shares by (b) the F-Star Outstanding Shares, in which:

•	“Aggregate Valuation” means the sum of (a) the Company Valuation, plus (b) the F-Star Post-Financing Valuation.
•	“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.
•

“Company Outstanding Shares” means, subject to Section 1.4(c), the total number of shares of Company Common Stock outstanding immediately prior to the Closing expressed on a fully-diluted basis and calculated using the treasury stock method, assuming, without limitation or duplication, (a) the exercise of each Company Option outstanding and unexercised immediately prior to the Closing that has an exercise price less than or equal to the then current trading price for shares of Company Common Stock (i.e., “in-the-money” options), excluding any portion thereof which cannot become vested or exercisable or will otherwise not be outstanding immediately after the Closing; and (b) the exercise of each Company Warrant outstanding and unexercised immediately prior to the Closing that has an exercise price less than or equal to the then current trading price for shares of Company Common Stock (i.e., “in-the-money” warrants) and will be outstanding immediately after the Closing; provided, however, that (i) the Company $1.41 Options shall be included in the calculation of Company Outstanding Shares and (ii) the Company $2.08 Warrants shall be excluded from the calculation of Company Outstanding Shares. For the avoidance of doubt, except as expressly provided above, shares of Company Common Stock issuable upon the exercise of Company Options or Company Warrants that are not in-the-money immediately prior to the Closing will be excluded from the calculation of Company Outstanding Shares.

•

“Company Valuation” means $38,000,000; provided, however, to the extent that (a) Net Cash determined pursuant to Section 1.5 is less than Fifteen Million Dollars ($15,000,000) (such amount, as may be adjusted pursuant to the following proviso, the “Adjustment Threshold”), then the Company Valuation shall be reduced by one dollar for each dollar that Net Cash is below the Adjustment Threshold (for example, the Company Valuation would be $37,000,000 if Net Cash determined pursuant to Section 1.5 is $14,000,000), and (b) Net Cash determined pursuant to Section 1.5 is more than Seventeen Million Dollars ($17,000,000) (such amount, as may be adjusted pursuant to the following proviso, the “Upward Adjustment Threshold”), then the Company Valuation shall be increased by one dollar for each dollar that Net Cash is above the Upward

Adjustment Threshold (for example, the Company Valuation would be $39,000,000 if Net Cash determined pursuant to Section 1.5 is $18,000,000); provided that if the Closing shall not have occurred on or prior to October 30, 2020, then the Adjustment Threshold and the Upward Adjustment Threshold shall automatically decrease by $250,000 on such date and shall further decrease by the same amount on the last day of each thirty (30)-day period occurring thereafter until the Closing.

•	“F-Star Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the F-Star Post-Financing Valuation by (ii) the Aggregate Valuation.
•

“F-Star Outstanding Shares” means, subject to Section 1.4(c), the total number of F-Star Ordinary Shares outstanding immediately prior to the Closing expressed on a fully-diluted basis and calculated using the treasury stock method, assuming, without limitation or duplication, (i) the Conversions, (ii) the exercise of all F-Star Options outstanding as of immediately prior to the Closing, (iii) the issuance of F-Star Ordinary Shares upon the vesting of all F-Star RSUs outstanding as of immediately prior to the Closing, (iv) the consummation of the F-Star Pre-Closing Financing and the issuance of F-Star Ordinary Shares pursuant to the F-Star Pre-Closing Financing Agreements (including the conversion of any 2019 Loan Notes issued in respect of any Equity Commitment Exchange), and (v) the issuance of F-Star Ordinary Shares in respect of all other options, warrants or rights to receive F-Star Ordinary Shares that will be outstanding immediately prior to the Closing.

•	“F-Star Post-Financing Valuation” means the sum of (i) the F-Star Pre-Money Valuation minus (ii) the F-Star Valuation Adjustment, if any, plus (iii) the F-Star Pre-Closing Financing Proceeds.
•	“F-Star Pre-Closing Financing Proceeds” means the aggregate amount of proceeds actually received by F-Star in the F-Star Pre-Closing Financing.
•	“F-Star Pre-Money Valuation” means the lesser of (i) $35,000,000 or (ii) the pre-money valuation attributed to F-Star in the F-Star Pre-Closing Financing.
•	“F-Star Transaction Shares” means the product (rounded to two decimal places) determined by multiplying (i) the Post-Closing Company Shares by (ii) the F-Star Allocation Percentage.
•	“F-Star Valuation Adjustment” means the amount, if any, by which the Target Proceeds exceeds the Subscribed Proceeds as of the Measurement Time.
•	“Post-Closing Company Shares” mean the quotient (rounded to two decimal places) determined by dividing (i) the Company Outstanding Shares by (ii) the Company Allocation Percentage.

For the avoidance of doubt and for illustrative purposes only, a sample “Exchange Ratio” calculation is attached hereto as Exhibit J.

“F-Star Acquisition Proposal” means, subject to the proviso below, any offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any transaction or series of transactions involving:

(a)any merger, consolidation, amalgamation, share exchange, business combination, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which F-Star (or any of its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of F-Star (or any of its Subsidiaries), or (iii) in which F-Star (or any of its Subsidiaries) issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement); or

(b)any sale, lease, exchange, transfer, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of F-Star (or its Subsidiaries);

provided that, notwithstanding the foregoing, in no event shall (i) the issuance or potential issuance of securities by an F-Star Company representing less than fifty percent (50%) of the outstanding voting securities of F-Star (or any of its Subsidiaries), on an as-converted basis, in the F-Star Pre-Closing Financing, or (ii) any license, collaboration or joint venture, or any transfer or disposition of assets in connection therewith, entered into or contemplated for bona fide business development purposes, be or constitute an F-Star Acquisition Proposal.

“F-Star Companies” means F-Star and its Subsidiaries.

“F-Star Data Room” means the electronic documentation site hosted by Datasite on behalf of F‑Star.

“F-Star Disclosure Schedule” means the disclosure schedule that has been delivered by F-Star to Company on the date hereof.

“F-Star EIP” means the F-Star Therapeutics Limited 2019 Equity Incentive Plan,  as amended.

“F-Star Equity Plans” means the F-Star EIP and the F-Star Legacy Plans.

“F-Star IP Rights” means all IP Rights in which an F-Star Company has any right, title or interest or which are used or held for use by an F-Star Company.

“F-Star Legacy Plans” means the F-Star Alpha Limited Share Option Scheme, the F-Star Beta Limited Share Option Scheme and the F-Star EMI Share Option Scheme (each as amended).

“F-Star Material Adverse Effect” means any Effect that, considered together with all other Effects, has a material adverse effect on: (a) the business, financial condition, operations or results of operations of the F-Star Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, an F-Star Material Adverse Effect: Effects resulting from (i) conditions generally affecting the industries in which F-Star participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on the F-Star Companies, taken as a whole, relative to other companies in the industry in which the F-Star Companies operate; (ii) any failure by an F-Star Company to meet any estimates or expectations of its development programs, internal projections or forecasts or third party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any Effect causing or contributing to such failures to meet projections or predictions may constitute an F-Star Material Adverse Effect and may be taken into account in determining whether an F-Star Material Adverse Effect has occurred); (iii) any failure by F-Star to meet F-Star’s estimates or expectations of F-Star’s development programs, any internal projections or forecasts for any period ending on or after the date hereof (it being understood, however, that any Effect causing or contributing to such failures to meet projections or forecasts may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (v) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof, or any viruses, pandemics, epidemic or other outbreak of illness or public health event, or any spread or worsening thereof, or any other Effect that may be considered a force majeure event; (vi) any changes (after the date hereof) in IFRS or GAAP or applicable Legal Requirements (or, in each case, the interpretation thereof) to the extent that such conditions do not have a disproportionate impact on the F-Star Companies, taken as a whole, relative to other companies in the industry in which the F-Star Companies operate; (vii) the taking of any action, or the failure to take any action, by any F-Star Company, that is required or reasonably necessary to comply with the terms of this Agreement or the taking of any action permitted by Part 5.2 of the F-Star Disclosure Schedule; (viii) any changes in or affecting research and development, clinical trials or other drug development activities (including the failure to obtain positive results from clinical trials, the occurrence of adverse events or serious adverse events in any clinical trial, development activities or favorable responses from any applicable Governmental Body) conducted by or on behalf of an F-Star Company or licensees in respect of F-Star’s products or product candidates (it being understood, however, that any effect of any such adverse event or serious adverse event in any clinical trial (taking into account the intended patient population and phase of dose escalation of such clinical trial) on any F-Star Company may be taken into account in determining whether an F-Star Material Adverse Effect has occurred); (ix) any rejection or non-acceptance by a Governmental Body of a registration or filing by F-Star relating to any IP Rights of F-Star; or (x) regulatory approval of, or regulatory action or announcement with respect to, any product, or product candidates, of a third party that are similar to, or expected to compete against, any of F-Star’s product candidates; or (b) the ability of F-Star or Sellers to consummate the Acquisition or to perform any of their respective covenants or obligations under this Agreement.

“F-Star Option” means any option to acquire shares in the capital of F-Star issued pursuant to any F-Star Option Plan.

“F-Star Option Plans” means the F-Star EIP, F-Star Alpha Limited Share Option Scheme, F‑Star Beta Limited Share Option Scheme, and F-Star EMI Share Option Scheme.

“F-Star Owned IP Rights” shall mean all F-Star Registered IP Rights owned by any F-Star Company and all other IP Rights owned by any F-Star Company that were developed by an F-Star Company or were developed by a third party and subsequently assigned to any F-Star Company.

“F-Star Personnel” means all the employees, directors and other officers of the F-Star Companies, and any other individuals engaged to perform services personally to the F-Star Companies.

“F-Star Persons” means Eliot Forster, Darlene Deptula-Hicks and John Fitzpatrick.

“F-Star Pre-Closing Financing” means the subscription for and issue of F-Star Ordinary Shares (including F-Star Ordinary Shares issued upon conversion of any 2019 Loan Notes issued after the date hereof) pursuant to the F-Star Pre-Closing Financing Agreements to be consummated prior to the Closing with aggregate gross cash proceeds to F‑Star of the lesser of (i) the Subscribed Proceeds or (ii) the Target Proceeds.

“F-Star Pre-Closing Financing Agreements” means the Equity Commitment Letters, any Additional Equity Commitment Letters and the Subscription Agreement.

“F-Star Share Capital” means the F-Star Ordinary Shares, the F-Star Seed Preference Shares and the F-Star Series A Preference Shares.

“F-Star Shares” means the issued and outstanding F-Share Ordinary Shares, the F-Star Conversion Shares, the F-Star Ordinary Shares issued in the F-Star Pre-Closing Financing (including F-Star Ordinary Shares issued upon conversion of any 2019 Loan Notes issued after the date hereof), any F-Star Ordinary Shares issued upon the exercise at or prior to Closing of F-Star Options, and any F-Star Ordinary Shares issued upon the vesting at or prior to Closing of F-Star RSUs.

“FDA” means the United States Food and Drug Administration.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental executive, division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“IA 1986” means the United Kingdom’s Insolvency Act 1986.

“Insolvency Proceedings” means insolvency related proceedings, whether in or out of court, including proceedings or steps leading to any form of bankruptcy, liquidation, administration, receivership, arrangement or scheme with creditors, moratorium, stay or limitation of creditors’ rights, interim or provisional supervision by a court or court appointee, winding up or striking off or any event similar to any such events in any jurisdiction in which a Seller is resident or incorporated.

“Investors” means those Sellers listed in Schedule V who have executed and delivered an Equity Commitment Letter.

“IP Rights” means any and all of the following in any country or region: (a) Copyrights, Patent Rights, Trademark Rights (including domain name registrations), Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“ITEPA” means the United Kingdom Income Tax (Earnings and Pensions) Act 2003.

“Legal Proceeding” means any action, suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, insolvency, bankruptcy, liquidation, administration, receivership, involuntary arrangement, compromise or schedule with creditors, moratorium, stay or limitation of creditors rights, interim or provisions supervision by a court or court appointee, winding up or striking off, or similar event, investigative or appellate proceeding), hearing, inquiry, audit, examination, conciliation, expert determination or investigation or other process commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under authority of Nasdaq or any other applicable securities exchange).

“Measurement Time” means 11:59 p.m., Eastern time, on the 10th day preceding the date of the Company Stockholders’ Meeting set forth in the Registration Statement at the time it is declared effective by the SEC.

“Minimum Proceeds” means $14.5 million.

“Nasdaq” means The Nasdaq Stock Market.

“Net Cash”  means the sum of (without duplication) (a) in each as of the Cash Determination Time, the sum of (i) Company’s and its Subsidiaries’ cash and cash equivalents (inclusive of aggregate cash proceeds from Permitted Dispositions paid to and actually received by Company on or prior to the Closing Date, in each case, to the extent not distributed to the Company

Stockholders, without any contingency and excluding, for the avoidance of doubt, any earn-out, royalties, escrows, holdbacks, contingent payment amounts and any other monetary Liabilities associated with such Permitted Dispositions) and marketable securities, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Financials and the Company Balance Sheet, (ii) in the event that the Approved Transaction Agreement is executed and delivered on or prior to the Closing Date, an amount equal to any upfront payments that, as of the Closing Date, are earned by Company without condition pursuant to the Approved Development Agreement, such amount not to exceed $2,000,000, (iii) all prepaid expenses and deposits (to the extent creditable against any amounts set forth in (b)(i) below or refundable to Company or any of its Subsidiaries within one year after the Closing), up to an aggregate amount of $2,000,000, subject to the limitations set forth in Exhibit H, and (iv) expenses paid, or Liabilities incurred, by Company or any of its Subsidiaries prior to the Closing that are approved in writing to be paid to Company or any of its Subsidiaries pursuant to any directors’ and officers’ insurance policies in excess of the deductible thereunder, minus (b) in each case as of the Cash Determination Time, the sum of (i) all accounts payable and accrued expenses (including legal settlements that are not covered by directors’ and officers’ insurance policies, Transaction Costs and costs of the D&O Tail) of Company and its Subsidiaries, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company Financials and the Company Balance Sheet, and any and all other bona fide current and long-term Liabilities of Company and its Subsidiaries payable in cash that would be required to be set forth in a balance sheet of Company and its Subsidiaries prepared in accordance with GAAP, in each case to the extent not paid or canceled at or prior to the Closing Date, (ii) any reserves for legal settlements, except to the extent such amounts are covered by insurance policies, (iii) the cash cost of any unpaid change of control payments or severance, termination or similar payments or obligations, including any COBRA-related obligations, that are or become due to any current or former employee, director or independent contractor of Company or any of its Subsidiaries before or after Closing, (iv) any Outstanding Lease Obligations, (v) any notice, termination or consent payments, fines or other payments to be made by Company or any of its Subsidiaries in connection with the termination of any existing Contract to which Company or any of its Subsidiaries is a party and to wind down all clinical trial programs of Company or any of its Subsidiaries, other than the STING Trial, and (vi) all accrued and unpaid Taxes of Company and its Subsidiaries (estimated with respect to current Tax liabilities), plus or minus (c) the net amount of any transaction expense reimbursement owed to, or transaction expense payment owed by, Company pursuant to Section 8.3(a).  Notwithstanding the foregoing, in no event shall Net Cash be reduced by the amount of (v) any reimbursible costs or expenses of Company in connection with the performance of Company’s obligations under the Approved Development Agreement, (w) any payment to holders of any Company 2016 Warrants that elect to receive the Black-Scholes value of such Company 2016 Warrants pursuant to the “Fundamental Transactions” section of such Company 2016 Warrants, (x) any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with any potential or actual security holder litigation arising or resulting from the Contemplated Transactions and that may be brought in connection with or on behalf of any Company securityholder’s interest in Company Common Stock (including all amounts paid or payable up to the retention amount of any insurance policy that covers or may cover such costs or expenses and amounts not covered by any such insurance policy), (y) any costs or expenses of Company in connection with

Company’s completion of the STING Trial or (z) any costs or expenses, including attorney’s fees or settlement costs, incurred in connection with any exercise by any Company Stockholder of appraisal rights in connection with the Contemplated Transactions.  In no event shall Net Cash exceed the Net Cash Limit.  A sample calculation of Net Cash is set forth on Exhibit H for illustrative purposes only.

Net Cash shall be denominated in U.S. dollars and each component initially denominated in a different currency shall be converted based on the published Wall Street Journal rate as of the Cash Determination Time.

“Net Cash Limit” means (i) $17,840,000 plus (ii) the excess, if any, of the Subscribed Proceeds over the Minimum Proceeds.

“Order” means any order, writ, injunction, judgment or decree.

“Organizational Documents” means, collectively and as applicable, the certificate of incorporation, articles of incorporation, memorandum of association, articles of association, bylaws and other charter documents of a company.

“Outstanding Lease Obligations” means all monetary Liabilities of Company or any of its Subsidiaries whenever arising pursuant to that certain Lease Agreement, dated October 4, 2017 by and between Company and 35 Parkwood Realty LLC, as amended from time to time, in each case including any monetary Liabilities that relate to the assignment or early termination of such lease and monetary Liabilities that survive such termination; provided, however, that such monetary Liabilities shall be discounted to present value using the same discount rate that is used in the Company Financials; and provided, further, that in the event that Company assigns, sublets, transfers or otherwise conveys any rights under such Lease Agreement to a party and under terms reasonably acceptable to F-Star, and which party F-Star is reasonably satisfied is adequately capitalized to fulfill its obligations under the Lease Agreement, the monetary Liabilities that are assumed pursuant to such assignment, sublet, transfer or conveyance shall serve to reduce Company’s Outstanding Lease Obligations for purposes of the Net Cash calculation, irrespective of whether Company has agreed on behalf of itself or its Affiliates to backstop or guarantee any existing payment or other obligations under such assignment, sublet, transfer or conveyance.

“Patent Rights” means all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Disposition” means the sale, assignment, conveyance, license or other transfer by an Acquiring Company of some or all of the Permitted Disposition Assets on or prior to the Closing Date, other than the Approved Development Transaction.

“Permitted Disposition Assets” means IP Rights that are owned or purported to be owned by, assigned to, or exclusively licensed by, Company or its Subsidiaries and other assets of Company and its Subsidiaries, in each case used or held for use in the Company’s STING (STimulator of INterferon Genes) antagonist and chronic hepatitis B virus (HBV) programs (the “Legacy Programs”).  “Permitted Disposition Assets” shall not include (i) any of Company’s assets (including IP Rights) used by Company in its research and development programs (other than the Legacy Programs), (ii) Company Contracts that pertain to Company’s research and development programs other than the Legacy Programs or (iii) pre-clinical data and clinical data generated pursuant to Company’s research and development programs other than the Legacy Programs, provided, that in the case of each of the items referred to in the foregoing clauses (i) through (iii), such items shall be excluded from “Permitted Disposition Assets” only if and to the extent that such items are not necessary or useful to the Legacy Programs.

“Permitted Dividend” means, in the event that Net Cash would otherwise exceed the Net Cash Limit, a cash dividend in the amount of such excess.

“Person” means any person, Entity, Governmental Body, or group (as used in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or any other piece of information that allows the identification of a natural person.

A Party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other Affiliate of such Party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such Party or of any such Party’s Subsidiaries or other Affiliates.

“SEC” means the Securities and Exchange Commission.

“SEC Documents” means each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Company with the SEC since January 1, 2018, including all amendments thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Majority” means, as of any particular time, Sellers holding at least sixty-five percent (65%) of the shares of F-Star Share Capital (after giving effect to the Conversions).

“Sensitive Company Data” means confidential and proprietary information of any Acquiring Company and each customer, channel partner, and other Person in each Acquiring Company’s possession or control, including Personal Data.

“Sensitive F-Star Company Data” means confidential and proprietary information of any F-Star Company and each customer, channel partner, and other Person in each F-Star Company’s possession or control, including Personal Data.

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement dated 7 May 2019 between F-Star and certain of the Sellers (whether in their capacity as parties to that agreement on any date of restatement or otherwise joined as a party pursuant to a deed of adherence) as amended from time to time.

“Subscribed Proceeds” means, as of the Measurement Time, the aggregate dollar amount of the subscriptions for F-Star Ordinary Shares for which F-Star has received fully executed and delivered Equity Commitment Letters and Additional Equity Commitment Letters.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the issued or outstanding equity or financial interests of such Entity.

“Subscription Agreement” means the Subscription Agreement to be entered into among F-Star, the Investors party to the Equity Commitment Letters and the Additional Investors, if any, party to the Additional Equity Commitment Letters in connection with the F-Star Pre-Closing Financing.

“Superior Offer” means a bona fide written Acquisition Proposal (provided that, for purposes of this definition, (i) the references to 20% in clause (a) of the definition of “Acquisition Transaction” shall be deemed to be references to 50% and (ii) the reference to 20% in clause (b) of the definition of “Acquisition Transaction” shall be deemed to be a reference to 75%) made by a third party that was not obtained or made as a result of a breach of 6.10(a)(i) and which the board of directors of Company determines in good faith (after consultation with its outside legal counsel and financial advisor), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such third party to finance such Acquisition Proposal): (a) to be reasonably likely to be consummated if accepted; and (b) to be more favorable to Company Stockholders from a financial point of view than the Acquisition, taking into account any changes to the terms of this Agreement offered by F-Star or Sellers in response to such Acquisition Proposal; provided, however, that, without limitation, any such offer will not be deemed to be a “Superior Offer” unless (A) no financing is required to consummate the transaction contemplated by such offer or (B) financing is required to consummate the transaction contemplated by such offer and either (1) such financing is committed subject to conditions no less favorable to the Company than those set forth in the F-Star Pre-Closing Financing Agreements or (2) the board of directors of Company determines in good faith that such financing is reasonably capable of being obtained by such third party.

“Target Proceeds” means $25,000,000.

“Tax” and “Taxes” means any federal, state, local, or non-U.S. taxes imposed by a Governmental Body, including taxes on or with respect to income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar return filed, supplied or required to be filed with any Governmental Body with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Term Sheet” means the term sheet for the Approved Development Transaction disclosed to F‑Star in Company’s data room prior to the date hereof.

“Trade Secrets” means trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” means all trademark rights that may exist or be created under the laws of any jurisdiction in the world including all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application, and to the extent applicable all renewals and extensions thereof.

“Transaction Costs” means the aggregate amount of costs and expenses of the Acquiring Companies, collectively, incurred (or expected to be incurred based on receipt of a good faith written estimate) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions, including any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by any Acquiring Company, Taxes, and any transaction bonuses or similar items, in each case to the extent unpaid.

“2019 Loan Note Holder” means a Seller that is a holder of a 2019 Loan Note.

“2019 Loan Note Instrument” means the convertible loan note instrument executed by F-Star on 19 September 2019, as amended, setting out the conditions subject to which the 2019 Loan Notes were and shall be issued.

“2019 Loan Notes” means the $30,000,000 unsecured convertible loan notes created pursuant to a resolution of the directors of F-Star passed on 19 September 2019 and issued prior to or after the date hereof.

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

2019 Loan Note Conversion1.6(b)

Acceptable Company Confidentiality Agreement6.10(a)(i)

Accounting Firm1.5(e)

Acquisition1.1

Acquisition Consideration1.4(a)

Action5.1(t)

Additional Equity Commitment LettersRecitals

Additional InvestorRecitals

Additional InvestorsRecitals

AgreementPreamble

Allocation Certificate6.17

Anticipated Closing Date1.5(a)

Assumed Plan6.15(a)(i)

Beta2.4(a)

Cash Determination Time1.5(a)

Clinical Trial Tail6.5(b)

Closing1.2

Closing Date1.2

CompanyPreamble

Company Balance Sheet3.5(d)

Company Board Recommendation6.2(b)

Company Capital Stock3.2(a)

Company Change in Recommendation6.2(c)

Company Contract3.16(b)

Company Employee Plans3.12(a)

Company Financials3.5(d)

Company IP Assignment Agreements3.8(e)

Company Lock-up AgreementsRecitals

Company Out Licenses3.8(c)

Company Permits3.9(b)

Company Preferred Stock3.2(a)

Company Registered IP Rights3.8(d)

Company Stockholder Approval3.3(a)

Company Stockholders’ Meeting6.2(a)

Company Termination Fee8.3(b)

Company Voting AgreementRecitals

Confidentiality Agreement6.3

CVR1.7(a)

CVR Agreements1.7(a)

CVRs1.7(a)

D&O Indemnified Parties6.5(a)

D&O Tail6.5(b)

Deed of Termination-Shareholders’ Agreement1.8(c)(ii)

Delaware Law2.22

Delivery Date1.5(a)

Dispute Notice1.5(b)

Equity Commitment Exchange6.30

Equity Commitment Exchange Amount6.30

ERISA2.11(a)

Exchange Act1.7(b)

Exchange Agent1.9(a)

Form S-46.1(a)

F-StarPreamble

F-Star Alpha Legacy Options6.15(b)

F-Star Audited Financials2.4(a)

F-Star Beta Legacy Options6.15(c)

F-Star Contract2.15(b)

F-Star Conversion SharesRecitals

F-Star EIP Options6.15(a)

F-Star Employee Plans2.11(a)

F-Star Financials2.4(b)

F-Star Gmbh Legacy Options6.15(d)

F-Star Issued Share Capital2.2(a)

F-Star Ordinary Shares2.2(a)

F-Star Permits2.8(b)

F-Star Predecessor Audited Financials2.4(a)

F-Star Predecessor Group2.4(a)

F-Star Registered IP Rights2.7(d)

F-Star Replacement ESOP Plan Rules6.16(a)

F-Star RSUs6.15(a)

F-Star Seed Preference Shares2.2(a)

F-Star Series A Preference Shares2.2(a)

F-Star Termination Fee8.3(d)

F-Star Unaudited Financials2.4(b)

GAAP3.5(c)

GmbH2.4(a)

IFRS2.4(a)

Insurance Policies2.17(a)

IP Assignment Agreements2.7(e)

Joinder Agreement6.11(b)

knowledge of Company9.15(e)

knowledge of F-Star9.15(e)

Liability2.4(d)

Net Cash Calculation1.5(a)

Net Cash Schedule1.5(a)

Notice Period6.2(c)

Original EIP Option6.15(a)(iv)

Original EIP RSU6.15(a)(xi)

Out Licenses2.7(c)

PartiesPreamble

PartyPreamble

Permitted Transferee6.11(b)

Pre-Closing Period5.1

Proxy Statement6.1(a)

Registration Statement6.1(a)

Replacement EIP Option6.15(a)(ii)

Replacement EIP RSU6.15(a)(ix)

Response Date1.5(b)

Security Trustee6.16(a)

Seller Lock-up AgreementsRecitals

SellersPreamble

Share Charge6.16(b)

Share ConversionRecitals

STING Agonist CVR1.7(a)

STING Agonist CVR Agreement1.7(a)

STING Antagonist CVR1.7(a)

STING Antagonist CVR Agreement1.7(a)

STING Trial5.1(s)

EXHIBIT B

FORM OF COMPANY LOCK-UP AGREEMENT

Company Lock-Up Agreement

[●], 2020

F-Star Therapeutics Limited.

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT

UK

Re:F-Star Therapeutics Limited

Ladies and Gentlemen:

The undersigned of this lock-up agreement (this “Lock-Up Agreement”) understands that Spring Bank Pharmaceuticals, Inc., a Delaware corporation (“Company”), proposes to enter into a Share Exchange Agreement (the “Share Exchange Agreement”) with F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458 (“F-Star”), and the Persons listed on Schedule I to the Share Exchange Agreement (the “Sellers”), pursuant to which the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding F-Star Shares (the “Acquisition”) on the terms set forth in the Share Exchange Agreement.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Share Exchange Agreement.

As a material inducement to each of Company, F-Star and the Sellers to enter into the Share Exchange Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of F-Star, the undersigned will not, during the period commencing on the date hereof and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”), directly or indirectly:

(i)

offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any Person in privity with the undersigned or any Affiliate of the undersigned), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Stockholder’s Shares”);

(ii)

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned and whether any such transaction described in this clause (ii) or clause (i) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise;

(iii)

make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock;

(iv)

except for the Company Voting Agreement, grant any proxies or powers of attorney with respect to any of the Stockholders’ Shares, deposit any of the Stockholder’s Shares into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any of the Stockholder’s Shares; or

(v)	publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)	transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock:

(i)

if the undersigned is a natural person, (A) to a Family Member or a trust formed for the benefit of the undersigned or the undersigned’s Family Member, (B) the undersigned’s estate, (C) by bona fide gift, will or intestacy, or (D) any partnership, corporation or limited liability company which is controlled by the undersigned or any such Family Member(s);

(ii)

if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) any distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

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(iii)	if the undersigned is a trust, to a grantor or beneficiary of the trust;

provided, that in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Company a lock-up agreement in the form of this Lock-Up Agreement;

(b)

the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards or vesting and settlement of restricted stock units or performance share units and any related transfer of shares of Company Common Stock to Company or sales of Company Common Stock (i) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards or the vesting and settlement of such restricted stock units or performance share units (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); provided that if any filing is required under Section 16(a) of the Exchange Act in connection with such exercise, sale of Company Common Stock, or receipt, such filing shall include a statement to the effect that such filing and sale, if applicable, is the result of the exercise or receipt of equity-based securities pursuant to the Company’s equity incentive plans;

(c)	transfers by the undersigned of securities acquired in the open market following the Closing; or

(d)

the establishment of a trading plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of shares of Company Common Stock; provided that no transfers or sales of Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that if any announcement or filing under the Exchange Act regarding the establishment or existence of such 10b5-1 Plan shall be required or made voluntarily by the undersigned, the Company or any other person prior to the expiration of the Lock-Up Period, such announcement shall include a statement that sales under such 10b5-1 Plan will not occur until after the expiration of the Lock-Up Period;

provided, further, that in the case of any such transfer, distribution, sale or other arrangement pursuant to any of the foregoing clauses (a) through (d), no filing by any party (donor, donee, transferor or transferee) or the undersigned, or any director affiliated with any party (donor, donee, transferor or transferee) or the undersigned, under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer,

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distribution, sale or other arrangement, other than a filing on a Form 5 made after the expiration of the Lock-Up Period.

For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any shares purchased in the public market following the Closing Date.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Company.  In furtherance of the foregoing, the undersigned agrees that Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.  F-Star may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that (a) this Lock-Up Agreement is irrevocable and is binding upon the undersigned’s heirs, legal representatives, successors and assigns and (b) if the Share Exchange Agreement is terminated pursuant to its terms, the undersigned shall be automatically released from all restrictions and obligations under this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon F-Star and Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by F-Star and/or Company of any one remedy will not preclude the exercise of any other remedy.  The undersigned agrees that irreparable damage would occur to F-Star and Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that F-Star and Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which F-Star and Company are entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of F-Star or Company with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of

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the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

The undersigned agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any prior investor rights agreement, prior registration rights agreement, prior market standoff agreement or any other prior lock-up or similar prior agreement to which the undersigned and either F-Star or Company may be a party, this Lock-Up Agreement supersedes such prior agreement.

This Lock-Up Agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

[Remainder of page intentionally left blank; signature page follows]

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Very truly yours,
Print Name of Stockholder:
Signature (for individuals)

Signature (for entities)
By:
Name:
Title:

6

EXHIBIT C

FORM OF SELLER LOCK-UP AGREEMENT

Seller Lock-Up Agreement

[●], 2020

F-Star Therapeutics Limited.

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT

UK

Re:F-Star Therapeutics Limited

Ladies and Gentlemen:

The undersigned of this lock-up agreement (this “Lock-Up Agreement”) understands that Spring Bank Pharmaceuticals, Inc., a Delaware corporation (“Company”), proposes to enter into a Share Exchange Agreement (the “Share Exchange Agreement”) with F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458 (“F-Star”), and the Persons listed on Schedule I to the Share Exchange Agreement (the “Sellers”), pursuant to which the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding F-Star Shares (the “Acquisition”) on the terms set forth in the Share Exchange Agreement.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Share Exchange Agreement.

As a material inducement to each of Company, F-Star and the Sellers to enter into the Share Exchange Agreement and to consummate the Contemplated Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of F-Star, the undersigned will not, during the period commencing on the date hereof and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”), directly or indirectly:

(vi)

offer, pledge, sell, contract to sell, sell any option, warrant or contract to purchase, purchase any option, warrant or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, assign or dispose of (or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any Person in privity with the undersigned or any Affiliate of the undersigned), or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of Company Common Stock or any securities convertible into or exercisable or exchangeable for Company Common Stock (including without limitation, Company Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively, the “Stockholder’s Shares”);

(vii)

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Company Common Stock or such other securities, in each case above, that are currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned and whether any such transaction described in this clause (ii) or clause (i) above is to be settled by delivery of Company Common Stock or such other securities, in cash or otherwise;

(viii)

make any demand for or exercise any similar right with respect to the registration of any shares of Company Common Stock or any security convertible into or exercisable or exchangeable for Company Common Stock;

(ix)

grant any proxies or powers of attorney with respect to any of the Stockholders’ Shares, deposit any of the Stockholder’s Shares into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any of the Stockholder’s Shares; or

(x)	publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(e)	transfers of Company Common Stock or securities convertible into or exercisable or exchangeable for Company Common Stock:

(iv)

if the undersigned is a natural person, (A) to a Family Member or a trust formed for the benefit of the undersigned or the undersigned’s Family Member, (B) the undersigned’s estate, (C) by bona fide gift, will or intestacy, or (D) any partnership, corporation or limited liability company which is controlled by the undersigned or any such Family Member(s);

(v)

if the undersigned is a corporation, partnership or other business entity, (A) to another corporation, partnership or other business entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned, (B) any distribution or dividend to equity holders (including, without limitation, general or limited partners and members) of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders) or (C) as a bona fide gift to a charitable organization; or

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(vi)	if the undersigned is a trust, to a grantor or beneficiary of the trust;

provided, that in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Company a lock-up agreement in the form of this Lock-Up Agreement;

(f)

the exercise of options or warrants to purchase shares of Company Common Stock or the receipt of shares of Company Common Stock upon the vesting of restricted stock awards or vesting and settlement of restricted stock units or performance share units and any related transfer of shares of Company Common Stock to Company or sales of Company Common Stock (i) deemed to occur upon the cashless exercise of such options or exercise of such warrants or (ii) for the purpose of paying the exercise price of such options or warrants or for paying taxes (including estimated taxes) due as a result of the exercise of such options or warrants or as a result of the vesting of such shares of Company Common Stock under such restricted stock awards or the vesting and settlement of such restricted stock units or performance share units (or the disposition to Company of any shares of restricted stock granted pursuant to the terms of any employee benefit plan); provided that if any filing is required under Section 16(a) of the Exchange Act in connection with such exercise, sale of Company Common Stock, or receipt, such filing shall include a statement to the effect that such filing and sale, if applicable, is the result of the exercise or receipt of equity-based securities pursuant to the Company’s equity incentive plans;

(g)	transfers by the undersigned of securities acquired in the open market following the Closing;

(h)

the establishment of a trading plan that satisfies all of the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of shares of Company Common Stock; provided that no transfers or sales of Company Common Stock or securities convertible into, or exchangeable or exercisable for, Company Common Stock, shall be made pursuant to such 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that if any announcement or filing under the Exchange Act regarding the establishment or existence of such 10b5-1 Plan shall be required or made voluntarily by the undersigned, the Company or any other person prior to the expiration of the Lock-Up Period, such announcement shall include a statement that sales under such 10b5-1 Plan will not occur until after the expiration of the Lock-Up Period; or

(i)

the sale of shares of Company Common Stock by the holders of options granted by F-Star pursuant to the F-star EMI Share Option Scheme, the F-star Alpha Limited Share Option Scheme and the F-star Beta Limited Share Option Scheme, for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes, and including also any primary or secondary national insurance contributions in the United Kingdom for which the holders of such

3

options are liable) due as a result of the exercise, waiver or release of such options; or

(j)	the number of shares of Company Common Stock, if any, received in exchange for ordinary shares of F-Star purchased in the F-Star Pre-Closing Financing,

provided, further, that in the case of any such transfer, distribution, sale or other arrangement pursuant to any of the foregoing clauses (a) through (e), no filing by any party (donor, donee, transferor or transferee) or the undersigned, or any director affiliated with any party (donor, donee, transferor or transferee) or the undersigned, under the Exchange Act, or other public announcement shall be required or shall be made voluntarily in connection with such transfer, distribution, sale or other arrangement, other than a filing on a Form 5 made after the expiration of the Lock-Up Period.

For the avoidance of doubt, in no event shall the terms of this Lock-Up Agreement apply to any shares purchased in the public market following the Closing Date.

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Company.  In furtherance of the foregoing, the undersigned agrees that Company and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.  F-Star may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the Stockholder’s Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement.  All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that (a) this Lock-Up Agreement is irrevocable and is binding upon the undersigned’s heirs, legal representatives, successors and assigns and (b) if the Share Exchange Agreement is terminated pursuant to its terms, the undersigned shall be automatically released from all restrictions and obligations under this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon F-Star and Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity, and the exercise by F-Star and/or Company of any one remedy will not preclude the

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exercise of any other remedy.  The undersigned agrees that irreparable damage would occur to F-Star and Company in the event that any provision of this Lock-Up Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that F-Star and Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which F-Star and Company are entitled at law or in equity, and the undersigned waives any bond, surety or other security that might be required of F-Star or Company with respect thereto.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any other jurisdiction other than the State of Delaware.

The undersigned agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any prior investor rights agreement, prior registration rights agreement, prior market standoff agreement or any other prior lock-up or similar prior agreement to which the undersigned and either F-Star or Company may be a party, this Lock-Up Agreement supersedes such prior agreement.

This Lock-Up Agreement may be executed by facsimile or electronic (i.e., PDF) transmission, which is deemed an original.

[Remainder of page intentionally left blank; signature page follows]

5

Very truly yours,
Print Name of Stockholder:
Signature (for individuals)

Signature (for entities)
By:
Name:
Title:

6

Execution Version

EXHIBIT D

FORM OF COMPANY VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated [●], 2020 (this “Agreement”), is entered into by and between F-Star Therapeutics Ltd., a company registered in England and Wales with company number 11532458 (“F-Star”), and [●] (“Stockholder”), with respect to (i) Company Common Stock, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to Company Common Stock, and upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of Company or upon any other change in Company’s capital structure, in each case whether now owned or hereafter acquired by Stockholder (collectively, the “Securities”).  Capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Share Exchange Agreement (as defined herein).

WITNESSETH

WHEREAS, concurrently with the execution of this Agreement, F-Star, Company, and each of the Sellers have entered into a Share Exchange Agreement, dated as of the date hereof (as the same may be amended or supplemented, the “Share Exchange Agreement”) pursuant to which, upon the terms and subject to the conditions thereof, the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding F-Star Shares (the “Acquisition”);

WHEREAS, as a condition and inducement of F-Star’s and the Sellers’ willingness to enter into the Share Exchange Agreement, Stockholder has agreed to execute and deliver this Agreement concurrently with the execution and delivery of the Share Exchange Agreement by the parties thereto; and

WHEREAS, as of the date hereof, Stockholder beneficially owns and has the power to dispose of the Securities set forth opposite Stockholder’s name on Schedule I hereto, and has the power to vote such Securities.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.Certain Covenants.

1.1No Transfers or Adverse Actions.  Except as contemplated by the Share Exchange Agreement or Stockholder’s Company Lock-up Agreement, Stockholder hereby covenants and agrees that between the date hereof and the Termination Date (as defined below), Stockholder agrees not to, directly or indirectly, (a) create any Encumbrance, other than restrictions imposed by any Legal Requirements or pursuant to this Agreement, on any Securities, (b) transfer, sell, tender, assign, gift, pledge, hedge or otherwise dispose of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), or enter into any Contract with respect to any Transfer of, any Securities or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to any Securities, (d) deposit or permit the deposit of any Securities into a voting trust or enter into a voting agreement or arrangement with respect to any Securities or (e) take any action that would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement or that would, or would reasonably be expected to, have the effect of preventing, materially delaying or materially impairing, the consummation of the Contemplated Transactions or the performance by Company of its obligations under the Share Exchange Agreement.  Any action taken in violation of the immediately preceding sentence shall be null and void ab initio.  Notwithstanding the foregoing, Stockholder may make Transfers of the Securities (i) by will, operation of law, or for estate planning or charitable purposes, (ii) if Stockholder is a trust, to any beneficiary of Stockholder or the estate of any such beneficiary or (iii) as F-Star may otherwise agree in writing in its sole discretion; provided that in each such case, the Securities shall continue to be bound by this Agreement and provided that each transferee agrees in writing, in form and substance reasonably satisfactory to F-Star, to be bound by the terms and conditions of this Agreement.

1.2No Solicitation.  Between the date hereof and the Termination Date, Stockholder shall not, and shall not authorize or permit, any Representative of Stockholder or those of Stockholder’s Subsidiaries (if any) to, directly or indirectly, take any action, in Stockholder’s or their capacity as a stockholder of Company, that Company is prohibited from taking pursuant to Section 6.10(a) of the Share Exchange Agreement.

1.3Certain Events.  This Agreement and the obligations hereunder will attach to the Securities and will be binding upon any Person to which legal or beneficial ownership (the term or concept of “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of any or all of the Securities passes, whether by operation of Legal Requirements or otherwise, including without limitation, Stockholder’s successors or assigns. This Agreement and the obligations hereunder will also attach to any additional Securities issued to or acquired by any Stockholder after the date hereof.

1.4Voting Agreement; Grant of Proxy.

(a)During the term of this Agreement, Stockholder agrees to (i) vote the Securities in favor of or give consent to, as applicable, (A) any proposal or proposals to (x) approve the Company Stockholder Approval Matters at any annual or special meeting of the Company Stockholders, (y) if deemed necessary, adopt an amendment to Company’s certificate of incorporation to change the name of Company, and (z) adjourn or postpone an annual or special meeting to a later date if there are not sufficient votes for the approval of any of the Company Stockholder Approval Matters; and (B) any other proposals included in the Proxy Statement in connection with, or related to the consummation of, the Contemplated Transactions for which the board of directors of Company has recommended that the Company Stockholders vote in favor; and (ii) vote the Securities against and not consent to, as applicable, (x) any action, proposal, transaction or agreement that, to the knowledge of Stockholder, would reasonably be

2

expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Share Exchange Agreement or that would reasonably be expected to result in any of Company’s or any Seller’s obligations under the Share Exchange Agreement not being fulfilled and (y) any competing Acquisition Proposal or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Contemplated Transactions.

(b)Stockholder hereby appoints F-Star and any designee of F-Star as attorney-in-fact and proxy for and on behalf of Stockholder, for and in the name, place and stead of Stockholder, to (i) attend any and all meetings of the Company Stockholders, (ii) vote, express consent or dissent or issue instructions to the record holder to vote the Securities in accordance with the provisions of Section 1.4(a) at any and all meetings of the Company Stockholders (or at any adjournment thereof) or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.4(a), all written consents with respect to the Securities at any and all meetings of the Company Stockholders (or at any adjournment thereof) or in connection with any action sought to be taken by written consent without a meeting.  F-Star hereby acknowledges that the proxy granted hereby shall not be effective for any other purpose.  The parties acknowledge and agree that none of F-Star or any of F-Star’s successors, assigns, subsidiaries, divisions, employees, officers, directors, stockholders, agents or Affiliates shall owe any duty to, whether in law or otherwise, or incur any Liability of any kind whatsoever, including with respect to any and all claims, losses, demands, causes of action, costs, expenses (including attorney’s fees) and compensation of any kind or nature whatsoever to Stockholder, in connection with or as a result of any voting by F-Star of the Securities subject to the irrevocable proxy hereby granted to F-Star at any meeting of the Company Stockholders for the purpose set forth herein.  The foregoing proxy shall be deemed to be a proxy coupled with an interest hereunder, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder, as applicable) until the termination of the Share Exchange Agreement and shall not be terminated by operation of law or any act of Stockholder or upon the occurrence of any other event other than the termination of this Agreement.  Stockholder hereby affirms that the proxy set forth in this Section 1.4(b) is given in connection with and granted in consideration of and as an inducement to F-Star to enter into the Share Exchange Agreement and that such proxy is given to secure the obligations of Stockholder under Section 1.4(a).  Stockholder hereby revokes or terminates any and all previously granted proxies, voting agreements or similar arrangements previously given or entered into with respect to any of the Securities that may have heretofore been appointed or granted with respect to the matters referred to in Section 1.4(a), and no subsequent proxy (whether revocable or irrevocable) shall be given by Stockholder with respect to the matters referred to in Section 1.4(a).

1.5Public Announcement.  Stockholder shall (a) consult with Company and F-Star before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions or this Agreement or the transactions contemplated hereby, (b) provide to Company and F-Star for review a copy of any such press release or public statement and (c) not issue any such press release or make any such public statement prior to such consultation and the receipt of the prior written consent of F-Star (which consent shall not

3

be unreasonably withheld, conditioned or delayed); provided, however, that on the advice of outside legal counsel, Stockholder may issue a press release or public statement without the consent of F-Star if required by applicable Legal Requirements and Stockholder has (i) provided reasonable prior written notice to F-Star, (ii) provided a copy of any such press release or public statement for Company’s and F-Star’s review and (iii) considered any and all reasonable comments of F-Star thereon in good faith.  This Section 1.5 shall terminate and be null and void upon the Termination Date.

1.6Disclosure.  Stockholder hereby authorizes Company and F-Star to publish and disclose in any announcement or disclosure that Company or F-Star reasonably determines to be necessary, in connection with the Contemplated Transactions, a copy of this Agreement, Stockholder’s identity and ownership of the Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.  F-Star hereby authorizes Stockholder to make such disclosure or filings as may be required by applicable Legal Requirements.  Company is an intended third-party beneficiary of this Section 1.6.

1.7No Exercise of Appraisal Rights; Waivers.  In connection with the Contemplated Transactions, Stockholder hereby expressly (a) waives, to the extent permitted under applicable Legal Requirements, the applicability of the provisions for dissenters’ or appraisal rights set forth in Section 262 of Delaware Law (or any other similar applicable state Legal Requirements), with respect to any Securities, (b) agrees that Stockholder will not, under any circumstances in connection with the Contemplated Transactions, exercise or assert any dissenters’ or appraisal rights in respect of any Securities, and (c) agrees that Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by Stockholder, or the approval of the Share Exchange Agreement by the board of directors of Company, breaches any fiduciary duty of the board of directors of Company or any member thereof; provided, that Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against Stockholder that relates solely to Stockholder’s capacity as a director, officer or securityholder of Company.

2.Representations and Warranties of Stockholder.  Stockholder hereby represents and warrants to F-Star as follows:

2.1Ownership.  Stockholder is the record or beneficial owner (as each is defined in Rule 13d-3 under the Exchange Act) of the Securities set forth opposite Stockholder’s name on Schedule I hereto, free and clear of all Encumbrances, except as set forth on Schedule I hereto. The Securities set forth opposite Stockholder’s name on Schedule I hereto constitute all of the shares of Company Common Stock, Company Options, Company RSUs and Company Warrants and any other securities of Company owned of record and beneficially by Stockholder as of the date hereof.  Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of Stockholder’s Securities.  None of the Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Securities, except as provided hereunder.

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2.2Authorization; Binding Agreement.  Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has the power to vote and the power to dispose of the Securities with no restrictions on Stockholder’s voting rights or rights of disposition pertaining thereto, except as set forth in this Agreement or that may exist pursuant to the securities Legal Requirements.  Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Legal Requirements affecting creditors’ rights generally and general principles of equity (the “Enforceability Limitations”).  If Stockholder is married, and any of the Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by Stockholder’s spouse and, assuming the due authorization, execution and delivery by F-Star, constitutes a legal, valid and binding obligation of Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

2.3No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) if Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the Organizational Documents of Stockholder, (b) require Stockholder to file or register with, or obtain any permit, authorization, consent or approval of, any Governmental Body (except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities Legal Requirements), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance on any asset of Stockholder, or (d) violate, or cause a breach of or default under, or conflict with any Contract or Legal Requirement to which Stockholder is a party or by which Stockholder or any of the Securities may be bound, except in the case of each of clauses (c) and (d) as would not reasonably be expected to prevent, materially delay or impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.4No Setoff.  Stockholder has no liability or obligation related to or in connection with the Securities other than the obligations to F-Star as set forth in this Agreement.

2.5Reliance.  Stockholder has had the opportunity to review the Share Exchange Agreement and this Agreement with counsel of Stockholder’s own choosing. Stockholder understands and acknowledges that Company and F-Star are entering into the Share Exchange Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

2.6Absence of Legal Proceedings.  There is no Legal Proceeding pending, or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Securities) that would reasonably be expected to prevent, materially delay or impair the ability of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

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3.Representations and Warranties of F-Star.  F-Star hereby represents and warrants to Stockholder as follows:

3.1Organization.  F-Star is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation.  The consummation of the transactions contemplated by this Agreement are within F-Star’s corporate powers and have been duly authorized by all necessary corporate actions on the part of F-Star.  F-Star has full power and authority to execute, deliver and perform this Agreement.

3.2Authority; Binding Agreement.  F-Star has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of F-Star, enforceable against F-Star in accordance with its terms, subject to the Enforceability Exceptions.

4.Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Termination Date.  The representations and warranties of Stockholder and F-Star contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto.

5.Specific Performance.  Stockholder acknowledges that F-Star will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder contained in this Agreement.  It is accordingly agreed that, in addition to any other remedies which may be available to F-Star upon the breach by Stockholder of such covenants and agreements, F-Star shall have the right, subject to applicable Legal Requirements, to obtain injunctive relief to restrain any breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.  Each party hereto agrees that such party will not oppose the seeking of such relief on the basis that the other party hereto has an adequate remedy at law.

6.Miscellaneous.

6.1Term.  This Agreement and all obligations hereunder shall terminate upon the earlier of (a) the Closing and (b) the termination of the Share Exchange Agreement in accordance with its terms (the earliest of (a) and (b), the “Termination Date”).  Upon termination of this Agreement, no party shall have any further obligations or Liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.1 shall relieve any party from Liability for any “knowing breach” (as such term is defined in Section 8.2 of the Share Exchange Agreement) and (ii) the provisions of this Article 6 shall survive any termination of this Agreement.

6.2Capacity as a Stockholder; Fiduciary Duties.  Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of the Securities, and not in Stockholder’s capacity as a director, officer or employee of Company or any of its Subsidiaries or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust, and (b) nothing herein will be construed to limit or affect any action or inaction by Stockholder or any Representative of Stockholder, as applicable, serving on Company’s board of directors or on the board of directors of any Subsidiary of Company or as

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an officer or fiduciary of Company, any Subsidiary of Company or any employee benefit plan or trust, acting in such Person’s capacity as a director, officer, trustee and/or fiduciary.

6.3No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or any of its Affiliates any direct or indirect ownership or incidence of ownership of or with respect to any Securities.  All rights, ownership and economic benefit of and relating to the Securities shall remain vested in and belong to Stockholder, and Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Stockholder or exercise any power or authority with respect to Stockholder in the voting of any Securities, except as specifically provided herein.

6.4Conversion or Exercise.  Nothing contained in this Agreement shall require Stockholder (or shall entitle any proxy of Stockholder) to (a) convert, exercise or exchange any Company Options, Company RSUs, Company Warrants or convertible securities in order to obtain any underlying Securities or (b) vote, or execute any consent with respect to, any Securities underlying such Company Options, Company RSUs, Company Warrants or convertible securities that have not yet been issued as of the applicable record date for such vote or consent.

6.5Fees and Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.6Amendments and Waivers.  Any provision of this Agreement may not be amended or waived except by a written instrument executed by all parties to this Agreement, or their respective successors and assigns.

6.7Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.  No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.8Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9Assignment.  Without limitation to Section 1.1 and subject to this Section 6.8, this Agreement shall be binding upon and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

6.10Counterparts.  This Agreement may be executed in several counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e.,

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PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

6.11Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email with confirmed receipt before 5:00 p.m. (recipient’s time) on the date sent, on such Business Day; (c) if sent by email on a day other than a Business Day, or if sent by email with confirmed receipt at any time after 5:00 p.m.  (recipient’s time) on the date sent, on the date on which receipt is confirmed, if a Business Day, and otherwise on the first Business Day following the date on which receipt is confirmed; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

(a)if to F-Star, to:

F-Star Therapeutics Limited

Eddeva B920, Babraham Research Campus

Cambridge, CB22 3AT, UK

Attn:  John Fitzpatrick

Email:  john.fitzpatrick@f-star.com

With a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA  02111

Attn.:  William C. Hicks; Matthew W. Tikonoff

Email:  WCHicks@mintz.com; MWTikonoff@mintz.com

Fax:  (617) 542-2241

(b)if to Stockholder, to the address indicated on Schedule I hereto, with copies to Company and its outside counsel as provided in Section 9.1 of the Share Exchange Agreement.

Any party may, by notice given in accordance with this Section 6.10 to the other parties, designate updated information for notices hereunder.

6.12Governing Law.  This Agreement, all acts and transactions pursuant hereto and the legal relations between the parties hereto shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.  Any action, suit or other disputes between the parties hereto relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no

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such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom.  The parties consent to and agree to submit to the exclusive jurisdiction of such courts.  Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Legal Requirements, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property are immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.  The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.10, or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

6.13Severability.  If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall, to the fullest extent permissible by applicable Legal Requirement, remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall, to the fullest extent permissible by applicable Legal Requirement, be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein.

6.14Further Assurances.  From time to time, at F-Star’s request and without further consideration, subject to the terms and conditions of this Agreement, Stockholder shall execute and deliver to F-Star such documents and take such action as F-Star may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.15Remedies Not Exclusive.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any right thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.16WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.17No Agreement Until Executed.  Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Share Exchange Agreement is executed by all parties thereto and (b) this Agreement is executed by all parties hereto.

[Remainder of page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the date first above written.

F-STAR THERAPEUTICS LTD.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER

By:

Name:

Title:

Schedule I

Stockholder	Number and Type of Securities	Notice Address
[●]	Company Common Stock: [●] Company Options: [●] Company RSUs: [●] Company Warrants: [●]	[●]

Execution Version

EXHIBIT E-1

FORM OF STING AGONIST CVR AGREEMENT

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), F-Star Therapeutics Limited., a company registered in England and Wales with company number 11532458 (“F‑Star”), Computershare Trust Company N.A. (the “Rights Agent”) and initial CVR Registrar (as defined herein), and [●], acting solely in his capacity as representative of the Holders (as defined herein) (the “Holder Representative”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).

A.The Company, F-Star, and certain other Persons (the “Sellers”) have entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Sellers will sell to the Company, and the Company will purchase from the Sellers, all of the F-Star Shares (the “Acquisition”).

B.Pursuant to Section 1.7 of the Share Exchange Agreement, prior to the consummation of the Acquisition, the Company wishes to create and issue contractual contingent value rights relating to the CVR Assets (as defined herein) to the record holders of the Common Stock (as defined herein) as of a record date prior to the consummation of the Acquisition.

C.On [●], 2020, the Board of Directors of the Company authorized and declared a dividend of one CVR (as defined herein) for each share of Common Stock outstanding at 5:01 p.m. Eastern Time on the Record Date (as defined herein).  The payment of such dividend will be conditioned upon, and such dividend will only become payable upon, the satisfaction or waiver of all conditions to the Acquisition and the occurrence of the time that is immediately prior to the consummation of the Acquisition.  The Company will pay the dividend immediately prior to the consummation of the Acquisition.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually agreed, for the benefit of the Holders, as follows:

ARTICLE I
Definitions

1.1Definitions.

(a)For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii)the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v)the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)The following terms have the meanings ascribed to them as follows:

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent and the Holder Representative.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Change of Control” means any of the following transactions occurring after the Closing: (a) (i) any consolidation or merger of the Company with or into any other corporation or entity or Person or (ii) any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization, except in the case of a bona fide capital raising transaction, or (b) any sale of all or substantially all of the assets of the Company.

“Close of Business” on any given date means 5:00 p.m., Eastern Time, on such date; provided, however, that if such date is not a Business Day it will mean 5:00 p.m., Eastern Time, on the next succeeding Business Day.

“Combination CVR Asset Transaction” means a transaction consummated at any time prior to the CVR Expiration Date consisting of the grant, sale, license or other transfer of both (a) any CVR Asset and/or Company Product, on the one hand, and (b) (x) any conjugate of such compound referenced in the foregoing clause (a) with one or more antibodies in the form of an antibody-drug conjugate or (y) any asset owned by any F-Star Company as of immediately prior to the Closing, on the other hand.

“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by the Company with respect to continuing the STING Trial and pursuing and seeking to consummate a CVR Transaction, such reasonable, good faith efforts and resources as a biotechnology

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company of a similar size and with similar financial and other resources would normally use to pursue its clinical development programs and pursue and seek to consummate such a transaction under similar circumstance for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development and is of similar market potential taking into account all relevant factors; provided that, it is expressly understood and agreed that despite the use of such above described efforts, a CVR Transaction may not occur and the obligation to make a CVR Payment may not arise.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Product” means any product that incorporates the proprietary STimulator of INterferon Genes (“STING”) agonist compound of the Company designated as SB 11285. For clarity, Company Product shall not include any conjugate of such compound with one or more antibodies in the form of an antibody-drug conjugate, including any antibodies owned or controlled by F-Star.

“CVR” means a contingent value right issued by the Company pursuant to this Agreement.

“CVR Asset Transaction” means a transaction consummated at any time prior to the CVR Expiration Date pursuant to which the Company or any of its Affiliates grants, sells, licenses or otherwise transfers to a Third Party some or all of the rights to the CVR Assets, including any rights to research, develop or commercialize the CVR Assets, including a license, option, or sale of assets with respect to the CVR Assets; provided, that any such transaction involving any asset other than a CVR Asset shall not constitute a CVR Asset Transaction.

“CVR Assets” means any Intellectual Property and other assets that are used or held for use for the development of a Company Product, including all (a) regulatory filings made with respect to a Company Product; (b) regulatory approvals received with respect to a Company Product; and (c) clinical and non-clinical safety, and efficacy and pharmacokinetic data generated with respect to a Company Product.

“CVR Expiration Date” means the later to occur of: (i) the date that is eighteen (18) months following the date of the Closing, or (ii) the one (1) year anniversary of the date of the final database lock of the STING Trial.

“CVR Payment” means an Initial CVR Payment Amount and a CVR Payment Adjustment Amount, if any.

“CVR Payment Adjustment Amount” means, as of any time following the payment hereunder of the Initial CVR Payment Amount (if at all), if twenty-five percent (25%) of aggregate Net Proceeds is greater than the Target Payment Amount, then an amount equal to (a) twenty-five percent (25%) of the aggregate Net Proceeds, minus (b) the aggregate amount of all CVR Payments received by the Holders pursuant to this Agreement prior to such time.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Transaction” means a CVR Asset Transaction or a Combination CVR Asset Transaction. For clarity, (a) the grant of a license to any Third Party (including any contract research organization) for

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the purposes of conducting research on behalf of the Company with respect to the CVR Assets shall not be deemed a CVR Transaction and (b) the sale of all or substantially all of the Company’s or any of its Affiliate’s stock or assets (to the extent such asset sale includes assets unrelated to the CVR Assets), or a merger, acquisition or similar transaction shall not be deemed a CVR Transaction.  For the avoidance of doubt, more than one CVR Transaction may occur under this Agreement.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until a successor Holder Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holder Representative” will mean such successor Holder Representative.

“Intellectual Property”  means all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof: (a) all Patents; (b) all works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights; (c) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, a Company Product, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and (d) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Initial CVR Payment Amount” means an amount equal to the greater of: (i) twenty-five percent (25%) of the Net Proceeds actually received by the Company at the closing of the first CVR Transaction to occur following the date hereof or (ii) the Target Payment Amount; provided, however, that the Company shall not be required to pay the Initial CVR Payment Amount unless and until the aggregate Net Proceeds from CVR Transactions equals or exceeds the Target Payment Amount.

“Net Proceeds” means an aggregate amount equal to the sum of: (a) all cash consideration actually received by the Company or its Affiliates from a Third Party in connection with the consummation of a CVR Transaction during the twelve (12) month period immediately following the consummation of a CVR Transaction, plus (b) with respect to any non-cash consideration actually received by the Company or its Affiliates from a Third Party in connection with the consummation of a CVR Transaction during the twelve (12) month period immediately following the consummation of a CVR Transaction, the fair market value of such non-cash consideration, as determined by the Board of Directors in good faith, less (c) all out-of-pocket transaction costs and expenses incurred by the Company or its Affiliates after the date of this Agreement to Third Parties for the negotiation, entry into and consummation of a CVR Transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, and reasonable costs of recovery of any amounts payable to the Company in connection with a CVR Transaction, less (d) patent

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prosecution and maintenance costs and drug storage costs incurred by the Company with respect to the CVR Assets after the Closing Date, less (e) any applicable sales, income and other taxes incurred by the Company or its Affiliates in respect of a CVR Transaction, and less (f) all fees and costs (including any amounts paid for indemnification) payable by the Company to the Rights Agent pursuant to this Agreement in connection with a CVR Transaction; provided, that in the event a CVR Transaction is a Combination CVR Asset Transaction, (i) the expenses in clauses (c) through (f) shall be reduced by 50% and (ii) the Net Proceeds (calculated after giving effect to this proviso) in respect of such Combination CVR Asset Transaction shall be reduced by fifty percent (50%). For the avoidance of doubt, amounts placed in escrow or earnout, contingent or other post-closing payments, including royalty payments, in connection with a CVR Transaction will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received by the Company during the twelve (12)‑month period immediately following the closing of such CVR Transaction. For the further avoidance of doubt, if a CVR Transaction occurs prior to the CVR Expiration Date, any such escrow, earnout, contingent or other post-closing payment released or paid after the CVR Expiration Date will be included in the calculation of Net Proceeds, so long as such amount is actually received by the Company or its Affiliates within the twelve (12)‑month period immediately following the consummation of such CVR Transaction.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Holder Representative.

“Patents”  means all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts, of any of the foregoing.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) in the case of CVRs held in book-entry form or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC.

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“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Record Date” means [●], 2020.  For the avoidance of doubt, the Record Date shall occur after the effectiveness of the Company Reverse Stock Split.

“Reporting Certificate” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“STING Trial” means the Company’s ongoing Phase 1a/1b, multicenter, open-label, non-randomized, dose-escalation study examining SB 11285 administered as an IV infusion in patients with advanced solid tumors.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

“Target Payment Amount” means an aggregate amount equal to the product obtained by multiplying (i) $1.00 (subject to adjustment for the Company Reverse Stock Split) by (ii) the total number of shares of Common Stock outstanding as of 5:01 p.m. Eastern Time on the Record Date; provided, that in no event will the Target Payment Amount exceed $18,000,000.

“Technical Failure” means (a) the good faith determination by the Board of Directors, based upon any information that becomes available or any analysis of such information at any time, that any Company Product, or any component thereof, (i) presents a material safety risk (in light of the intended patient population and the phase of dose escalation) that makes further testing of such Company Product unsafe, unwarranted or unethical, or (ii) has failed to sufficiently demonstrate the engagement of the intended or relevant biomarkers for the STING target at a given stage of dose escalation and patient tolerability (in light of the intended patient population) and further dose escalation is unlikely to result in engagement of such biomarkers at a dose level which is reasonably tolerable given the intended patent population, or (b) the receipt by the Company of any adverse decision or determination by, or correspondence from, a Governmental Body regarding any Company Product that the Board of Directors determines in good faith could reasonably be expected to render marketing approval or clearance from the FDA or the European Medicines Agency unlikely, or (c) if any of the Patents included as part of the CVR Assets that are material to the successful commercialization of the Product in the United States and the European Economic Area are held to be unenforceable, invalid or unpatentable or revoked or cancelled, in any case, by a final, nonappealable order of any court or administrative agency of competent jurisdiction.

“Third Party” means any Person other than the Company or the Rights Agent or their respective Affiliates.

ARTICLE II
Contingent Value Rights

2.1Authority; Issuance of CVRs; Appointment of Rights Agent.

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(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any violation of any provision of the Certificate of Incorporation or By-laws of the Company, or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

(b)One CVR will be issued with respect to each share of Common Stock that is outstanding as of 5:01 p.m. Eastern Time on the Record Date.

(c)The Company hereby appoints Computershare Trust Company N.A. as the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and Computershare Trust Company N.A. hereby accepts such appointment.

2.2Nontransferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

2.3No Certificate; Registration; Registration of Transfer; Change of Address.

(a)The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)The Rights Agent will keep a register (the “CVR Register”) for the registration of the CVRs.  The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and Permitted Transfers of the CVRs as herein provided.  Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c)Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.  A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate.  Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register will be the valid obligations of the

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Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor.  No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.  All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d)A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register.  Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

2.4Payment Procedures.

(a)As soon as practicable following the occurrence of a CVR Transaction, but in no event later than thirty (30) days after the closing of such CVR Transaction, and within thirty (30) days after the end of any calendar quarter in which the Company has received Net Proceeds from any CVR Transaction, the Company will deliver to the Holder Representative and the Rights Agent a certificate (each, a “Reporting Certificate”), certifying that the Holders are entitled to receive a CVR Payment and setting forth the Company’s calculation of the CVR Payment Amount, which may be either the Initial CVR Payment Amount or a CVR Payment Adjustment Amount.

(b)[reserved]

(c)If no CVR Transaction has been effected prior to the CVR Expiration Date, then, as soon as reasonably practicable after the CVR Expiration Date, but in no event later than thirty (30) days after the CVR Expiration Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Non-Achievement Certificate” and, together with the Reporting Certificate(s), the “Certificates”), stating that no CVR Transaction has been consummated prior to the CVR Expiration Date.

(d)If the Holder Representative does not object to any determination or calculation set forth in a Certificate by delivery of a written notice thereof to the Company setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within thirty (30) days following receipt of the applicable Certificate (the “Objection Period”), the Company’s determination of the non-existence of a CVR Transaction, calculation of the Initial CVR Payment Amount or calculation of any CVR Payment Adjustment Amount, as applicable, shall be final and binding on all parties.  If the Holder Representative timely delivers to the Company an Objection Notice, the Company and the Holder Representative shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by the Company, and if unable to do so, the Company and the Holder Representative shall resolve any unresolved disputed in accordance with Section 8.11, which decision will be final and binding on the parties, absent manifest error.  The Company shall, within ten (10) Business Days following the final determination of the Initial CVR Payment Amount or any CVR Payment Adjustment Amount, as applicable, pay such Initial CVR Payment Amount or CVR Payment Adjustment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent. The Rights Agent will distribute the Initial CVR Payment Amount or CVR Payment Adjustment Amount, as applicable, to the Holders (each Holder being entitled to receive its pro rata share of such Initial CVR Payment Amount or CVR Payment Adjustment Amount, as applicable, based on the number of CVRs held by such Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable) (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date, or,

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(ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account.

(e)If an Objection Notice has not been timely delivered to the Company in response to a Non-Achievement Certificate within the Objection Period, then the Holders will have no right to receive a CVR Payment, and the Company and the Rights Agent will have no further obligations with respect to any CVR Payment.

(f)The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any Initial CVR Payment Amount, CVR Payment Adjustment Amount or other amount payable pursuant to this Agreement, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(g)Subject to prior execution and delivery by the Holder Representative of a reasonable and customary confidentiality and market stand-off agreement, the Company shall provide the Holder Representative with reasonable access during normal business hours and upon reasonable advance request to the books and records of the Company to the extent necessary to verify whether a CVR Transaction occurred prior to the CVR Expiration Date or the Company’s calculation of the Initial CVR Payment Amount or any CVR Payment Adjustment Amount, as applicable; it being understood that the Holder Representative’s rights under this Section 2.4(g) shall terminate upon the later of (i) the CVR Expiration Date or (ii) thirty (30) days after the delivery to the Holder Representative of a Reporting Certificate.

(h)The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

(i)The Company acknowledges that the bank accounts maintained by the Rights Agent in connection with the services provided under this Agreement will be in the Rights Agent’s name and that the Rights Agent may receive investment earnings in connection with the investment at the Rights Agent’s risk and for its benefit of funds held in those accounts from time to time.

2.5No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)The CVRs will not represent any equity or ownership interest in the Company.  The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

2.6Holder’s Right to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in  a CVR by transferring such CVR to the Company or any of its Affiliates without consideration.  Nothing in this Agreement shall prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, in its sole

9

discretion.  Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding hereunder for any purpose.

ARTICLE III
The Rights Agent

3.1Certain Duties and Responsibilities.

(a)The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.  No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.  Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)The Holder Representative may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder, including the delivery of any Objection Notice and negotiation or arbitration pursuant to Section 8.11; provided, however, the Rights Agent may not act on behalf of the Holders or the Holder Representative in any dispute relating to or arising under Section 4.3 or relating to whether a CVR Transaction has occurred or the amount of any CVR Payment. The Rights Agent will be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holder Representative will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent on behalf of the Holders will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

3.2Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

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(e)the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f)the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(h)the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it).  The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.  An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction.  An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by the Company.  The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; and any fees and expenses, payable by the Company in favor of the Rights Agent or payable in favor of the Company related to such dispute, resolution or arbitration will be offset against any CVR Payments, if any, or any other payment to be made thereafter under this Agreement.

3.3Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by giving written notice thereof to the Company, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company, by way of a Board Resolution, will as soon as practicable appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holder Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and by delivering notice to the Holder Representative.  Each notice will include the name and address of the successor Rights Agent.  If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon the Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company.

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3.4Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE IV
Covenants

4.1List of Holders.  The Company will furnish or cause to be furnished to the Holder Representative and the Rights Agent the names, addresses and shareholdings of registered holders of Common Stock as of 5:01 p.m. Eastern Time on the Record Date.  The Company will promptly furnish an electronic copy of the CVR Register to the Holder Representative upon written request from the Holder Representative.

4.2[RESERVED]

4.3Diligence.

(a)From and after the Closing, until the CVR Expiration Date, the Company shall use Commercially Reasonable Efforts to (i) complete the STING Trial and (ii) pursue CVR Transactions. Subject to the preceding sentence, the Company has no obligation to develop or expend any funds in connection with the development of any Company Product (except to the extent provided in the immediately following sentence) and has no obligation to license, sell or otherwise monetize any Company Product.  The Company’s obligations pursuant to the first sentence of this Section 4.3(a) will expire (x) with respect to clause (i) thereof, upon the earlier to occur of: (A) a Technical Failure, or (B) the date on which the Company and its Affiliates have incurred at least $1,812,000 in aggregate out-of-pocket costs and expenses in connection with the conduct of the STING Trial; and (y) with respect to clause (ii) thereof, in respect of a Company Product, upon the occurrence of a Technical Failure with respect to such Company Product.

(b)Notwithstanding the foregoing, the obligation of the Company to use Commercially Reasonable Efforts pursuant to Section 4.3(a) shall not be deemed a guarantee that any CVR Payment will be earned. Neither the Company nor any of its directors, officers or their respective Affiliates owes any fiduciary duty to the Holders with respect to the CVR Payments. Further, the parties acknowledge that the Company’s sole obligations with respect to any potential CVR Payments are expressly set forth in this Agreement.

ARTICLE V
Amendments

5.1Amendments Without Consent of Holder Representative.

(a)Without the consent of the Holder Representative or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

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(i)to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof; or

(ii)to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b)Without the consent of the Holder Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders;

(iv)as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended; or

(v)to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c)Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to the Holder Representative, setting forth in general terms the substance of such amendment.

5.2Amendments with Consent of Holder Representative.  Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holder Representative), the Company, when authorized by a Board Resolution, and the Rights Agent and the Holder Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

5.3Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

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ARTICLE VI
Consolidation, Merger, Sale or Conveyance

6.1Effect of Merger or Consolidation.

(a)Except as contemplated by the Acquisition, the Company will not consolidate with or merge into any other Person or sell, transfer or otherwise convey all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(i)the Person formed by such consolidation or into which the Company is merged or the Person that acquires by sale, transfer or other conveyance, all or substantially all of the assets of the Company (the “Surviving Person”) expressly assumes payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)the Company has delivered to the Holder Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b)In connection with a Change of Control, the Company will have the right, but not the obligation, in its sole discretion, to redeem all, but not less than all of the outstanding CVRs, at any time from and after the public announcement of such Change of Control and ending on the thirtieth (30th) day following the consummation of the Change of Control for an aggregate redemption amount equal to the Target Payment Amount.   In the event that the Company wishes to exercise its right pursuant to this Section 6.1(b), the Company shall provide a written notice of redemption (a “Redemption Notice”) to the Rights Agent and the Holder Representative, which Redemption Notice shall specify the date fixed for the redemption of the outstanding CVRs, which date shall be not less than five (5) Business Days nor more than ten (10) Business Days following the delivery of the Redemption Notice to the Rights Agent and the Holder Representative (such date, the “Redemption Date”).  Promptly following its receipt of the Redemption Notice, the Rights Agent shall deliver a copy thereof to the Holders.   On the Redemption Date, the Company shall pay the Target Payment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent.  Upon the indefeasible payment in full by the Company of the Target Payment Amount to the Rights Agent, the CVRs shall be cancelled and of no further force and effect and shall thereafter represent only the right to receive such Holder’s pro rata share of the Target Payment Amount upon surrender of such Holder’s CVR to the Rights Agent.  The Rights Agent shall pay to each Holder, such Holder’s pro rata share of the Target Payment Amount pursuant to the payment procedures specified in Section 2.4(d) and subject to Section 2.4(f) upon surrender by such Holder of its CVR for cancellation or receipt of an appropriate affidavit of loss or destruction thereof.

6.2Successor Substituted.  Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE VII
The Holder Representative

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7.1Appointment.  Effective upon the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement.  The Holder Representative hereby accepts such appointment and agrees to serve as such without compensation.  The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement.  The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

7.2Actions of Holder Representative.

(a)A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder.  The Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b)The Holder Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holder Representative to be genuine and to have been signed by such Holder (and will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Holder Representative.  In all questions arising under this Agreement, the Holder Representative may rely on the advice of outside counsel, and the Holder Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Holder Representative based on such advice.

(c)The Holders will severally (on a pro rata basis, based on the number of CVRs held by each Holder), but not jointly, indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Holder Representative, to the extent not reimbursed by the Company pursuant to Section 7.2(d).

(d)In connection with providing services under this Agreement, the Holder Representative will be reimbursed by the Company for all reasonable fees and expenses incurred in

15

providing such services. Any such fees and expenses will be paid by the Company within thirty (30) days of the receipt of an invoice from the Holder Representative and will be offset against the CVR Payment Amount, if any.

7.3Removal; Appointment of Successor.

(a)At any time Holders representing at least a majority of the outstanding CVRs may, by written consent, appoint another Person as Holder Representative.  Notice, together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least a majority of the outstanding CVRs, must be delivered to the Company and the Rights Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

(b)If the Holder Representative becomes unable or unwilling to continue in his or its capacity as the Holder Representative, or if the Holder Representative resigns as a Holder Representative, the Holder Representative may appoint a new representative as the Holder Representative.  If the Holder Representative is unable or unwilling to appoint a successor Holder Representative, then the board of directors of the Company shall appoint another Person as Holder Representative.  Notice and a copy of the written consent appointing such Person must be delivered to the Company and the Rights Agent not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

7.4Grant of Authority.  The grant of authority provided for in this Article VII is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder.  The provisions of this Article VII will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE VIII
Other Provisions of General Application

8.1Notices to Rights Agent, Company and Holder Representative.  Subject to Section 8.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given:  (a) upon personal delivery to the recipient; (b) when sent by e-mail transmission, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

(a)if to the Company, to

[●]

with a copy (which shall not constitute notice) to:

[●];

(b)if to the Rights Agent, to

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[●]

with a copy (which shall not constitute notice) to:

[●]; and

(c)if to the Holder Representative, to

[●]

with a copy (which shall not constitute notice) to:

[●]

or to such other address as any party has furnished to the other parties by notice given in accordance with this Section 8.1.

8.2Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

8.3Entire Agreement.  This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.  No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law.

8.4Legal Holidays.  If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

8.5Assignment.  The Company may not assign this Agreement without the prior written consent of the Holder Representative; provided that the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder.

8.6Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

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8.7Termination.  This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of: (a) the payment of the last possible CVR Payment due hereunder, (b) if an Objection Notice to a Non-Achievement Certificate is not delivered within the Objection Period, the expiration of the Objection Period, (c) in the event of the delivery of an Objection Notice, either (i) the final determination in accordance with this Agreement that no CVR Transaction has been achieved or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement.

8.8Survival.  Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality shall survive the termination or expiration of this Agreement.

8.9Governing Law.  This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.10Remedies.  The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

8.11Disputes.

(a)Before any arbitration pursuant to Section 8.11(b), the Company, the Rights Agent and the Holder Representative will negotiate in good faith for a period of thirty (30) days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b)Any and all disputes arising under this Agreement (including but not limited to any claims brought by the Holder Representative on behalf of the Holders) shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, except as modified herein. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any arbitration under this Section 8.11(b), the number of arbitrators will be one, and such arbitrator will be selected in accordance with the AAA’s Commercial Arbitration Rules. The place of the arbitration will be [●]. The arbitrator will be a lawyer or retired judge with experience in the biopharmaceutical industry and with mergers and acquisitions. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. In making determinations regarding the scope of exchange of electronic information, the arbitrator and the parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. The hearing shall not last longer than two days, with each hearing day lasting no longer than eight (8) hours. The arbitrator shall agree to these limits prior to accepting appointment. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holder Representative may disclose to the Holders any such information without the consent of the Company).  The fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein, will be paid by the non-prevailing party, as determined by the arbitrator, in proportion with the extent to which the prevailing party prevails, and the remainder of such costs and expenses will be paid by the prevailing party; provided, however, that any fees and expenses of the arbitration incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.  Each party will be responsible for its own attorney fees, expenses and costs of investigation provided, however, that any such fees, expenses and costs incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.

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8.12Confidentiality.

(a) “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its Affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its Affiliates).  Confidential Information shall not include any information that is:  (a) already known to the other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by the written records of such party.  This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by the Company.

(b)All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent.  However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement.  Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.13.

(c)In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)As may be required by law and without limiting any party’s rights in respect of a breach of this Section 8.12, each party will promptly:

(i)notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)furnish to the other party full details of the unauthorized possession, use or disclosure; and

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(iii)use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.13Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement.  This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:
[●]

By:

Name:
Title:
F-STAR:
[●]

By:

Name:
Title:
RIGHTS AGENT:
[●]

By:

Name:
Title:
HOLDER REPRESENTATIVE:
[●]

By:

Name:
Title:

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Schedule 1

Rights Agent Fees

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EXHIBIT E-2

FORM OF STING ANTAGONIST CONTINGENT VALUE RIGHTS AGREEMENT

STING ANTAGONIST CONTINGENT VALUE RIGHTS AGREEMENT

THIS STING ANTAGONIST CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), is entered into by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (the “Company”), F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458 (“F‑Star”), Computershare Trust Company N.A. (the “Rights Agent”) and initial CVR Registrar (as defined herein), and [●], acting solely in his capacity as representative of the Holders (as defined herein) (the “Holder Representative”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Share Exchange Agreement (as defined below).

A.The Company, F-Star, and certain other Persons (the “Sellers”) have entered into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Sellers will sell to the Company, and the Company will purchase from the Sellers, all of the F-Star Shares (the “Acquisition”).

B.Pursuant to Section 1.7 of the Share Exchange Agreement, prior to the consummation of the Acquisition, the Company wishes to create and issue contractual contingent value rights relating to the CVR Assets (as defined herein) to the record holders of the Common Stock (as defined herein) as of a record date prior to the consummation of the Acquisition.

C.On [●], 2020, the Board of Directors of the Company authorized and declared a dividend of one CVR (as defined herein) for each share of Common Stock outstanding at 5:01 p.m. Eastern Time on the Record Date (as defined herein).  The payment of such dividend will be conditioned upon, and such dividend will only become payable upon, the satisfaction or waiver of all conditions to the Acquisition and the occurrence of the time that is immediately prior to the consummation of the Acquisition.  The Company will pay the dividend immediately prior to the consummation of the Acquisition.

Accordingly, and in consideration of the premises and the consummation of the transactions referred to above, it is mutually agreed, for the benefit of the Holders, as follows:

ARTICLE IX
Definitions

9.1Definitions.

(a)For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)all accounting terms used herein and not expressly defined herein have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(ii)unless the context otherwise requires, words describing the singular number include the plural and vice versa, words denoting any gender include all genders and words denoting natural Persons include corporations, partnerships and other Persons and vice versa;

(iii)the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”;

(iv)the terms “hereof”, “hereunder”, “herein” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement; and

(v)the Article and Section headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(b)The following terms have the meanings ascribed to them as follows:

“Affiliates” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such first Person.

“Approved Development Agreement” means a definitive agreement entered into by Company for the Approved Development Transaction.

“Approved Development Transaction” means the proposed transaction relating to Company’s STING (STimulator of INterferon Genes) antagonist program contemplated by the Term Sheet.

“Board of Directors” means the board of directors of the Company.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent and the Holder Representative.

“Budgeted Amount” means the aggregate amount of expenditures by the Company set forth in the Work Plan(s) (as defined in the Approved Development Agreement), which amount shall be the amount specified in the Term Sheet.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks located in Boston, Massachusetts or London, England are authorized or required by applicable Legal Requirements to close; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by applicable Legal Requirements to close due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Body so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in such location generally are open for use by customers on such day.

“Close of Business” on any given date means 5:00 p.m., Eastern Time, on such date; provided, however, that if such date is not a Business Day it will mean 5:00 p.m., Eastern Time, on the next succeeding Business Day.

“Commercially Reasonable Efforts” means, with respect to the efforts and resources to be expended by the Company with respect to (i) negotiation and execution of the Approved Development Agreement (to the extent not executed and delivered prior to Closing), (ii) performing the Approved Development Transaction in accordance with the terms of the Approved Development Agreement, and (iii) pursuing and seeking to consummate CVR Transactions, such reasonable, good faith efforts and resources as a biotechnology company of a similar size and with similar financial and other resources would normally

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use to pursue its clinical development programs and pursue and seek to consummate such a transaction under similar circumstance for a similar product or product candidate owned by it, or to which it has similar rights, which product or product candidate is at a similar stage in its development and is of similar market potential taking into account all relevant factors; provided that, it is expressly understood and agreed that despite the use of such above described efforts, neither the Approved Development Transaction nor any CVR Transaction may occur and the obligation to make a CVR Payment may not arise.

“Common Stock” means the common stock, $0.0001 par value, of the Company.

“Company Product” means any product that incorporates any proprietary STimulator of INterferon Genes (“STING”) antagonist compound of the Company.

“CVR” means a contingent value right issued by the Company pursuant to this Agreement.

“CVR Asset Transaction” means a transaction consummated at any time prior to the CVR Expiration Date pursuant to which the Company or any of its Affiliates grants, sells, licenses or otherwise transfers to a Third Party some or all of the rights to the CVR Assets, including any rights to research, develop or commercialize the CVR Assets, including a license, option, or sale of assets with respect to the CVR Assets; provided, that any such transaction involving any asset other than a CVR Asset shall not constitute a CVR Asset Transaction.

“CVR Assets” means any Intellectual Property and other assets that are used or held for use for the development of a Company Product, including all (a) regulatory filings made with respect to a Company Product; (b) regulatory approvals received with respect to a Company Product; and (c) clinical and non-clinical safety, and efficacy and pharmacokinetic data generated with respect to a Company Product.

“CVR Expiration Date” means the seventh (7th) anniversary of the Closing.

“CVR Payment” means the payment of any CVR Payment Amount hereunder.

“CVR Payment Amount” means an amount equal to 80% of all Net Proceeds received by Company after the Closing pursuant to (i) the Approved Development Agreement, if any, and (ii) all CVR Transactions entered into prior to the CVR Expiration Date.

“CVR Payment Date” means the date (if any and if ever) that a CVR Payment is payable by the Company to the Holders, which date will be established pursuant to Section 2.4.

“CVR Register” has the meaning set forth in Section 2.3(b).

“CVR Registrar” has the meaning set forth in Section 2.3(b).

“CVR Transaction” means a CVR Asset Transaction. For clarity, (a) the grant of a license to any Third Party (including any contract research organization) for the purposes of conducting research on behalf of the Company with respect to the CVR Assets shall not be deemed a CVR Transaction and (b) the sale of all or substantially all of the Company’s or any of its Affiliate’s stock or assets (to the extent such asset sale includes assets unrelated to the CVR Assets), or a merger, acquisition or similar transaction shall not be deemed a CVR Transaction.  For the avoidance of doubt, (i) more than one CVR Transaction may occur under this Agreement and (ii) the execution and delivery of the Approved Development Agreement shall not constitute a CVR Transaction.

“CVR Transaction Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

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“Development Transaction Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Holder Representative named in the first paragraph of this Agreement, until a successor Holder Representative has become such pursuant to the applicable provisions of this Agreement, and thereafter “Holder Representative” will mean such successor Holder Representative.

“Intellectual Property”  means all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof: (a) all Patents; (b) all works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights; (c) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable of reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, a Company Product, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and (d) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Net Proceeds” means an aggregate amount (without duplication) equal to the sum of: (a) all cash consideration actually received by the Company or its Affiliates from a Third Party (x) pursuant to the Approved Development Agreement after the Closing, if any, and (y) in connection with the consummation of a CVR Transaction, plus (b) with respect to any non-cash consideration actually received by the Company or its Affiliates from a Third Party prior to the CVR Expiration Date in connection with the consummation of a CVR Transaction, the fair market value of such non-cash consideration, as determined by the Board of Directors in good faith, less (c) all out-of-pocket transaction costs and expenses incurred by the Company or its Affiliates after the date of this Agreement to Third Parties for the negotiation, entry into and consummation of the Approved Development Agreement and a CVR Transaction, including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees, and reasonable costs of recovery of any amounts payable to the Company in connection with the Approved Development Agreement or a CVR Transaction, less (d) all unreimbursed out-of-pocket costs and expenses incurred by the Company in performing its obligations under (x) the Approved Development Agreement in excess of 10% of the Budgeted Amount and (y) a CVR Transaction (collectively, “Specified Costs”), less (e) patent prosecution and maintenance costs and drug storage costs incurred by the Company with respect to the CVR Assets after the Closing Date, less (f) any applicable sales, income and other taxes incurred by the Company or its Affiliates in respect of the performance of the Company’s obligations under the Approved Development Agreement or a CVR Transaction, and less (g) all out-of-pocket fees and costs (including any amounts paid for indemnification) payable by the Company to the Rights Agent pursuant to this Agreement in connection with the Approved Development Agreement or a CVR Transaction. For the avoidance of doubt, (A) “Net

4

Proceeds” shall not include any payment or reimbursement to Company by a Third Party of Company’s development expenses; (B) amounts placed in escrow or earnout, contingent or other post-closing payments, including milestone or royalty payments, in connection with the Approved Development Agreement or a CVR Transaction will not be considered Net Proceeds unless (and only to the extent that) such amounts are actually received by the Company prior to the CVR Expiration Period; and (C) if the Approved Development Transaction or a CVR Transaction occurs prior to the CVR Expiration Date, any such escrow, earnout, contingent or other post-closing payment released or paid after the CVR Expiration Date will be included in the calculation of Net Proceeds, so long as such amount is actually received by the Company or its Affiliates within the twelve (12)‑month period immediately following the consummation of the Approved Development Transaction or such CVR Transaction.  For the avoidance of doubt, any amount payable to the Company pursuant to the Approved Development Agreement or a CVR Transaction that is included in Net Cash or included in the Permitted Dividend (each, as defined in the Share Exchange Agreement) shall not constitute Net Proceeds.

“Non-Achievement Certificate” has the meaning set forth in Section 2.4(c).

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Objection Period” has the meaning set forth in Section 2.4(d).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer or secretary of the Company, in his or her capacity as such an officer, and delivered to the Rights Agent and the Holder Representative.

“Patents”  means all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations and foreign counterparts, of any of the foregoing.

“Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a pro-rata distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) in the case of CVRs held in book-entry form or other similar nominee form, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by DTC.

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“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Record Date” means [●], 2020.

“Reporting Certificate” has the meaning set forth in Section 2.4(a).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent has become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Rights Agent Fee” means the agreed-upon fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement.

“Surviving Person” has the meaning set forth in Section 6.1(a)(i).

“Target Execution Date” means the date that is six (6) months after the Closing.

“Term Sheet” means the term sheet for the Approved Development Transaction disclosed to F-Star in Company’s data room prior to the date of the Share Exchange Agreement.

“Third Party” means any Person other than the Company or the Rights Agent or their respective Affiliates.

ARTICLE X
Contingent Value Rights

10.1Authority; Issuance of CVRs; Appointment of Rights Agent.

(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any violation of any provision of the Certificate of Incorporation or By-laws of the Company, or (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to the Company.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

(b)One CVR will be issued with respect to each share of Common Stock that is outstanding as of 5:01 p.m. Eastern Time on the Record Date.

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(c)The Company hereby appoints Computershare Trust Company N.A. as the Rights Agent to act as rights agent for the Company in accordance with the instructions hereinafter set forth in this Agreement, and Computershare Trust Company N.A. hereby accepts such appointment.

10.2Nontransferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any purported transfer of a CVR other than in a Permitted Transfer shall be null and void ab initio.

10.3No Certificate; Registration; Registration of Transfer; Change of Address.

(a)The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)The Rights Agent will keep a register (the “CVR Register”) for the registration of the CVRs.  The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and Permitted Transfers of the CVRs as herein provided.  Upon any change in the identity of the Rights Agent, the successor Rights Agent will automatically also become the successor CVR Registrar.

(c)Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Company and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, including the evidence of authority of the party presenting the CVR for transfer, which authority may include, if applicable, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association.  A request for a transfer of a CVR must be accompanied by such documentation establishing that the transfer is a Permitted Transfer as may be reasonably requested by the Company and/or the CVR Registrar, if appropriate.  Upon receipt of such written request and materials, the CVR Registrar will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register.  All duly transferred CVRs registered in the CVR Register will be the valid obligations of the Company, evidencing the same right and will entitle the transferee to the same benefits and rights under this Agreement as those previously held by the transferor.  No transfer of a CVR will be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void and invalid.  All costs and expenses related to any transfer or assignment of the CVRs (including the cost of any transfer tax) will be the responsibility of the transferor.

(d)A Holder (or an authorized representative thereof) may make a request to the CVR Registrar to change such Holder’s address of record in the CVR Register.  Upon receipt of such request, the CVR Registrar will promptly record the change of address in the CVR Register.

10.4Payment Procedures.

(a)As soon as practicable following the receipt by the Company of Net Proceeds from (i) the Approved Development Agreement, if any, after the Closing, but in no event later than thirty (30) days after the receipt of such payments, or (ii) a CVR Transaction, but in no event later than thirty (30) days after the closing of such CVR Transaction, and within thirty (30) days after the end of any calendar quarter in which the Company has received Net Proceeds from any CVR Transaction, the Company will deliver to the Holder Representative and the Rights Agent a certificate (each, a “Reporting

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Certificate”), certifying that the Holders are entitled to receive a CVR Payment and setting forth the Company’s calculation of the CVR Payment Amount.

(b)[reserved]

(c)If the Approved Development Agreement has not been executed and delivered prior to the Target Execution Date, then, as soon as reasonably practicable after the Target Execution Date, but in no event later than thirty (30) days after the Target Execution Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “Development Agreement Non-Achievement Certificate”), stating that the Approved Development Agreement has not been executed and delivered prior to the Target Execution Date.  If no CVR Transaction has been effected prior to the CVR Expiration Date, then, as soon as reasonably practicable after the CVR Expiration Date, but in no event later than thirty (30) days after the CVR Expiration Date, the Company will deliver to the Holder Representative and the Rights Agent a certificate (the “CVR Transaction Non-Achievement Certificate” and, together with the Development Agreement Non-Achievement Certificate, each a “Non-Achievement Certificate,” and the Non-Achievement Certificates, together with the Reporting Certificate(s), the “Certificates”), stating that no CVR Transaction has been consummated prior to the CVR Expiration Date.

(d)If the Holder Representative does not object to any determination or calculation set forth in a Certificate by delivery of a written notice thereof to the Company setting forth in reasonable detail such objection, together with reasonable supporting documentation (an “Objection Notice”), within thirty (30) days following receipt of the applicable Certificate (the “Objection Period”), the Company’s determination of the non-existence of the Approved Development Agreement or a CVR Transaction, or the calculation of the CVR Payment Amount, as applicable, shall be final and binding on all parties.  If the Holder Representative timely delivers to the Company an Objection Notice, the Company and the Holder Representative shall attempt in good faith to resolve such matters within thirty (30) days after receipt of the same by the Company, and if unable to do so, the Company and the Holder Representative shall resolve any unresolved disputed in accordance with Section 8.11, which decision will be final and binding on the parties, absent manifest error.  The Company shall, within ten (10) Business Days following the final determination of the CVR Payment Amount pay such CVR Payment Amount to the Rights Agent (for the account of the Holders) by wire transfer of immediately available funds to such account as may be designated by the Rights Agent. The Rights Agent will distribute the CVR Payment Amount to the Holders (each Holder being entitled to receive its pro rata share of such CVR Payment Amount, as applicable, based on the number of CVRs held by such Holder as reflected on the CVR Register on the date of the Reporting Certificate or the date of final determination pursuant to this Agreement, as applicable) (i) by check mailed to the address of each such respective Holder as reflected in the CVR Register as of the close of business on the last Business Day before such CVR Payment Date, or, (ii) with respect to any Holder who has provided the Rights Agent with wire transfer instructions meeting the Rights Agent’s requirements, by wire transfer of immediately available funds to such account.

(e)If an Objection Notice has not been timely delivered to the Company in response to a Non-Achievement Certificate within the Objection Period, then the Holders will have no right to receive a CVR Payment, and the Company and the Rights Agent will have no further obligations with respect to any CVR Payment.

(f)If the amount of Net Proceeds used to calculate any CVR Payment Amount is reduced by any Specified Costs and, following payment of such CVR Payment Amount, the Company receives reimbursement for such Specified Costs pursuant to the Approved Development Agreement or CVR Transaction, as applicable, then an amount equal to 80% of such reimbursed Specified Costs shall be added to the next CVR Payment Amount to become payable hereunder to the Holders, and if no additional

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CVR Payment Amount becomes payable, the Company shall pay such portion of the reimbursed Specified Costs to the Holders through a special distribution to be paid within thirty (30) days after receipt of such reimbursement.

(g)The Company will be entitled to deduct and withhold, or cause to be deducted or withheld, from any CVR Payment Amount or other amount payable pursuant to this Agreement, such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state or local tax law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(h)Subject to prior execution and delivery by the Holder Representative of a reasonable and customary confidentiality and market stand-off agreement, the Company shall provide the Holder Representative with reasonable access during normal business hours and upon reasonable advance request to the books and records of the Company to the extent necessary to verify (i) whether the Approved Development Agreement was executed and delivered prior to the Target Execution Date, (ii) whether a CVR Transaction occurred prior to the CVR Expiration Date or (iii) the Company’s calculation of the CVR Payment Amount, as applicable; it being understood that the Holder Representative’s rights under this Section 2.4(g) shall terminate upon the later of (i) the CVR Expiration Date or (ii) thirty (30) days after the delivery to the Holder Representative of a Reporting Certificate.

(i)The Company will promptly furnish to the Rights Agent all information and documentation in connection with this Agreement and the CVRs that the Rights Agent may reasonably request in order to perform under this Agreement.

(j)The Company acknowledges that the bank accounts maintained by the Rights Agent in connection with the services provided under this Agreement will be in the Rights Agent’s name and that the Rights Agent may receive investment earnings in connection with the investment at the Rights Agent’s risk and for its benefit of funds held in those accounts from time to time.

10.5No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)The CVRs will not represent any equity or ownership interest in the Company.  The rights of the Holders and the obligations of the Company are contract rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from the Company, if any, through the Rights Agent in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of the Company.

10.6Holder’s Right to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in  a CVR by transferring such CVR to the Company or any of its Affiliates without consideration.  Nothing in this Agreement shall prohibit the Company or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, in its sole discretion.  Any CVRs acquired by the Company or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding hereunder for any purpose.

ARTICLE XI
The Rights Agent

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11.1Certain Duties and Responsibilities.

(a)The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.  No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.  Notwithstanding anything contained herein to the contrary, the Rights Agent’s aggregate liability under this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees and charges, but not including reimbursable expenses.

(b)The Holder Representative may direct the Rights Agent to act on behalf of the Holders in enforcing any of its or their rights hereunder, including the delivery of any Objection Notice and negotiation or arbitration pursuant to Section 8.11; provided, however, the Rights Agent may not act on behalf of the Holders or the Holder Representative in any dispute relating to or arising under Section 4.3 or relating to whether the Approved Development Agreement has been executed and delivered or a CVR Transaction has occurred or the amount of any CVR Payment. The Rights Agent will be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve material expense unless the Holder Representative will furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred. All rights of action under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent on behalf of the Holders will be brought in its name as Rights Agent, and any recovery of judgment will be for the ratable benefit of all the Holders, as their respective rights or interests may appear.

11.2Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)whenever the Rights Agent will deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, bad faith or gross negligence on its part, rely upon an Officer’s Certificate;

(c)the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e)the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

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(f)the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g)the Company agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense (in each case pertaining to the Rights Agent’s own account only) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence; and

(h)the Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it).  The Rights Agent will also be entitled to reimbursement from the Company for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.  An invoice for the Rights Agent Fee will be rendered a reasonable time before, and paid on, the effective date of the applicable transaction.  An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by the Company.  The Company agrees to pay to Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with the Agreement; and any fees and expenses, payable by the Company in favor of the Rights Agent or payable in favor of the Company related to such dispute, resolution or arbitration will be offset against any CVR Payments, if any, or any other payment to be made thereafter under this Agreement.

11.3Resignation and Removal; Appointment of Successor.

(a)The Rights Agent may resign at any time by giving written notice thereof to the Company, specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days before the date so specified.

(b)If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, the Company, by way of a Board Resolution, will as soon as practicable appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Holder Representative, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)The Company will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and by delivering notice to the Holder Representative.  Each notice will include the name and address of the successor Rights Agent.  If the Company fails to send such notice within five (5) Business Days after acceptance of appointment by a successor Rights Agent, upon the Company’s request the successor Rights Agent will cause such notice to be mailed at the expense of the Company.

11.4Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to the Company and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor

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Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, however, that upon the request of the Company or the successor Rights Agent, such retiring Rights Agent will cooperate in the transfer of all relevant data, including the CVR Register, to the successor Rights Agent.

ARTICLE XII
Covenants

12.1List of Holders.  The Company will furnish or cause to be furnished to the Holder Representative and the Rights Agent the names, addresses and shareholdings of registered holders of Common Stock as of 5:01 p.m. Eastern Time on the Record Date.  The Company will promptly furnish an electronic copy of the CVR Register to the Holder Representative upon written request from the Holder Representative.

12.2[RESERVED]

12.3Diligence.

(a)The Company shall (i) from and after the Closing until the Target Execution Date, use Commercially Reasonable Efforts to negotiate and execute the Approved Development Agreement (to the extent not executed and delivered prior to Closing), (ii) from and after the execution date of the Approved Development Agreement (if at all) until the expiration or earlier termination of the Approved Development Agreement (other than as a result of a material breach thereof by the Company), use Commercially Reasonable Efforts to perform the Approved Development Transaction in accordance with the terms of the Approved Development Agreement, and (iii) from and after the execution date of the Approved Development Agreement (if at all), use Commercially Reasonable Efforts to pursue and seek to consummate CVR Transactions (subject to the terms of the Approved Development Agreement).  Subject to the preceding sentence, the Company has no obligation to develop or expend any funds in connection with the development of any Company Product and has no obligation to license, sell or otherwise monetize any Company Product except as provided in the Approved Development Agreement (to the extent the Approved Development Agreement becomes a binding obligation of the Company prior to the Target Execution Date).  Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be required to (x) enter into an Approved Development Agreement on terms that deviate in any material and adverse respect from those set forth in the Term Sheet or (y) enter into any CVR Transaction on terms that are not customary for transactions of such type or that would impose material financial or performance obligations on the Company (other than customary indemnification provisions or ministerial requirements such as the collection and accounting for royalties), or would impose any non-competition covenant on the Company with respect to any product or program of the Company unrelated to a Company Product.

(b)Notwithstanding the foregoing, the obligation of the Company to use Commercially Reasonable Efforts pursuant to Section 4.3(a) shall not be deemed a guarantee that (i) an Approved Transaction Agreement will be executed and delivered by the Company, (ii) a CVR Transaction will occur, or (iii) any CVR Payment will be earned. Neither the Company nor any of its directors, officers or their respective Affiliates owes any fiduciary duty to the Holders with respect to the CVR Payments. Further, the parties acknowledge that the Company’s sole obligations with respect to any potential CVR Payments are expressly set forth in this Agreement.

ARTICLE XIII
Amendments

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13.1Amendments Without Consent of Holder Representative.

(a)Without the consent of the Holder Representative or the Rights Agent, the Company, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein in a transaction contemplated by Section 6.1 hereof; or

(ii)to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.

(b)Without the consent of the Holder Representative, the Company, when authorized by a Board Resolution, together with the Rights Agent, in the Rights Agent’s sole and absolute discretion, may at any time and from time to time, enter into one or more amendments hereto:

(i)to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent will consider to be for the protection of the Holders;

(iii)to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein; provided, however, that in each case, such provisions will not materially adversely affect the interests of the Holders;

(iv)as may be necessary to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended; or

(v)to add, eliminate or change any provision of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c)Promptly after the execution by the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, the Company will deliver a notice thereof to the Holder Representative, setting forth in general terms the substance of such amendment.

13.2Amendments with Consent of Holder Representative.  Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holder Representative), the Company, when authorized by a Board Resolution, and the Rights Agent and the Holder Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any or all provisions of this Agreement.

13.3Execution of Amendments.  In executing any amendment permitted by this Article V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel of the Company, at Company’s sole expense, stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

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13.4Effect of Amendments.  Upon the execution of any amendment under this Article V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

ARTICLE XIV
Consolidation, Merger, Sale or Conveyance

14.1Effect of Merger or Consolidation.

(a)Except as contemplated by the Acquisition, the Company will not consolidate with or merge into any other Person or sell, transfer or otherwise convey all or substantially all of its assets, in one or a series of related transactions, to any Person, unless:

(i)the Person formed by such consolidation or into which the Company is merged or the Person that acquires by sale, transfer or other conveyance, all or substantially all of the assets of the Company (the “Surviving Person”) expressly assumes payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed; and

(ii)the Company has delivered to the Holder Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

14.2Successor Substituted.  Upon any consolidation of or merger by the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter the predecessor Person will be relieved of all obligations and covenants under this Agreement and the CVRs.

ARTICLE XV
The Holder Representative

15.1Appointment.  Effective upon the issuance of the CVRs under this terms of this Agreement, and without any further act of any of Holders, the Holder Representative is appointed as the representative of the Holders and as the attorney-in-fact and agent for and on behalf of each Holder for purposes of this Agreement and will take such actions to be taken by the Holder Representative under this Agreement and such other actions on behalf of such Holders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby, including (i) executing and delivering this Agreement and any other ancillary documents and negotiating and executing any amendments, modifications, waivers or changes thereto as to which the Holder Representative, in its sole discretion, has consented (provided that any waiver or amendment that adversely and disproportionately affects the rights or obligations of one or more Holders as compared to other Holders will require the prior written consent of a majority in interest of the disproportionately affected Holders), (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement on behalf of such Holders, and (iii) taking all other actions that are either necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or contemplated by the terms of this Agreement.  The Holder Representative hereby accepts such appointment and agrees to serve as such without compensation.  The appointment of the Holder Representative as each Holder’s attorney-in-fact revokes

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any power of attorney heretofore granted that authorized any other Person to represent such Holder with regard to this Agreement and any other agreements or documents executed or delivered in connection with this Agreement.  The Holder Representative is the sole and exclusive representative of each of the Holders for any purpose provided for by this Agreement.

15.2Actions of Holder Representative.

(a)A decision, act, consent or instruction of the Holder Representative hereunder will constitute a decision, act, consent or instruction of all Holders and will be final, binding and conclusive upon each such Holder, and the Company and the Rights Agent may rely upon any such decision, act, consent or instruction of the Holder Representative as being the decision, act, consent or instruction of each and every such Holder.  The Company and the Rights Agent will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

(b)The Holder Representative will incur no liability with respect to any action taken or suffered by any Holder in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Holder Representative to be genuine and to have been signed by such Holder (and will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the gross negligence, bad faith or willful misconduct of the Holder Representative.  In all questions arising under this Agreement, the Holder Representative may rely on the advice of outside counsel, and the Holder Representative will not be liable to any Holder for anything done, omitted or suffered in good faith by Holder Representative based on such advice.

(c)The Holders will severally (on a pro rata basis, based on the number of CVRs held by each Holder), but not jointly, indemnify the Holder Representative and hold the Holder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Holder Representative and arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other advisors reasonably retained by the Holder Representative, to the extent not reimbursed by the Company pursuant to Section 7.2(d).

(d)In connection with providing services under this Agreement, the Holder Representative will be reimbursed by the Company for all reasonable fees and expenses incurred in providing such services. Any such fees and expenses will be paid by the Company within thirty (30) days of the receipt of an invoice from the Holder Representative and will be offset against the CVR Payment Amount, if any.

15.3Removal; Appointment of Successor.

(a)At any time Holders representing at least a majority of the outstanding CVRs may, by written consent, appoint another Person as Holder Representative.  Notice, together with a copy of the written consent appointing such Person and bearing the signatures of Holders of at least a majority of the outstanding CVRs, must be delivered to the Company and the Rights Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

(b)If the Holder Representative becomes unable or unwilling to continue in his or its capacity as the Holder Representative, or if the Holder Representative resigns as a Holder Representative, the Holder Representative may appoint a new representative as the Holder Representative.  If the Holder Representative is unable or unwilling to appoint a successor Holder Representative, then the board of

15

directors of the Company shall appoint another Person as Holder Representative.  Notice and a copy of the written consent appointing such Person must be delivered to the Company and the Rights Agent not less than ten (10) days prior to such appointment.  Such appointment will be effective upon the later of the date indicated in the consent or the date ten (10) days after such consent is received by the Company and the Rights Agent.

15.4Grant of Authority.  The grant of authority provided for in this Article VII is coupled with an interest and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder.  The provisions of this Article VII will be binding upon the executors, heirs, legal representatives, successors and assigns of each Holder, and any references in this Agreement to any Holder or the Holders will mean and include the successors to such Holder’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE XVI
Other Provisions of General Application

16.1Notices to Rights Agent, Company and Holder Representative.  Subject to Section 8.2, all notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement must be in writing and will be deemed to have been effectively given:  (a) upon personal delivery to the recipient; (b) when sent by e-mail transmission, if sent during normal business hours of the recipient; if not, then on the next Business Day; or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt, in each case to the intended recipient at the following addresses:

(a)if to the Company, to

[●]

with a copy (which shall not constitute notice) to:

[●];

(b)if to the Rights Agent, to

[●]

with a copy (which shall not constitute notice) to:

[●]; and

(c)if to the Holder Representative, to

[●]

with a copy (which shall not constitute notice) to:

[●]

or to such other address as any party has furnished to the other parties by notice given in accordance with this Section 8.1.

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16.2Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

16.3Entire Agreement.  This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and this Agreement supersedes any and all other oral or written agreements made with respect to the CVRs.  No party has relied on any other express or implied representation or warranty, either written or oral in connection with its entry into this Agreement, including any representation or warranty arising under statute or otherwise under law.

16.4Legal Holidays.  If a CVR Payment Date is not a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

16.5Assignment.  The Company may not assign this Agreement without the prior written consent of the Holder Representative; provided that the Company may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of the Company (each, an “Assignee”) provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any assignment to an Assignee, the Company shall, and shall agree to, remain liable for the performance by such Assignee of all obligations of the Company hereunder.

16.6Third Party Beneficiaries.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, will give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

16.7Termination.  This Agreement will terminate and be of no further force or effect, and the parties hereto will have no liability hereunder, upon the earliest to occur of: (a) the payment of the last possible CVR Payment due hereunder, (b) if an Objection Notice to a Non-Achievement Certificate is not delivered within the Objection Period, the expiration of the Objection Period, (c) in the event of the delivery of an Objection Notice, either (i) the final determination in accordance with this Agreement that an Approved Development Agreement has not been executed and delivered or (ii) the fulfillment of any payment obligation required pursuant to a final determination made in accordance with this Agreement, or (d) the termination of the Approved Development Agreement for reason other than breach thereof by the Company.

16.8Survival.  Notwithstanding anything in this Agreement to the contrary, all provisions regarding indemnification, warranty, liability and limits thereon, and confidentiality shall survive the termination or expiration of this Agreement.

16.9Governing Law.  This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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16.10Remedies.  The Holders will not have any rights or remedies with respect to the CVRs except as expressly set forth herein.

16.11Disputes.

(a)Before any arbitration pursuant to Section 8.11(b), the Company, the Rights Agent and the Holder Representative will negotiate in good faith for a period of thirty (30) days to resolve any controversy or claim arising out of or relating to this Agreement or the breach thereof.

(b)Any and all disputes arising under this Agreement (including but not limited to any claims brought by the Holder Representative on behalf of the Holders) shall be settled by final and binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, except as modified herein. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In any arbitration under this Section 8.11(b), the number of arbitrators will be one, and such arbitrator will be selected in accordance with the AAA’s Commercial Arbitration Rules. The place of the arbitration will be [●]. The arbitrator will be a lawyer or retired judge with experience in the biopharmaceutical industry and with mergers and acquisitions. Each party will, upon written request of the other party, promptly provide the other with copies of all relevant documents. There shall be no other discovery allowed. In making determinations regarding the scope of exchange of electronic information, the arbitrator and the parties agree to be guided by The Sedona Principles, Third Edition: Best Practices, Recommendations & Principles for Addressing Electronic Document Production. Time is of the essence for any arbitration under this Agreement and arbitration hearings shall take place within 90 days of filing and awards rendered within 120 days. The hearing shall not last longer than two days, with each hearing day lasting no longer than eight (8) hours. The arbitrator shall agree to these limits prior to accepting appointment. Except as may be required by law, neither a party nor the arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the other parties (provided that the Holder Representative may disclose to the Holders any such information without the consent of the Company).  The fees and expenses of the arbitration, including the costs and expenses billed by the arbitrator in connection with the performance of its duties described herein, will be paid by the non-prevailing party, as determined by the arbitrator, in proportion with the extent to which the prevailing party prevails, and the remainder of such costs and expenses will be paid by the prevailing party; provided, however, that any fees and expenses of the arbitration incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.  Each party will be responsible for its own attorney fees, expenses and costs of investigation provided, however, that any such fees, expenses and costs incurred by the Holder Representative shall be offset against any CVR Payment Amount, if any.

16.12Confidentiality.

(a) “Confidential Information” shall mean any and all technical, scientific or business information relating to a party, including, without limitation, financial, marketing and product development information, stockholder information (including any non-public information of such stockholder), and proprietary information that is disclosed or otherwise becomes known to the other party or its Affiliates, agents or representatives before or during the term of this Agreement.  Confidential Information constitutes trade secrets and is of great value to the owner (or its Affiliates).  Confidential Information shall not include any information that is:  (a) already known to the other party or its Affiliates at the time of the disclosure, provided that such prior knowledge can be substantiated by the written records of such party; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other, provided that such independent development can be substantiated by

18

the written records of such party.  This Agreement, including all of its terms and conditions, will not be deemed to be Confidential Information and may be publicly disclosed by the Company.

(b)All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party’s prior consent.  However, each party may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement.  Without limiting the foregoing, each party will implement such physical and other security measures and controls as are necessary to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.13.

(c)In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Rights Agent for stockholder records pursuant to standard subpoenas from state or federal government authorities (e.g., divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

(d)As may be required by law and without limiting any party’s rights in respect of a breach of this Section 8.12, each party will promptly:

(i)notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s Confidential Information by any person or entity that may become known to such party;

(ii)furnish to the other party full details of the unauthorized possession, use or disclosure; and

(iii)use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

16.13Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. Delivery of a signed Agreement by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) shall be an effective method of delivering the executed Agreement.  This Agreement may be stored by electronic means and either an original or an electronically stored copy of this Agreement can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

19

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

COMPANY:
[●]

By:

Name:
Title:
F-STAR:
[●]

By:

Name:
Title:
RIGHTS AGENT:
[●]

By:

Name:
Title:
HOLDER REPRESENTATIVE:
[●]

By:

Name:
Title:

20

Schedule 1

Rights Agent Fees

21

EXHIBIT F

DEED OF TERMINATION – SHAREHOLDERS’ AGREEMENT

1

Execution Version

EXHIBIT G

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

IN WITNESS WHEREOF, the undersigned shareholder (the “Shareholder”) has executed this Joinder Agreement (this “Joinder Agreement”) to that certain Share Exchange Agreement (as amended, supplemented or otherwise modified, the “Share Exchange Agreement”), dated as of [●], 2020, by and among Spring Bank Pharmaceuticals, Inc., a Delaware corporation (“Company”), F-Star Therapeutics Limited, a company registered in England and Wales with company number 11532458, and the Persons listed on Schedule I to the Share Exchange Agreement, including each Person who becomes a party thereto by executing and delivering this Joinder Agreement (as contemplated by Sections 6.11 and 6.12 of the Share Exchange Agreement) (“Sellers”), pursuant to which, upon the terms and subject to the conditions thereof, the Sellers will sell, transfer and convey to Company, and Company will purchase from Sellers, all of the issued and outstanding F-Star Shares (the “Acquisition”).  The Shareholder delivers this Joinder Agreement as of the date set forth on the signature page hereto pursuant to the Share Exchange Agreement.  Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Share Exchange Agreement.

1.Joinder.  By executing and delivering this Joinder Agreement, the Shareholder hereby (a) confirms to the parties to the Share Exchange Agreement that the Shareholder has received a copy of and has reviewed the Share Exchange Agreement and (b) agrees that the Shareholder shall, from and after the date hereof, be fully bound by and subject to the provisions of, and be a party to, the Share Exchange Agreement as a “Seller” thereunder as though an original party thereto (including, without limitation, making all representations and warranties of a “Seller” thereunder as set forth in Article 4 of the Share Exchange Agreement).

2.Organization.  The Shareholder represents and warrants that if the Shareholder is an entity, the Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

3.Authorization, Execution, and Enforceability.  The Shareholder represents and warrants that (a) if the Shareholder is an entity, (i) the Shareholder has all requisite corporate, limited liability company or similar power and authority (including under its constitution) to execute, deliver and perform its obligations under this Joinder Agreement and to consummate  the transactions contemplated hereby and (ii) the execution and delivery by the Shareholder of this Joinder Agreement, and the performance by the Shareholder of its obligations under this Joinder Agreement have been duly and validly authorized by all necessary corporate or limited liability actions, consents, resolutions or similar actions on the part of the Shareholder; (b) if the Shareholder is a natural person, such Seller has the requisite legal capacity to execute, deliver and perform its obligations under this Joinder Agreement and to consummate the transactions contemplated hereby; (c) the Shareholder is not subject to any Insolvency Proceedings; (d) this Joinder Agreement has been duly executed and delivered by the Shareholder; and (e) this Joinder Agreement constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other Legal Requirements affecting creditors’ rights generally, or by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.Non-Contravention.  The Shareholder represents and warrants that the execution and delivery by the Shareholder of this Joinder Agreement and the performance by the Shareholder of the Shareholder’s obligations hereunder does not and will not: (a) if the Shareholder is an entity, violate any provision of the Organizational Documents of the Shareholder; (b) in any material respect, result in a violation or breach of, constitute a default under, result in the acceleration of, give rise to any right to accelerate, terminate, modify or cancel, or require any notice, consent, authorization, approval or waiver under, or result in any other adverse consequence under, any Contract to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s assets or properties is bound; (c) result in a violation of any law or regulation in any jurisdiction having the force of law or of any order, judgment or decree of any Governmental Body or agreement to which the Shareholder is a party or by which the Shareholder is bound; or (d) with the passage of time, the giving of notice or both, have any of the effects described in clauses (a), (b) or (c) of this Section 4.

5.Share Exchange Agreement.  The Shareholder represents and warrants that the representations and warranties set forth in Section 4 of the Share Exchange Agreement applicable to such Shareholder as a “Seller” are true and correct in all respects as of the date hereof.

6.Amendments.  No amendment or waiver of any provision of this Joinder Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

7.Remedies Cumulative; Specific Performance.  Section 9.9 of the Share Exchange Agreement is hereby incorporated by reference into this Joinder Agreement

8.Governing Law; Venue; Waiver of Jury Trial.  Section 9.10 of the Share Exchange Agreement is hereby incorporated by reference into this Joinder Agreement.

9.Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Shareholder has caused this Joinder Agreement to be duly executed as of the date set forth below.

SHAREHOLDER

Name

Signature

Print name of signatory, if signing for an entity

Print title of signatory, if signing for an entity

Acknowledged and agreed as of the date written on the immediately preceding signature page:

F-STAR THERAPEUTICS LIMITED

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

Dated:

EXHIBIT H

SAMPLE NET CASH CALCULATION

EXHIBIT I

CLOSING ARTICLES OF ASSOCIATION

Company No. 11532458

THE COMPANIES ACT 2006
PRIVATE COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION OF F-STAR THERAPEUTICS LIMITED (Adopted by special resolution passed on 2020)

INTRODUCTION

1	Definitions and interpretation
1.1	In these articles, unless the context requires otherwise:

“alternate” or “alternate director” has the meaning given in article 20;

“appointor” has the meaning given in article 20;

“articles” means the company’s articles of association for the time being in force;

“associated company” means any subsidiary or holding company of the company or any other subsidiary of the company’s holding company;

“business day” means any day (other than a Saturday, Sunday or public holiday in England) on which clearing banks in the City of London are ordinarily open for the transaction of normal banking business;

“CA 2006” means the Companies Act 2006;

“Conflict” has the meaning given in article 13.2;

“eligible director” means a director who would be entitled to vote on the matter at a meeting of directors (but excluding any director whose vote is not to be counted in respect of the particular matter);

“group company” means a subsidiary undertaking or parent undertaking of the company, or a subsidiary undertaking of any parent undertaking of the company;

“Investors” means AESCAP, Atlas, Merck, Novo Holdings A/S (including Novo), MPH, S. R. One, and TVM;

“Model Articles” means the model articles for private companies limited by shares contained in Schedule 1 of The Companies (Model Articles) Regulations 2008 (SI 2008/3229) as amended prior to the date of adoption of these articles;

“Parent Company” means F-Star Therapeutics, Inc.;

“qualifying person” has the meaning given in article 31.3; and

“relevant officer” means any director or other officer or former director or other officer of the company or an associated company, but excluding in each case any person engaged by the company (or associated company) as auditor (whether or not he is also a director or other officer), to the extent he acts in his capacity as auditor.

1.2

Save as otherwise specifically provided in these articles, words and expressions which have particular meanings in the Model Articles have the same meanings in these articles, subject to which and unless the context otherwise requires, words and expressions which have particular meanings in the CA 2006 have the same meanings in these articles.

2

1.3	Headings in these articles are used for convenience only and shall not affect the construction or interpretation of these articles.
1.4	A reference in these articles to an “article” is a reference to the relevant article of these articles unless expressly provided otherwise.
1.5	Unless expressly provided otherwise, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time, taking account of:
1.5.1	any subordinate legislation made under it, whether before or after the date of adoption of these articles; and
1.5.2	any amendment or re-enactment, whether before or after the date of adoption of these articles and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts.

This article 1.5 shall not apply to the definition of Model Articles in article 1.1

1.6

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7

A reference in these articles to a “subsidiary”, “holding company”, “undertaking”, “subsidiary undertaking” or “parent undertaking” shall be construed in accordance with section 1159 and section 1162 of CA 2006.

1.8	Any words importing the singular include the plural and vice versa and words importing any gender include the other genders.
1.9	The Model Articles apply to the company, except in so far as they are modified or excluded by, or are inconsistent with, these articles.
1.10	Articles 7, 8, 9(1) and (3), 11(2) and (3), 13, 14(1), (2), (3) and (4), 17(2) and 17(3) 19, 27, 28, 29, 31, 44(2), 49, 52 and 53 of the Model Articles do not apply to the company.
2	Liability of members
2.1	The liability of the members is limited to the amount, if any, unpaid on the shares held by them.

DIRECTORS

3	Directors’ general authority
3.1	Subject to the articles, the directors are responsible for the management of the company’s business, for which purpose they may exercise all the powers of the company.

4	Shareholders’ reserve power
4.1	The shareholders may, by special resolution, direct the directors to take, or refrain from taking, specified action.
4.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.
5	Directors may delegate
5.1	Subject to the articles, the directors may delegate any of the powers which are conferred on them under the articles:
5.1.1	to such person or committee;
5.1.2	by such means (including by power of attorney);
5.1.3	to such an extent;
5.1.4	in relation to such matters or territories; and
5.1.5	on such terms and conditions;

as they think fit.

5.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.
5.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.
6	Committees
6.1

Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the articles which govern the taking of decisions by directors.

6.2	The directors may make rules of procedure for all or any committees, which prevail over rules derived from the articles if they are not consistent with them.
7	Directors to take decisions collectively
7.1	The general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting or a decision taken in accordance with article 8.
7.2	If:
7.2.1	the company only has one director for the time being; and
7.2.2	no provision of the articles requires it to have more than one director the general rule does not apply, and the director may (for so long as he remains the sole director) take decisions without regard to any of the provisions of the articles relating to directors’ decision-making.

8	Unanimous decisions
8.1	A decision of the directors is taken in accordance with this article when all eligible directors indicate to each other by any means that they share a common view on a matter.
8.2

Such a decision may take the form of a resolution in writing, where each eligible director has signed one or more copies of it, or to which each eligible director has otherwise indicated agreement in writing.

8.3	A decision may not be taken in accordance with this article if the eligible directors would not have formed a quorum at such a meeting.
9	Calling a directors’ meeting
9.1

Any director may call a directors’ meeting by giving not less than five business days’ notice of the meeting (or such lesser notice as all the directors may agree) to the directors or by authorising the company secretary (if any) to give such notice.

9.2	Notice of a directors’ meeting shall be given to each director in writing.
10	Quorum for directors’ meetings
10.1

Subject to article 10.2, the quorum for the transaction of business at a meeting of directors is any two eligible directors or, where there is only one director in office for the time being and no provision of the articles requires the company to have more than one director, that director.

10.2

For the purposes of any meeting (or part of a meeting) held pursuant to article 13 to authorise a director’s conflict, if there is only one eligible director in office other than the conflicted director(s), the quorum for such meeting (or part of a meeting) shall be one eligible director.

11	Casting vote
11.1	If the numbers of votes for and against a proposal at a meeting of directors are equal, the chairman or other director chairing the meeting has a casting vote.
11.2

Article 11.1 shall not apply in respect of a particular meeting (or part of a meeting) if, in accordance with the articles, the chairman or other director is not an eligible director for the purposes of that meeting (or part of a meeting).

12	Transactions or other arrangements with the company
12.1	Subject to the provisions of CA 2006 and provided he has declared the nature and extent of any interest of his (unless the circumstances in any of sections 177(5) and 177(6) or sections 182(5) and 182(6) CA 2006 apply, in which case no disclosure is required), a director who is in any way, whether directly or indirectly, interested in an existing or proposed transaction or arrangement with the company, notwithstanding his office:

12.1.1	may be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is otherwise (directly or indirectly) interested;
12.1.2

may act by himself or his firm in a professional capacity for the company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a director;

12.1.3

may be a director or other officer of, or employed by, or a party to a transaction or arrangement with, or otherwise interested in, any body corporate promoted by the company or in which the company is otherwise (directly or indirectly) interested;

12.1.4

shall not, save as he may otherwise agree, be accountable to the company for any benefit which he (or a person connected with him (as defined in section 252 CA 2006)) derives from any such contract, transaction or arrangement or from any such office or employment or from any interest in any such body corporate which he is permitted to hold or enter into by virtue of articles 12.1.1, 12.1.2 or 12.1.3 and no such contract, transaction or arrangement shall be liable to be avoided on the grounds of any such interest or benefit nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 CA 2006; and

12.1.5

shall subject to article 13.2, be an eligible director for the purposes of any proposed decision of the directors (or committee of directors) and shall be entitled to vote at a meeting of directors (or of a committee of the directors) or participate in any unanimous decision on any matter referred to in articles 12.1.1 to 12.1.3 (inclusive) or on any resolution which in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest whatsoever and if he shall vote on any such resolution his vote shall be counted.

12.2	For the purposes of this article 12, references to proposed decisions and decision-making processes include any directors’ meeting or part of a directors’ meeting.
13	Directors’ conflicts of interest
13.1

A director shall be authorised for the purposes of section 175 CA 2006 to act or continue to act as a director of the company notwithstanding that at the time of his appointment or subsequently he also holds office as a director or other officer of, or is employed by, or is otherwise interested in (including by the holding of shares), any other group company from time to time and no further authorisation under article 13.2 shall be necessary in respect of any such interest.

13.2

For the purposes of section 175 CA 2006, the directors may authorise any matter proposed to them in accordance with these articles which would, if not so authorised, involve a breach of duty by a director under that section, including, without limitation, any matter which relates to a situation in which a director has, or can have, a direct or indirect interest which conflicts, or possibly may conflict, with the interests of the company (a “Conflict”).  Any such authorisation will be effective only if:

13.2.1	any requirement as to quorum at the meeting at which the matter is considered is met without counting the director in question or any other interested director; and
13.2.2	the matter was agreed to without their voting or would have been agreed to if their votes had not been counted.

The directors may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions they may expressly impose but such authorisation is otherwise given to the fullest extent permitted.  The directors may vary or terminate any such authorisation at any time, but this will not affect anything done by the director in question prior to such variation or termination, in accordance with the terms of such authorisation.

For the purposes of these articles, a conflict of interest includes a conflict of interest and duty and a conflict of duties, and interest includes both direct and indirect interests.

13.3

A director shall be under no duty to the company with respect to any information which he obtains or has obtained otherwise than as a director of the company and in respect of which he owes a duty of confidentiality to another person.  However, to the extent that his relationship with that other person gives rise to a Conflict, this article applies only if the existence of that relationship has been authorised pursuant to article 13.1 or by the directors pursuant to article 13.2.  In particular, the director shall not be in breach of the general duties he owes to the company by virtue of sections 171 to 177 CA 2006 (inclusive) because he fails:

13.3.1	to disclose any such information to the board or to any director or other officer or employee of the company; and/or
13.3.2	to use or apply any such information in performing his duties as a director of the company.
13.4

Where the existence of a director’s relationship with another person has been authorised pursuant to article 13.1 or by the directors pursuant to article 13.2 and his relationship with that person gives rise to a Conflict, the director shall not be in breach of the general duties he owes to the company by virtue of sections 171 to 177 CA 2006 (inclusive) because he:

13.4.1	absents himself from meetings of the board at which any matter relating to the Conflict will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or
13.4.2	makes arrangements not to receive documents and information relating to any matter which gives rise to the Conflict sent or supplied by the company and/or for such documents and information to be received and read by a professional adviser,

for so long as he reasonably believes such Conflict subsists.

13.5	The provisions of articles 13.3 and 13.4 are without prejudice to any equitable principle or rule of law which may excuse the director from:
13.5.1	disclosing information, in circumstances where disclosure would otherwise be required under these articles; or
13.5.2

attending meetings or discussions or receiving documents and information as referred to in article 13.4, in circumstances where such attendance or receipt of such documents and information would otherwise be required under these articles.

13.6

A director is not required, by reason of being a director (or because of the fiduciary relationship established by reason of being a director), to account to the company for any remuneration, profit or other benefit which he derives from or in connection with a relationship involving a Conflict which has been authorised in accordance with article 13.1 or by the directors pursuant to article 13.2 or by the company in general meeting (subject in each case to any terms, limits or conditions attaching to that authorisation) and no contract shall be liable to be avoided on such grounds.

14	Records of decisions to be kept
14.1	Where decisions of the directors are taken by electronic means, such decisions shall be recorded by the directors in permanent form, so that they may be read with the naked eye.
15	Number of directors
15.1

Unless otherwise determined by notice given by the Parent Company, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than one.  A sole director shall have all the powers, duties and discretions conferred on or vested in the directors by these articles.

16	Methods of appointing directors
16.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:
16.1.1	by notice given by the Parent Company pursuant to article 37; or
16.1.2	by ordinary resolution; or
16.1.3	by a decision of the directors.
17	Termination of director’s appointment
17.1	Article 18 of the Model Articles is amended by:

17.1.1	the insertion of the words “as director” after the words “resigning from office,” in paragraph (f); and
17.1.2

the insertion of the words “a notice in writing is served on the director and the company by the Parent Company pursuant to article 37 removing that person from office as director.” as a new paragraph (g) at the end of that article.

18	Directors’ remuneration
18.1	Directors may undertake any services for the company that the Parent Company decides.
18.2	Directors are entitled to such remuneration as the Parent Company determines:
18.2.1	for their services to the company as directors; and
18.2.2	for any other service which they undertake for the company.
18.3	Subject to the articles, a director’s remuneration may:
18.3.1	take any form; and
18.3.2	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.
18.4	Unless the Parent Company decides otherwise, directors’ remuneration accrues from day to day.
19	Directors’ expenses
19.1	Article 20 of the Model Articles is amended by:
19.1.1	the deletion of the word “may” and insertion of the word “shall” in its place before the words “pay any reasonable expenses”; and
19.1.2	the insertion of the words “[(including alternate directors)] and the company secretary (if any)” before the words “properly incur”.
20	Appointment and removal of alternate directors
20.1	Any director (“appointor”) may appoint as an alternate any other director, or any other person approved by notice in writing by the Parent Company, to:
20.1.1	exercise that director’s powers; and
20.1.2	carry out that director’s responsibilities

in relation to the taking of decisions by the directors, in the absence of the alternate’s appointor.

20.2

Any appointment or removal of an alternate must be effected by notice in writing to the company (marked for the attention of the chairman or company secretary (if any)) signed by the appointor, or in any other manner approved by the directors.

20.3	The notice must:
20.3.1	identify the proposed alternate; and
20.3.2	in the case of a notice of appointment, contain a statement signed by the proposed alternate that he is willing to act as the alternate of the director giving the notice.
21	Rights and responsibilities of alternate directors
21.1	An alternate director may act as alternate director to more than one director and has the same rights in relation to any decision of the directors as the alternate’s appointor.
21.2	Except as the articles specify otherwise, alternate directors:
21.2.1	are deemed for all purposes to be directors;
21.2.2	are liable for their own acts and omissions;
21.2.3	are subject to the same restrictions as their appointors; and
21.2.4	are not deemed to be agents of or for their appointors

and, in particular (without limitation), each alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member.

21.3	A person who is an alternate director but not, in the absence of such appointment, a director:
21.3.1	may be counted as participating for the purposes of determining whether a quorum is present (but only if that person’s appointor is not participating);
21.3.2	may participate in a unanimous decision of the directors (but only if his appointor is an eligible director in relation to that decision, but does not participate); and
21.3.3	shall not be counted as more than one director for the purposes of articles 21.3.1 and 21.3.2.
21.4

A director who is also an alternate director is entitled, in the absence of his appointor, to a separate vote on behalf of his appointor, in addition to his own vote on any decision of the directors (provided that his appointor is an eligible director in relation to that decision).

21.5	An alternate director may be paid expenses and may be indemnified by the company to the same extent as his appointor but is not entitled to receive any remuneration from the company for serving as an alternate director except such part of the alternate’s appointor’s remuneration as the appointor may direct by notice in writing made to the company.
22	Termination of alternate directorship
22.1	An alternate director’s appointment as an alternate terminates:
22.1.1	when the alternate’s appointor revokes the appointment by notice to the company in writing (marked for the attention of the chairman or company secretary (if any)) specifying when it is to terminate;
22.1.2

on the occurrence, in relation to the alternate, of any event which, if it occurred in relation to the alternate’s appointor, would result in the termination of the appointor’s appointment as a director;

22.1.3	on the death of the alternate’s appointor;
22.1.4	when the alternate’s appointor’s appointment as a director terminates; or
22.1.5	when the Parent Company revokes the appointment by notice to the alternate, the alternate’s appointor and the company in writing.
23	Secretary
23.1

Subject to the prior approval in writing by the Parent Company, the directors may appoint any person who is willing to act as the secretary for such term, at such remuneration and upon such conditions as they may think fit and from time to time remove such person and to appoint a replacement, in each case by a decision of the directors.

SHARES AND DISTRIBUTIONS

24	Directors’ authority to allot shares
24.1

Save to the extent authorised by these articles, or authorised from time to time by the Parent Company, the directors shall not exercise any power to allot shares or to grant rights to subscribe for, or to convert any security into, any shares in the company.

25	Exclusion of statutory pre-emption rights
25.1

Pursuant to section 567 CA 2006, the provisions of section 561 CA 2006 (existing shareholders’ right of pre-emption) and section 562 CA 2006 (communication of pre-emption offers to shareholders) shall not apply to an allotment of equity securities (as defined in section 560 CA 2006) made by the company.

26	Replacement share certificates
26.1	In article 25(2)(c) of the Model Articles, the words “evidence, indemnity and the payment of a reasonable fee” are deleted and replaced with the words “evidence and indemnity”.

27	Share transfers
27.1	Article 26 of the Model Articles is amended by the deletion of paragraph (5) of that article and the insertion in its place of the following:

“(5) No shareholder shall transfer any share except with the prior consent in writing of the Parent Company.

(6) The directors shall register any duly stamped transfer made in accordance with this article and shall not have any discretion to register any transfer of shares which has not been made in compliance with this article.”

28	Drag Rights

Share Exchange Agreement

28.1

In this Article 28, references to the “SEA” are to the Share Exchange Agreement proposed to be made between the Company, the Sellers (as defined in the SEA) and a NASDAQ listed entity (“Buyer”) and (save as defined in this Article) terms defined in the SEA shall have the meanings in this Article.[1]

28.2

Notwithstanding any other provisions in these Articles, if the Company issues any shares (other than to Buyer, any subsidiary of Buyer, any parent undertaking of Buyer or any subsidiary of such parent undertaking, or any nominee of Buyer (each a “Buyer Company”)) on or after the date the SEA is executed by the parties thereto and becomes effective (“SEA Record Time”), and prior to Closing, such shares shall be issued subject to the terms of the SEA and the holder or holders of such shares shall be bound by the SEA accordingly as a Seller thereunder.

28.3

Notwithstanding any other provision of these Articles, as set out in Article 28.2 and in accordance with (and subject to) the terms of the SEA, any shares issued by the Company to any person (other than a Buyer Company) after the SEA Record Time (a “New Member”) (each a “Post-SEA Share”) shall be issued on terms that they shall on the Closing Date (as defined in the SEA) or, if later, on issue, be immediately transferred to Buyer (or such other person as it may direct) (the “Purchaser”), who shall be obliged to acquire each Post-SEA Share in consideration for and conditional upon the issue to the New Member of the Acquisition Consideration as if such New Member had been a party to the SEA as a Seller thereunder and as if each Post-SEA Share is or was (as applicable) an F-Star Share at the SEA Record Time.

28.4

To give effect to any transfer of Post-SEA Shares required pursuant to Article 28.3, the Company may appoint any person as attorney and/or agent for the New Member to transfer the Post-SEA Shares to the Purchaser and/or its nominees and do all such other things and execute and deliver all such documents or deeds as may in the opinion of such attorney or agent be necessary or desirable to vest the Post-SEA Shares in the Purchaser and pending such vesting to exercise all such rights attaching to the Post-SEA Shares as the Purchaser may direct. If an attorney or agent is so appointed, the New Member shall

[1]	If the SEA is entered into, a copy of the SEA will be published here: https://www.sec.gov/cgi-bin/browse-edgar?action=getcurrent not thereafter (except to the extent that the attorney or agent fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights attaching to the Post-SEA Shares unless so agreed in writing by the Purchaser. The attorney or agent shall be empowered to execute and deliver as transferor a form of transfer or instructions of transfer on behalf of the New Member (or any subsequent holder) in favour of the Purchaser and the Company may give a good receipt for the consideration for the Post-SEA Shares and may register the Purchaser as holder thereof and issue to it certificate for the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-SEA Shares.  The Purchaser shall issue such number of Company Common Stock as is required to be issued to the New Member in consideration for such transfer as soon as practicable and in any event no later than 14 days after the date on which the Post-SEA Shares are issued to the New Member. This Article shall not apply to the Investors.

28.5	If the SEA shall not have become effective by the applicable date referred to in (or otherwise set in accordance with) section 1.2 of the SEA, this Article 28 shall cease to be of any effect.
28.6

Subject to Article 28.5 but notwithstanding any other provision of these Articles, following the SEA Record Time, no Shares shall be transferred by any Shareholder without the consent of the Buyer (acting reasonably) other than to the Purchaser and/or its nominees pursuant to the SEA, and both the Company and the board shall refuse to register the transfer of any Shares effected without such consent.

29	Payment of dividends and other distributions
29.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it shall be paid by:
29.1.1	such method of payment as the Parent Company shall by notice to the directors direct in accordance with article 37; or
29.1.2	any other means of payment as the directors may agree with the distribution recipient in writing.
29.2	In the articles, “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:
29.2.1	the holder of the share; or
29.2.2	if the share has two or more joint holders, whichever of them is named first in the register of members.
30	Authority to capitalise and appropriation of capitalised sums
30.1

Article 36(1) of the Model Articles is amended by the deletion of the words “an ordinary resolution” and the insertion in their place of the words “the Parent Company by notice in writing in accordance with article 37“.

DECISION MAKING BY SHAREHOLDERS

31	Quorum for general meetings
31.1	If the company has only one shareholder, one qualifying person present at a meeting is a quorum.
31.2

If the company has more than one shareholder, two qualifying persons present at a meeting are a quorum, unless each is a representative of a corporation or each is appointed as proxy of a shareholder and they are representatives of the same corporation or are proxies of the same shareholder.

31.3	For the purposes of these articles, a “qualifying person” is:
31.3.1	an individual who is a shareholder of the company;
31.3.2	a person authorised to act as the representative of a corporation in relation to the meeting; or
31.3.3	a person appointed as proxy of a shareholder in relation to the meeting.
32	Poll votes
32.1	A poll may be demanded at any general meeting by any qualifying person present and entitled to vote at the meeting.
32.2

Article 44(3) of the Model Articles is amended by the insertion of the words “A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.” as a new paragraph at the end of that article.

33	Proxies
33.1

Article 45(1)(d) of the Model Articles is deleted and replaced with the words “is delivered to the company in accordance with the articles not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting (or adjourned meeting) to which they relate”.

33.2

Article 45(1) of the Model Articles is amended by the insertion of the words “and a proxy notice which is not delivered in such manner shall be invalid, unless the directors, in their discretion, accept the notice at any time before the meeting.” as a new paragraph at the end of that article.

ADMINISTRATIVE ARRANGEMENTS

34	Service of notices and other documents
34.1	Subject to articles 34.2 and 34.3, any notice, document or other information shall be deemed served on, or delivered to, the intended recipient:
34.1.1	if delivered by hand, on signature of a delivery receipt or at the time the notice, document or other information is left at the address; or

34.1.2	if sent by fax, at the time of transmission; or
34.1.3

if sent by pre-paid United Kingdom first class post, Signed For recorded delivery or Special Delivery Guaranteed to an address in the United Kingdom, at 9.00 am on the second business day after posting; or

34.1.4	if sent by pre-paid international airmail to an address outside the country from which it is sent, at 9.00 am on the fifth business day after posting; or
34.1.5

if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice, document or other information is left at the address; or

34.1.6	if sent or supplied by e-mail, one hour after the notice, document or information was sent or supplied; or
34.1.7

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website; and

34.1.8

if deemed receipt under the previous paragraphs of this article 34.1 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt.  For the purposes of this article, all references to time are to local time in the place of deemed receipt.

34.2	To prove service, it is sufficient to prove that:
34.2.1	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address; or
34.2.2	if sent by fax, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number; or
34.2.3	if sent by post or by international airmail, the envelope containing the notice was properly addressed, paid for and posted; or
34.2.4	if sent by e-mail, the notice was properly addressed and sent to the e-mail address of the recipient.
34.3

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was addressed to an address permitted for the purpose by CA 2006.

35	Indemnity
35.1

Subject to the provisions of, and so far as may be consistent with, the Companies Acts and any other provision of law, but without prejudice to any indemnity to which a relevant officer may otherwise be entitled, the company shall indemnify every relevant officer out of the company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer in the actual or purported execution and/or discharge of his duties and/or the actual or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office, including (without prejudice to the generality of the foregoing) any liability incurred by him in relation to any proceedings (whether civil or criminal) or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him as a relevant officer provided that, in the case of any director, any such indemnity shall not apply to any liability of that director:

35.1.1	to the company or to any of its associated companies;
35.1.2

to pay any fine imposed in criminal proceedings or any sum payable to a regulatory authority by way of penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or

35.1.3	incurred:
(i)	in defending any criminal proceedings in which he is convicted or any civil proceedings brought by the company, or any of its associated companies, in which judgment is given against him; or
(ii)	in connection with any application under any statute for relief from liability in respect of any such act or omission in which the court refuses to grant him relief,

in each case where the conviction, judgment or refusal of relief by the court is final within the meaning stated in section 234(5) CA 2006.

35.2

Subject to the provisions of, and so far as may be consistent with, the Companies Acts and any other provision of law, every director shall be entitled to have funds provided to him by the company to meet expenditure incurred or to be incurred in connection with any proceedings (whether civil or criminal)[, investigation or action] brought by any party which relate to anything done or omitted or alleged to have been done or omitted by him as a director, provided that he will be obliged to repay such amounts no later than:

35.2.1	in the event he is convicted in proceedings, the date when the conviction becomes final;
35.2.2	in the event of judgment being given against him in proceedings, the date when the judgment becomes final; or
35.2.3	in the event of the court refusing to grant him relief on any application under any statute for relief from liability, the date when refusal becomes final in each case where the conviction, judgment or refusal of relief by the court is final within the meaning stated in section 234(5) CA 2006.

36	Insurance
36.1	The directors shall purchase and maintain insurance, at the expense of the company, for the benefit of any relevant officer in respect of any relevant loss.
36.2

In this article a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the company, any associated company or any pension fund or employees’ share scheme of the company or associated company.

OVERRIDING PROVISIONS

37	Matters requiring Parent Company consent
37.1

Whenever the Parent Company, or any subsidiary of the Parent Company, shall be the holder of not less than 90% of the issued ordinary shares of the company, the following provisions shall apply and to the extent of any inconsistency shall have overriding effect as against all other provisions of these articles.

37.2	The Parent Company may at any time and from time to time:
37.2.1

appoint any person to be a director of the company or remove from office any director howsoever appointed but so that in the case of a managing director or a director appointed to any other executive office his removal from office shall be deemed an act of the company and shall have effect without prejudice to any claim for damages for breach of any contract of service between him and the company;

37.2.2	impose restrictions on all or any of the powers of the directors to such extent as the Parent Company may by notice to the company prescribe.
37.3

Any appointment, removal or notice of the Parent Company made or given under this article 37 shall be in writing served on the company and signed on behalf of the Parent Company by any one of its directors or by its company secretary (if any) or by some other person duly authorised for the purpose.

No person dealing with the company shall be concerned to see or enquire whether the powers of the directors have been in any way restricted pursuant to these articles or whether any requisite consent of the Parent Company has been obtained and no obligation incurred or security given or transaction effected by the company to or with any third party shall be invalid or ineffectual unless the third party has at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the directors.

EXHIBIT J

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